 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998

                                                      REGISTRATION NO. 333-41187

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 3 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             DETAILS CAPITAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       CALIFORNIA                     3672                   33-0780382
    (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    JURISDICTION OF     CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
    INCORPORATION OR
     ORGANIZATION)

                               ----------------

           1231 SIMON CIRCLE ANAHEIM, CALIFORNIA 92806 (714) 630-4077 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

 BRUCE D. MCMASTER DETAILS CAPITAL CORP. 1231 SIMON CIRCLE ANAHEIM, CALIFORNIA
                              92806 (714) 630-4077
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                               ----------------

                                    COPY TO:

      LAUREN I. NORTON, ESQ. ROPES & GRAY ONE INTERNATIONAL PLACE BOSTON,
                       MASSACHUSETTS 02110 (617) 951-7000

                               ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered or this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO           +
+COMPLETION OR AMENDMENT. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS         +
+CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY.           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998

PROSPECTUS
                             DETAILS CAPITAL CORP.

                               OFFER TO EXCHANGE                            LOGO
          SERIES B 12 1/2% SENIOR DISCOUNT NOTES DUE NOVEMBER 15, 2007
                      WHICH HAVE BEEN REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED,
                FOR AN EQUAL PRINCIPAL AMOUNT AT MATURITY OF ITS
              12 1/2% SENIOR DISCOUNT NOTES DUE NOVEMBER 15, 2007,
                       WHICH HAVE NOT BEEN SO REGISTERED

                                  ----------

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT 5:00 P.M.
               NEW YORK CITY TIME, ON     , 1998, UNLESS EXTENDED

                                  ----------

Details Capital Corp., a California corporation, ("Details Capital") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $110,000,000 at maturity of its Series B 12 1/2% Senior Discount Notes due 2007 (the "Exchange Discount Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of its outstanding 12 1/2% Senior Discount Notes due 2007 (the "Original Discount Notes" and, together with the Exchange Discount Notes, the "Discount Notes") from the holders (the "Holders") thereof. The terms of the Exchange Discount Notes are identical in all material respects to those of the Original Discount Notes, except for certain transfer restrictions and registration rights relating to the Original Discount Notes.

Details Capital will accept for exchange any and all Original Discount Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
    , 1998, unless extended (as so extended, the "Expiration Date"). Tenders of Original Discount Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Discount Notes being tendered for exchange pursuant to the Exchange Offer. Pursuant to the Registration Rights Agreement (as defined herein), the Exchange Offer will remain open for the longer of 20 business days or 30 days (unless extended if required by applicable law) after the date hereof. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."

The Exchange Discount Notes will accrete in value until November 15, 2002 at a rate per annum of 12 1/2%, compounded semi-annually, to an aggregate principal amount of $110.0 million at maturity on November 15, 2007. Cash interest will not accrue on the Exchange Discount Notes prior to November 15, 2002. Thereafter, interest on the Exchange Discount Notes will accrue at the rate per annum of 12 1/2% and will be payable semi-annually in cash on May 15 and November 15 of each year, commencing May 15, 2003. See "Description of Exchange Discount Notes."

Except as described below, Details Capital may not redeem the Exchange Discount Notes prior to November 15, 2002. On or after such date, Details Capital may redeem the Exchange Discount Notes, in whole or in part, at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 15, 2000, Details Capital may, at its option, redeem up to 40% of the aggregate principal amount of the Exchange Discount Notes originally issued with the net proceeds of one or more Equity Offerings (as defined), received by, or invested in, Details Capital so long as there is a Public Market (as defined) at the time of such redemption, at a redemption price equal to 112.5% of the Accreted Value (as defined) thereof to be redeemed, to the date of redemption; provided that at least 60% of the original principal amount of the Exchange Discount Notes remains outstanding immediately after each such redemption. The Exchange Discount Notes will not be subject to any sinking fund requirement. Upon a Change of Control (as defined), (i) Details Capital will have the option, at any time prior to November 15, 2002, to redeem the Exchange Discount Notes, in whole but not in part, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium (as defined), as of the date of redemption, and (ii) if Details Capital does not so redeem the Exchange Discount Notes or if the Change of Control occurs after November 15, 2002, each Holder will have the right to require Details Capital to make an offer to repurchase the Exchange Discount Notes at a price equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Exchange Discount Notes."

The Exchange Discount Notes will be unsecured, senior obligations of Details Capital and will rank pari passu in right of payment to all existing and future indebtedness of Details Capital (including the guarantee by Details Capital of the Senior Credit Facilities (as defined), which is secured by a pledge of the capital stock of Details (as defined)). Details Capital is a holding company that conducts substantially all of its business through its subsidiaries, and the Exchange Discount Notes will be effectively subordinated to all existing and future indebtedness and liabilities of Details Capital's subsidiaries (including the Senior Subordinated Notes (as defined) and indebtedness of Details Capital and its subsidiaries in respect of the Senior Credit Facilities). On December 31, 1997, the aggregate principal amount of Details Capital's outstanding indebtedness was approximately $61.0 million and the aggregate principal amount of indebtedness of Details Capital's subsidiaries was approximately $211.2 million. There is currently no indebtedness of Details Capital subordinate to the Discount Notes.

The Exchange Discount Notes are being offered hereunder in order to satisfy certain obligations of Details Capital contained in the Exchange and Registration Rights Agreement dated November 18, 1997, among Details Capital, as successor in interest to Details Holdings Corp., and the other signatories thereto (the "Registration Rights Agreement"). Details Capital believes that based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), Exchange Discount Notes issued pursuant to the Exchange Offer in exchange for Original Discount Notes may be offered for resale, resold and otherwise transferred by each Holder thereof (other than any Holder which is an "affiliate" of Details Capital within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Discount Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Discount Notes.

Each broker-dealer that receives Exchange Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Discount Notes received in exchange for Original Discount Notes where such Original Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Details Capital has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Details Capital will not receive any proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.

                                  ----------
SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE DISCOUNT NOTES.
                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  ----------

                   The date of this Prospectus is     , 1998.

  The Exchange Offer is not being made to, nor will Details Capital accept surrenders for exchange from, Holders of Original Discount Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  The Exchange Discount Notes will be available initially only in book-entry form. Details Capital expects that the Exchange Discount Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Discount Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Discount Note representing the Exchange Discount Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Discount Note, Exchange Discount Notes in certificated form will be issued in exchange for interests in the Global Discount Note only on the terms set forth in the Indenture dated November 18, 1997 between Details Holdings Corp., the sole stockholder of Details Capital ("Holdings"), and State Street Bank and Trust Company, as trustee (the "Trustee") as amended and supplemented by a Supplemental Indenture (as so amended and supplemented, the "Indenture")
between Holdings, Details Capital and the Trustee) dated as of     , 1998. See
"Description of Exchange Discount Notes--Book-Entry Transfer."

  Prior to this Exchange Offer, there has been no public market for the Original Discount Notes. To the extent that Original Discount Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Original Discount Notes could be adversely affected. If a market for the Exchange Discount Notes should develop, the Exchange Discount Notes could trade at a discount from their accreted value (as defined herein). Details Capital does not currently intend to list the Exchange Discount Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  Neither Details Capital nor any of its subsidiaries will receive any cash proceeds from the issuance of the Exchange Discount Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL DISCOUNT NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL DISCOUNT NOTES PURSUANT TO THE EXCHANGE OFFER.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE USED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THE COMPANY WISHES TO CAUTION READERS THAT ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "SUMMARY," "THE TRANSACTIONS," "UNAUDITED PRO FORMA FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALL OF THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY, WHICH ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER

MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) INABILITY TO CONSUMMATE ACQUISITIONS ON ATTRACTIVE TERMS;
(4) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (5) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL ON TERMS CONSIDERED REASONABLE BY MANAGEMENT; (6) ADVERSE STATE, FEDERAL OR FOREIGN LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; (7) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY COMPETE AND FLUCTUATIONS IN DEMAND IN THE ELECTRONICS INDUSTRY; AND (8) ABILITY TO SUSTAIN HISTORICAL MARGINS AS THE INDUSTRY DEVELOPS. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

                    INDUSTRY DATA AND FINANCIAL INFORMATION

  The Company relies on and refers to information it has received from various industry analysts regarding the markets for its principal products, printed circuit boards, which the Company believes to be reliable but the accuracy and completeness of such information is not guaranteed and the Company has not independently verified this market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by independent sources.

                             AVAILABLE INFORMATION

  Details Capital has filed a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules thereto and any amendments thereto, as the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Discount Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all of the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Details Capital and the Exchange Discount Notes offered hereby, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Exchange Offer Registration Statement.

  Details Capital is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture, Details Capital has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Discount Notes remain outstanding, Details Capital will furnish to the holders of the Discount Notes and file with the Commission, if permitted, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Details Capital was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Details Capital's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if Details Capital were required to file such reports. In addition, for so long as any of the Original Discount Notes remain outstanding, Details Capital has agreed to make available to any prospective purchaser of the Original Discount Notes or beneficial owner of the Original Discount Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

  Any reports or documents filed by Details with the Commission (including the Exchange Offer Registration Statement) may be inspected and copied at the Public Reference Section of the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The Web site can be accessed at http://www.sec.gov.

                                    SUMMARY

  Unless otherwise stated in this Prospectus or unless the context otherwise requires, references to (i) the "Company" means Details Capital and its wholly-owned subsidiaries, and (ii) "Details" means Details, Inc., a California corporation and a direct wholly-owned subsidiary of Details Capital. Details Capital is a wholly-owned subsidiary of Details Holdings Corp. (f/k/a Details, Inc.), a California corporation ("Holdings"). On November 3, 1997, Holdings organized Details and contributed substantially all of its assets, subject to certain liabilities (other than the Holdings Facility (as defined)) to Details. On November 19, 1997, Holdings organized Details Capital and on January , 1998, Holdings contributed substantially all of its assets, subject to certain liabilities, including the Original Discount Notes, to Details Capital. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the "Unaudited Pro Forma Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements included elsewhere in this Prospectus. Unless otherwise specified, "pro forma basis" as used in this Summary means pro forma for the Transactions (as defined), the Initial Offerings (as defined) and the NTI Acquisition (as defined). Unless otherwise specified, "year-to-date" refers to the nine months ended September 30, 1997.

                                  THE COMPANY

  The Company believes, based on industry data, that it is one of the largest manufacturers and marketers of complex printed circuit boards ("PCBs") for the time critical or "quick-turn" segment of the domestic PCB industry. Printed circuit boards are the basic platforms used to interconnect microprocessors, integrated circuits, and other components essential to the functioning of virtually all electronic products. Quick-turn PCBs, which are defined as printed circuit boards manufactured within 10 days (and as little as 24 hours) in prototype and pre-production quantities, are used in the design, test and launch phases of new electronic products. The quick-turn market is characterized by higher margins, faster growth and greater customer diversity than the long-lead market. Approximately 70% of the Company's year-to-date sales are quick-turn PCBs. Complex PCBs are those employing difficult to manufacture specifications such as high layer counts, dense circuitry designs, and exotic materials. Such boards command escalating pricing premiums the greater the complexity. The Company's advanced engineering capability enables it to produce boards with up to 40 layers employing leading-edge fabrication technologies. The Company supplies over 300 customers in a wide range of end-use markets including the telecommunications, computer, contract manufacturing, industrial instrumentation, and consumer electronics industries. On a pro forma basis for the twelve months ended September 30, 1997, the Company's net sales and EBITDA would have been $103.0 million and $35.6 million, respectively.

  Since the installation of a new management team in 1992, the Company has successfully increased its sales and profitability and diversified its customer base by strategically focusing on the quick-turn PCB market. As a result of this strategic shift, the Company has grown net sales at a compound annual growth rate ("CAGR") of 25% from $25.8 million in the fiscal year ended December 31, 1992 to $73.9 million for the twelve months ended September 30, 1997. In the same time frame, the Company (excluding NTI (as defined)) has grown pro forma EBITDA at a 27% CAGR from $10.0 million to $31.6 million. As a result of the Recapitalization (as defined), management owns stock and options for approximately 27.5% of the fully-diluted capital stock of Holdings. Such equity ownership represents a significant economic commitment to, and participation in, the Company.

  The Company's principal executive offices are located at 1231 Simon Circle, Anaheim, California 92806, and its telephone number is (714) 630-4077.

                               INDUSTRY OVERVIEW

  The Company primarily operates in the domestic market for quick-turn printed circuit boards. The Company believes that the industry has the following characteristics:

  Large and Rapidly Growing Industry. In 1996, the worldwide market for printed circuit boards was $30.4 billion, of which the U.S. represented 27%, or $8.3 billion. Approximately 87% of the domestic market, or $7.2 billion, was supplied by merchant (i.e., non-captive) fabricators. Of this amount, quick-turn PCBs accounted for 21%, or approximately $1.5 billion. The quick-turn segment has experienced rapid growth, increasing at a 24% CAGR since 1992, twice the rate for the overall domestic PCB industry. The Company believes that the growing demand for quick-turn PCBs is due to a number of favorable trends, including: (i) increasing importance to OEMs of being first to market in the face of shortened product lifecycles; (ii) greater complexity of electronic products which require increased prototyping and testing; (iii) general growth in the number of products containing electronic components; and (iv) ongoing outsourcing by OEMs of PCB design and fabrication.

  Multiple Value-Added Segments. The customary evolution of an electronic product results in several phases of PCB procurement: initially, in the design and development stage, customers order small lot sizes (1-25 boards) and demand quick-turn delivery ("prototype boards"); in the test-marketing and product introduction stages, they order low to medium quantities (up to 5,000 boards) which may or may not require quick-turn delivery ("pre-production boards"); and in the product roll-out stage, they tend to order large volumes with lead times in excess of three weeks ("production boards"). Prototype and pre-production boards, the segments in which the Company competes, command escalating pricing premiums the shorter the lead time and the greater the board complexity. PCB complexity is determined by layer count, the use of exotic substrates and materials, the fineness of line spaces and traces, the incorporation of buried resistors and capacitors, the use of microvias and numerous other features. By focusing on either time criticality, board complexity, or both, a PCB fabricator can realize significant pricing premiums and commensurately higher profitability per PCB than that attainable in the production segment of the market.

  Consolidating Industry. The domestic PCB industry is highly fragmented with approximately 600 active fabricators. Although the industry has experienced significant consolidation in the last four years, declining 37% from the approximately 950 manufacturers in 1992, the top eight manufacturers still only accounted for approximately 25% of industry sales in 1996. Consolidation in the industry is being driven by (i) growing demand by electronic OEMs for both increasingly complex PCBs and shortened delivery cycles which mandates sophisticated design, engineering and manufacturing capabilities on the part of PCB fabricators; (ii) ongoing outsourcing by electronic OEMs; and (iii) increasing desire by OEMs to use fewer suppliers.

                             COMPETITIVE STRENGTHS

  The Company believes that it has several competitive advantages in the PCB industry, including:

  Quick-Turn Market Leader. Based upon industry data, the Company believes that it is one of the largest manufacturers of quick-turn PCBs in the United States, with approximately 70% of its year-to-date sales derived from quick-turn products. The Company routinely completes complex orders (up to 12 layers) in less than 24 hours and believes that its engineering expertise and ability to produce highly complex PCBs are competitive strengths in the quick-turn market.

  Leading Technological Capabilities. The Company believes that its ability to engineer advanced PCB materials and utilize advanced technologies is a competitive strength in the quick-turn market.

Customers utilize the technological expertise of Details' 66 front-end engineers throughout the product development effort to achieve an integrated cost-effective manufacturing solution. The Company has the ability to produce boards with up to 40 layers, and approximately 40% of its sales year-to-date included boards with layer counts of 8 or more.

  Diverse and Loyal Customer Base. The Company believes that it has one of the broadest customer bases in the industry, with more than 300 customers serving a wide range of end-use markets. Year-to-date, the Company's largest customer accounted for less than 11% of revenue. In addition, the Company has been successful at retaining customers. For example, the Company has maintained a relationship with its top three year-to-date customers--Motorola, Intel and IBM--since at least 1993. The Company believes that its ability to rapidly respond to changes in demand for new or modified board designs with consistent high quality is a major factor in its success at creating customer partnerships. The Company's customer list includes leading manufacturers of telecommunications equipment, such as Motorola and Qualcomm; computer workstations and servers, such as IBM and Silicon Graphics; semi-conductor fabrication such as Intel; industrial products, such as Caterpillar and Delco; computer assemblers, such as Dell and Compaq; and contract manufacturing firms such as SCI and Jabil.

  Experienced Management Team with Significant Equity Ownership. The Company's President, Bruce McMaster, has a total of 16 years of experience in the PCB industry. Mr. McMaster, together with the other members of his senior management team--Lee Muse (Vice President of Sales and Marketing), Joseph Gisch (Chief Financial Officer), Terry Wright (Vice President of Engineering), Michael Moisan (Vice President of Operations), and James S. Marcelli (Vice President--Details) --have over 70 years of industry experience and approximately 30 years with the Company. Since 1992, management has successfully developed and implemented manufacturing and marketing strategies which have resulted in a compound annual growth rate in net sales of 25% from the fiscal year ended December 31, 1992 to the twelve months ended September 30, 1997. As a result of the Recapitalization, management owns stock and options for approximately 27.5% of the fully-diluted capital stock of Holdings. Such equity ownership represents a significant economic commitment to, and participation in, the Company.

                               BUSINESS STRATEGY

  The Company's goal is to maintain its growth rate in sales and profitability by leveraging its quick-turnaround capability, its market leading technology, and its large customer base to increase its penetration of value-added market segments. In order to accomplish its goal, the Company intends to:

  Increase Technical Leadership in Quick-Turn Segment. The Company intends to extend its leadership in the quick-turn segment by continuing to provide consistent, rapid delivery through leading-edge processes and technology. Currently, the Company is capable of delivering 12-layer boards in as little as 24 hours and had a less than 1% product return rate for the nine months ended September 30, 1997. Such performance is largely due to the technology and processes employed by the Company coupled with its engineering expertise and customized design and development services. The Company intends to maintain its focus on improving quality and delivery times by incorporating emerging technologies and by continuously improving its manufacturing processes.

  Cross-Sell Pre-Production to Quick-Turn Customers. The Company believes there are substantial opportunities to leverage its strong customer relations in the quick-turn segment by cross-selling 10 to 20 day pre-production volume to its existing customers utilizing the additional production capacity obtained through the recent acquisition (the "NTI Acquisition") of Colorado Springs Circuits, Inc., a Colorado corporation and a subsidiary of NTI d/b/a NTI ("NTI"). NTI, a California corporation

("Parent"), was the parent company of NTI prior to the NTI Acquisition. See "Recent Developments." The Company recognizes OEMs' desire to continue to use the same supplier through several stages of the product development process and thereby reduce the number of suppliers used. Through the acquisition of NTI, the Company intends to expand its services to the longer lead 10 to 20 day pre-production phase of product development in addition to servicing the quick-turn prototype phase, which the Company believes can thereby enhance the efficiency of its customers' production process. Specifically, the Company believes that by servicing a larger portion of its customer's production needs, it can:
(i) reduce customers' tooling costs, (ii) eliminate supplier switching risk, and (iii) shorten customers' "time-to-market." In furtherance of this initiative, the Company continues to make investments in capital equipment, engineering capability and systems infrastructure.

  Achieve International Presence. The Company believes there are substantial opportunities to satisfy international demand for time-critical, complex PCBs. Year-to-date, approximately 94% of the Company's revenues were generated domestically despite the fact that the U.S. accounts for only 27% of the worldwide market. In particular, the Company has established a sales office in the United Kingdom to service existing European customers' needs and to broaden the Company's European presence. The Company is currently developing a manufacturers' representative arrangement in Singapore as an entry into the Asian market.

  Pursue Selective Acquisitions. The Company is currently pursuing selective acquisitions to complement its organic growth. Due to the high degree of fragmentation in the PCB industry, the Company believes substantial consolidation opportunities exist. Consequently, the Company is actively seeking acquisitions which will: (i) increase its 10 to 20 day pre-production capacity, (ii) expand its international geographic coverage, (iii) strengthen its position in existing markets, (iv) provide significant profit improvement opportunities through the application of the Company's superior operating capabilities, and (v) enhance its technology base. In furtherance of this strategy, on December 22, 1997, the Company acquired all of the outstanding shares of common stock of NTI. See "Recent Developments."

                                THE TRANSACTIONS

  On or about October 4, 1997, Holdings and Holdings' stockholders entered into a recapitalization agreement (as amended to date, the "Recapitalization Agreement") with DI Acquisition Corp. ("DIA") which provided for the recapitalization (the "Recapitalization") by means of a merger (the "Merger") of DIA with and into Holdings.

  On October 28, 1997, the Merger was consummated. In connection with the Recapitalization, (i) certain stockholders and optionholders of Holdings received an aggregate amount of cash equal to approximately $184.3 million,
(ii) Chase Manhattan Capital, L.P. ("CMC"), an affiliate of the Initial Purchaser (as defined), retained a portion of its investment in Holdings representing approximately 7.7%, and certain other stockholders of Holdings retained a portion of their investments in Holdings representing approximately 2.8%, of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions) (collectively, the "Existing Owner Rollover"), and (iii) management retained certain shares representing approximately 11.3%, and certain options to acquire shares of common stock of Holdings representing approximately 5.8%, of the fully-diluted equity of Holdings (after giving effect to the Recapitalization and related transactions) (collectively the "Management Rollover Equity"). In addition, in connection with the Recapitalization, management acquired additional shares and options to acquire additional shares representing 10.4% of the fully-diluted equity of Holdings (after giving effect to the Recapitalization and related transactions). After the Recapitalization, management held shares and options representing approximately 27.5% of the fully diluted equity of Holdings.

  Financing for the Recapitalization, and the related fees and expenses, consisted of (i) $46.3 million of equity capital provided by investment funds associated with Bain Capital, Inc. (the "Bain Capital Funds"); (ii) $11.2 million of equity capital provided by an affiliate of CMC; (iii) $4.9 million of equity capital provided by certain other investors (the "Other Investors");
(iv) the $16.1 million Management Rollover Equity; (v) the $10.5 million Existing Owner Rollover; (v) a senior subordinated loan facility of $85 million (the "Senior Subordinated Facility"); (vi) a senior unsecured credit facility of $55 million of Holdings (the "Holdings Facility"); and (vii) a syndicated senior secured Tranche A term loan facility of $41.4 million as of the Recapitalization closing date (the "Tranche A Facility"), a syndicated senior secured Tranche B term loan facility of $50 million (the "Tranche B Facility" and, together with the Tranche A Facility, the "Term Loan Facilities") and a senior secured revolving credit facility of up to $30 million (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Senior Credit Facilities"). The Recapitalization, the Merger, the Senior Subordinated Facility, the Holdings Facility and the Senior Credit Facilities are referred to herein as the "Transactions." For a more detailed discussion of the Transactions, see also Note 10 of the Notes to the Consolidated Financial Statements contained elsewhere in this Prospectus.

  The following table sets forth the sources and uses of funds in connection with the Recapitalization as of October 28, 1997:

                                                                       DOLLARS
                                                                     IN MILLIONS
                                                                     -----------
   SOURCES:
   Senior Credit Facilities:
     Revolving Credit Facility(1)...................................   $  --
     Term Loan Facilities(2)........................................     91.4
   Senior Subordinated Facility.....................................     85.0
   Holdings Facility................................................     55.0
   Equity Investment(3).............................................     62.4
   Existing Owner Rollover..........................................     10.5
   Management Rollover Equity.......................................     16.1
                                                                       ------
       Total Sources................................................   $320.4
                                                                       ======
   USES:
   Redemption of stock and distribution to shareholders.............   $184.3
   Repayment of Existing Indebtedness(4)............................     96.4
   Management Rollover Equity.......................................     16.1
   Existing Owner Rollover..........................................     10.5
   Transaction Fees and Expenses(5).................................     13.1
                                                                       ------
       Total Uses...................................................   $320.4
                                                                       ======

--------
(1) Under the Revolving Credit Facility, Details had, as of October 28, 1997, availability of $30 million. See "Description of Other Indebtedness-- Senior Credit Facilities."
(2) Following the Recapitalization, there was an additional $25 million available for borrowing under the Term Loan Facilities for future acquisitions, subject to certain conditions and restrictions. See "Description of Other Indebtedness--Senior Credit Facilities."
(3) Represents $46.3 million provided by the Bain Capital Funds, $11.2 million provided by an affiliate of CMC and $4.9 million provided by Other Investors.
(4) Includes the repayment of bank indebtedness as well as other obligations of the Company paid in connection with the Recapitalization. See "Management."
(5) Includes underwriting fees, financial advisory fees, and legal, accounting and other professional fees. See "Certain Relationships and Related Transactions."

  On November 3, 1997, Holdings formed Details, as a new wholly-owned subsidiary, and contributed substantially all of its assets, subject to certain liabilities (other than the Holdings Facility) to Details. On November 18, 1997, the Company consummated the sale of the Original Discount Notes in a transaction exempt from the registration requirements of the Securities Act (the "Initial Offering"). Concurrently with the Initial Offering, Details conducted the offering (the "Note Offering" and together with the Initial Offering, the "Initial Offerings") of its 10% Senior Subordinated Notes due 2005 in $100 million aggregate principal amount (the "Senior Subordinated Notes").

  The Company used the net proceeds (after deduction of related fees and expenses) from the Initial Offering of approximately $57.1 million, together with a portion of the proceeds of the Note Offering, to repay the Holdings Facility, plus accrued interest and related fees and expenses. In connection with the Initial Offering, Holdings (the original issuer of the Original Discount Notes and predecessor in interest to Details Capital under the Registration Rights Agreement), entered into the Registration Rights Agreement pursuant to which it agreed to register the Exchange Discount Notes under the Securities Act and offer them in exchange for the Original Discount Notes. The net proceeds of the Note Offering were used to repay the Senior Subordinated Facility, plus accrued interest and related fees and expenses, a portion of the Holdings Facility and indebtedness under the Term Loan Facilities of approximately $10.3 million. On November 19, 1997, Holdings formed Details Capital and on February , 1998, Holdings contributed substantially all of its assets, subject to certain liabilities, including the Original Discount Notes, to Details Capital.

                              RECENT DEVELOPMENTS

DESCRIPTION OF ACQUISITION OF NTI

  On December 22, 1997, Details acquired all of the outstanding shares of common stock of NTI for approximately $38.5 million. The purchase price includes the assumption of approximately $7.4 million of NTI's debt without giving effect to the final purchase price adjustment. The acquisition was funded in part through the issuance of additional equity interests in Holdings in the aggregate amount of $10.2 million to certain existing investors in Holdings as well as three new investors, including an existing investor in NTI. The remainder of the purchase price was funded with cash from Holdings and a $25 million term loan borrowing under Details' Term Loan Facilities.

  NTI manufactures complex PCBs for OEMs in the electronics industry and focuses primarily on pre-production market opportunities with lead times of 10 to 20 days. NTI currently manufactures all of its products at two leased facilities located in Colorado Springs, Colorado, occupying 84,000 square feet (which also include its executive offices). NTI is operated as a wholly-owned subsidiary of the Company and is currently headed by James S. Marcelli. Mr. Marcelli, who has run NTI since 1991, is now a Vice President of Details and President of NTI. As of September 30, 1997, NTI employed approximately 325 employees, all of whom are non-union employees.

                               THE EXCHANGE OFFER

The Exchange Offer............  Up to $110,000,000 aggregate principal amount at maturity of Exchange Discount Notes are being offered in exchange for a like aggregate principal amount of Original Discount Notes. Details Capital is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Original Discount Notes. For a description of the procedures for tendering Original Discount Notes, see "The Exchange Offer--Procedures for Tendering."

Expiration Date...............  5:00 p.m., New York City time, on      , 1998,
                                unless the Exchange Offer is extended (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer--Terms of the Exchange Offer."

Conditions to the Exchange
 Offer........................  The Exchange Offer is subject to the condition that the Exchange Offer does not violate applicable law or SEC staff interpretation. If Details Capital determines that the Exchange Offer is not permitted by applicable federal law, it may terminate the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Original Discount Notes being tendered. See "The Exchange Offer-- Conditions of the Exchange Offer."

Resale of the Exchange
Discount Notes................  Based on an interpretation by the staff of the
                                Commission set forth in no-action letters issued to third parties, Details Capital believes that Exchange Discount Notes issued pursuant to the Exchange Offer in exchange for Original Discount Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than (i) a broker-dealer who purchased such Original Discount Notes directly from Details Capital for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the Holder is acquiring the Exchange Discount Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Discount Notes. Holders of Original Discount Notes wishing to accept the Exchange Offer must represent to Details Capital that such conditions have been met. In the event that Details Capital's belief is inaccurate, Holders of Exchange Discount Notes who transfer Exchange

                                Discount Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. Details Capital does not assume or indemnify Holders against such liability, although Details Capital does not believe that any such liability should exist.

                                A broker-dealer that receives Exchange Discount Notes in exchange for Original Discount Notes held for its own account, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. Although such broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

                                All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. Details Capital assumes no responsibility with regard to compliance with such requirements.

                                The Exchange Offer is not being made to, nor will Details Capital accept surrenders for exchange from, Holders of Original Discount Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Procedures for Tendering
Discount Notes................  Each Holder of Original Discount Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Trans-mittal, as the case may be, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or oth-erwise deliver such Letter of Transmittal, or such facsimile, together with the Original Dis-count Notes and any other required documenta-tion to the Exchange Agent (as defined herein) at the address set forth herein. By executing a Letter of Transmittal, each Holder will repre-sent to Details Capital conducting the Exchange Offer that, among other things, (i) the Ex-change Discount Notes acquired pursuant to such Exchange Offer are being obtained in the ordi-nary course of business of the person receiving such Exchange Discount

                                Notes, whether or not such person is the Hold-er, (ii) neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribu-tion of such Exchange Discount Notes and that such Holder is not engaged in, and does not in-tend to engage in, a distribution of Exchange Discount Notes, and (iii) that neither the Holder nor any such other person is an "affili-ate," as defined under Rule 405 of the Securi-ties Act, of the Company. See "The Exchange Of-fer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners............  Any beneficial owner whose Original Discount
                                Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures....................  Holders of Original Discount Notes who wish to tender their Original Discount Notes and whose Original Discount Notes are not immediately available or who cannot deliver their Original Discount Notes, the Letter of Transmittal, as the case may be, or any other documents required by such Letter of Transmittal to the Exchange Agent (as defined herein) (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Original Discount Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Untendered Discount Notes.....  Following the consummation of the Exchange
                                Offer, Holders of Original Discount Notes eligible to participate but who do not tender their Original Discount Notes will not have any further exchange rights and such Original Discount Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Discount Notes could be adversely affected by the Exchange Offer.

Consequences of Failure to
 Exchange.....................  The Original Discount Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Discount Notes may be resold only (i) to Details Capital, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the

                                Securities Act. See "The Exchange Offer--
                                Consequences of Failure to Exchange."

Shelf Registration Statement..  If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, Details Capital is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Securities (as defined) validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Securities (as defined) within 210 days after the Issue Date (as defined), (iii) Chase Securities Inc. (the "Initial Purchaser") so requests with respect to Original Discount Notes not eligible to be exchanged for Exchange Discount Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any Holder of Original Discount Notes to participate in the Exchange Offer, (v) any Holder of Original Discount Notes that participates in the Exchange Offer does not receive freely transferable Exchange Discount Notes in exchange for tendered Original Discount Notes, or (vi) Details Capital so elects, Details Capital has agreed pursuant to the Registration Rights Agreement to register the Original Discount Notes issued by it on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practicable after the filing thereof and if applicable, Details Capital has agreed to use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

Withdrawal Rights...........    Tenders may be withdrawn at any time prior to
                                5:00 p.m., New York City time, on the
                                Expiration Date.

Acceptance of Original
Discount Notes and Delivery
of Exchange Discount Notes..    Details Capital will accept for exchange any
                                and all Original Discount Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Discount Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration
                                Date. See "The Exchange Offer--Terms of the
                                Exchange Offer."

Federal Income Tax
Consequences................    The exchange pursuant to the Exchange Offer
                                will generally not be a taxable event for federal income tax purposes. See "Certain
                                Federal Income Tax Consequences."

Use of Proceeds.............    There will be no cash proceeds to Details
                                Capital from the exchange pursuant to the Exchange Offer.

Exchange Agent..............    State Street Bank and Trust Company.

                          THE EXCHANGE DISCOUNT NOTES

Issuer......................  Details Capital Corp., as successor in interest to Details Holdings Corp.

Securities Offered..........  $110,000,000 in aggregate principal amount at maturity of Series B 12 1/2% Senior Discount
                              Notes due 2007.

Maturity Date...............  November 15, 2007.

Principal Amount at
Maturity....................  $110,000,000.

Interest Rate and Payment
Dates.......................  The Exchange Discount Notes will accrete in value until November 15, 2002 at a rate of 12.5% per annum, compounded semi-annually. Cash interest will not accrue on the Exchange Discount Notes prior to November 15, 2002. Thereafter, interest on the Exchange Discount Notes will accrue at a rate per annum of 12.5% and will be payable in cash semi-annually on May 15 and November 15 of each year, commencing May 15, 2003.

Original Issue Discount.....  The Exchange Discount Notes are being offered at an original issue discount for United States federal income tax purposes. Thus, although cash interest will not be payable on the Exchange Discount Notes prior to May 15, 2003, original issue discount will accrue from the issue date of the Original Discount Notes and will be included as interest income periodically (including for periods ending prior to May 15, 2003) in a Holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Consequences."

Sinking Fund................  None.

Optional Redemption.........  Except as described below, Details Capital may not redeem the Exchange Discount Notes prior to November 15, 2002. On or after such date, Details Capital may redeem the Exchange Discount Notes, in whole or in part, at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 15, 2000, Details Capital may, at its option, redeem up to 40% of the aggregate principal amount of Exchange Discount Notes originally issued with the net proceeds of one or more Equity Offerings (as defined), received by, or invested in, Details Capital so long as there is a Public Market (as defined) at the time of such redemption, at a redemption price equal to 112.5% of the Accreted Value (as defined) thereof to be redeemed, to the date of redemption; provided that at least 60% of the original principal amount of the Exchange Discount Notes remains outstanding immediately after each such redemption. See "Description of Exchange Discount Notes--Optional Redemption."

Change of Control...........  Upon a Change of Control (as defined), (i)
                              Details Capital will have the option, at any time prior to November 15, 2002, to redeem the Exchange Discount Notes, in whole but not in part, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium (as defined), as of the date of redemption, and (ii) if Details Capital does not so redeem the Exchange Discount Notes or if the Change of Control occurs after November 15, 2002, each Holder will have the right to require Details Capital to make an offer to repurchase the Exchange Discount Notes at a price equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Exchange Discount Notes--Change of Control."

Ranking.....................  The Exchange Discount Notes will be unsecured, senior obligations of Details Capital and will rank pari passu in right of payment to all existing and future indebtedness of Details Capital (including the guarantee by Details Capital of the Senior Credit Facilities, which is secured by a pledge of the capital stock of Details). All the operations of Details Capital are conducted through its subsidiaries and therefore Details Capital is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations on the Exchange Discount Notes. The Senior Credit Facilities and the Senior Subordinated Notes will restrict Details' ability to pay dividends or make other distributions to Details Capital. The Exchange Discount Notes will be effectively subordinated to all existing and future indebtedness and liabilities of Details Capital's subsidiaries (including the Senior Subordinated Notes and indebtedness of Details and its Subsidiaries in respect of the Senior Credit Facilities). At December 31, 1997, Details Capital had no Indebtedness outstanding on a stand alone basis (other than the Original Discount Notes and Details Capital's guarantee of the Senior Credit Facilities). As of December 31, 1997 the outstanding indebtedness of Details Capital's subsidiaries was approximately $211.2 million including $100.0 million in aggregate principal amount of the Senior Subordinated Notes and $105.2 million of indebtedness in respect of the Senior Credit Facilities. See "Description of Exchange Discount Notes--Terms of Exchange Discount Notes" and "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

Restrictive Covenants.......  The Indenture limits (i) the incurrence of additional indebtedness by Details Capital and its Restricted Subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of Details Capital and its Restricted Subsidiaries and the redemption of certain subordinated obligations of Details Capital and its Restricted Subsidiaries,

                              (iii) investments, (iv) sales of assets and subsidiary stock, (v) certain transactions with affiliates, (vi) the types of businesses that Details Capital and its Restricted Subsidiaries may operate, (vii) the sale or issuance of Preferred Stock of Restricted Subsidiaries, and
                              (viii) consolidations, mergers and transfers of all or substantially all of Details Capital's assets. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Exchange Discount Notes--Certain Covenants."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Discount Notes.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma financial data of the Company set forth below give effect in the manner described under "Unaudited Pro Forma Financial Data" and the notes thereto to the Transactions, the Initial Offerings and the NTI Acquisition as if they had occurred on January 1, 1996 in the case of the pro forma statements of income data, and as of September 30, 1997 in the case of the unaudited pro forma balance sheet data. The unaudited pro forma consolidated statements of income do not purport to represent what the Company's results of operations would have been if the Transactions, the Initial Offerings and the NTI Acquisition had occurred as of the date indicated or what such results will be for future periods. The information contained in this table should be read in conjunction with "Unaudited Pro Forma Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the accompanying notes thereto included elsewhere in this Prospectus.

                                                 NINE MONTHS         LATEST
                                                    ENDED         TWELVE MONTHS
                                  YEAR ENDED    SEPTEMBER 30,         ENDED
                                 DECEMBER 31, ------------------  SEPTEMBER 30,
                                   1996(1)    1996(1)   1997(1)      1997(1)
                                 ------------ --------  --------  -------------
                                            (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
 Net sales......................   $ 94,500   $ 71,047  $ 78,857    $103,041
 Cost of goods sold.............     53,606     40,007    46,630      60,312
                                   --------   --------  --------    --------
   Gross profit.................     40,894     31,040    32,227      42,729
 Operating expenses:
   General and administration...      4,064      3,080     3,281       4,337
   Sales and marketing..........      7,213      5,501     6,478       8,217
                                   --------   --------  --------    --------
 Operating income...............     29,617     22,459    22,468      30,175
 Interest expense...............    (28,773)   (21,611)  (21,600)    (28,762)
 Interest income................        132        134        68         101
                                   --------   --------  --------    --------
 Income before provision for
  income taxes..................        976        982       936       1,514
 Provision for income taxes.....        834        727       709       1,055
                                   --------   --------  --------    --------
 Net income.....................   $    142   $    255  $    227    $    459
                                   ========   ========  ========    ========
OTHER FINANCIAL DATA:
 EBITDA (2).....................   $ 34,745   $ 26,040  $ 26,566    $ 35,603
 EBITDA margin (3)..............         37%        37%       34%         35%
 Depreciation and amortization..      5,128      3,581     4,098       5,428
 Capital expenditures...........     10,007      8,007     4,386       6,114
 Cash interest expense..........     20,070     15,084    15,073      20,059
 Ratio of EBITDA to cash inter-
  est expense...................        1.7x       1.7x      1.8x        1.8x
 Ratio of earnings to fixed
  charges (4)...................        1.0x       1.0x      1.0x        1.0x

                                                                  PRO FORMA
                                                              SEPTEMBER 30, 1997
                                                              ------------------
BALANCE SHEET DATA (END OF PERIOD):
 Cash.......................................................       $    405
 Working capital............................................          9,438
 Total assets...............................................         98,630
 Total debt.................................................        272,711
 Equity (net capital deficiency)............................       (196,040)

--------
(1)  See "Unaudited Pro Forma Financial Data."
(2) "EBITDA" is defined herein as income before provision for income taxes, depreciation, amortization and net interest expense. EBITDA is presented because the Company believes its is frequently used by security analysts in the evaluation of companies. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(3) Represents EBITDA as a percentage of net sales.
(4) For purposes of computing this ratio, earnings consists of income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

  Set forth below are summary historical consolidated financial data of the Company at the dates and for the periods indicated. The summary historical consolidated statements of income data of the Company for the years ended December 31, 1994, 1995 and 1996 and the summary historical consolidated balance sheet data as of December 31, 1995 and 1996 were derived from the historical consolidated financial statements of the Company that were audited by McGladrey & Pullen, LLP, whose reports appear elsewhere in this Prospectus. The summary historical consolidated financial data of the Company for the year ended December 31, 1992 and for the nine month periods ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments necessary for a fair presentation. The summary historical consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                         NINE MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------------  ----------------
                           1992     1993     1994     1995     1996     1996     1997
                          -------  -------  -------  -------  -------  -------  -------
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DA-
 TA:
 Net sales..............  $25,759  $32,394  $44,086  $59,370  $67,515  $49,086  $55,421
 Cost of goods sold.....   13,142   16,480   20,415   25,156   30,505   21,899   27,019
                          -------  -------  -------  -------  -------  -------  -------
 Gross profit...........   12,617   15,914   23,671   34,214   37,010   27,187   28,402
 Operating expenses:
 Compensation to CEO
  (1)...................    9,414   11,513      412      418    1,055      836      811
 General and administra-
  tion .................      690    1,136    1,385    1,789    1,929    1,377    1,625
 Sales and marketing....    2,672    3,074    3,542    5,293    5,989    4,503    5,338
 Stock compensation and
  related bonuses (2)...      --       --       --       --       --       --     5,283
                          -------  -------  -------  -------  -------  -------  -------
 Operating income
  (loss)................     (159)     191   18,332   26,714   28,037   20,471   15,345
 Interest expense.......      (57)    (167)    (181)    (371)  (9,518)  (6,974)  (7,427)
 Interest income........       21       10       13       42      102       71       56
                          -------  -------  -------  -------  -------  -------  -------
 Income (loss) before
  income taxes..........     (195)      34   18,164   26,385   18,621   13,568    7,974
 Provision for (benefit
  from) income taxes
  (3)...................      (18)     221      273      396    6,265    4,270    3,400
                          -------  -------  -------  -------  -------  -------  -------
 Net income (loss)......  $  (177) $  (187) $17,891  $25,989  $12,356  $ 9,298  $ 4,574
                          =======  =======  =======  =======  =======  =======  =======
OTHER FINANCIAL DATA:
 EBITDA (4).............  $   567  $ 1,047  $19,214  $27,768  $30,084  $21,966  $17,174
 Adjusted EBITDA (5)....    9,981   12,560   19,626   28,186   31,139   22,802   23,268
 Adjusted EBITDA margin
  (6)...................       39%      39%      45%      47%      46%      46%      42%
 Depreciation...........      726      856      882    1,054    2,047    1,495    1,829
 Capital expenditures...    1,428    1,254      844    2,946    3,666    2,720    3,267
 Ratio of earnings to
  fixed charges (7).....      --       1.1x    51.5x    46.6x     3.0x     2.9x     2.1x
BALANCE SHEET DATA (END
 OF PERIOD):
 Cash...................  $   175  $ 1,592  $ 3,686  $   472  $   169  $ 1,856  $   942
 Working capital (defi-
  cit)..................    1,170      (74)     (96)  (2,264)  (3,514)    (884)  (5,892)
 Total assets...........    6,164    9,097   12,015   13,081   27,503   26,930   31,686
 Total debt.............    1,434    3,446    1,316    1,982   94,101   96,157   87,410
 Equity (net capital de-
  ficiency) (8).........    2,993    2,806    2,806    2,500  (72,674) (75,732) (65,177)

          See Notes to Summary Historical Consolidated Financial Data.

            NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

(1) Represents compensation paid to the Company's former CEO, who also was the sole shareholder since the Company's inception through the Initial Recapitalization (as defined) and whose employment terminated on October 28, 1997.
(2) Represents stock compensation and related bonuses under the Company's 1996 Stock Option Plan.
(3) Prior to February 1996, the Company elected to be taxed as an "S" corporation and paid income taxes at a reduced rate. On a pro forma basis, income tax expense would have been higher by the following amounts: 1994-- $7,175; 1995--$10,425; 1996--$1,295 and September 30, 1996--$1,295.
(4) "EBITDA" is defined herein as income before income taxes, plus depreciation, amortization and net interest expense. EBITDA is presented because the Company believes it is frequently used by security analysts in the evaluation of companies. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(5) "Adjusted EBITDA" is defined herein as EBITDA adjusted for certain items of income which are not expected to be incurred by the Company subsequent to the Transactions. These items consist of the compensation paid to the Company's former CEO whose employment terminated on October 28, 1997 and stock compensation and related bonuses under the Company's 1996 Stock Option Plan.
(6) Represents adjusted EBITDA as a percentage of net sales.
(7) For purposes of computing this ratio, earnings consists of income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense. Earnings were not sufficient to cover fixed charges by $195 for the year ended December 31, 1992.
(8) The net capital deficiency as of December 31, 1996 reflects the effects of the Initial Recapitalization of the Company that took place in January of 1996 and which reduced stockholders' equity by $86.2 million.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Exchange Discount Notes offered hereby. This Prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities Act. Actual results could differ materially from those projected in the forward looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE; STOCKHOLDER'S DEFICIT

  As a result of the Transactions, the Initial Offerings and the NTI Acquisition, the Company is highly leveraged. As of December 31, 1997, the Company's indebtedness was approximately $272.2 million, of which $211.2 million was Senior Indebtedness, and there was approximately $30 million available under the Senior Credit Facilities for future borrowings for general corporate purposes and working capital needs. On a pro forma basis, after giving effect to the Transactions, the Initial Offerings and the NTI Acquisition, the Company's ratio of earnings to fixed charges for the fiscal year ended December 31, 1996 and for the nine months ended September 30, 1997 would have been 1.0 to 1.0 in both periods. On the same pro forma basis, the Company had a stockholder's deficit as of September 30, 1997 of approximately $196.0 million. The Indenture restricts the ability of the Company to incur additional indebtedness. However, subject to compliance with debt incurrence tests and the other restrictions in the Senior Credit Facilities, the Indenture and the Senior Subordinated Note Indenture, Details and its subsidiaries may incur additional indebtedness in an unrestricted amount (including additional Senior Indebtedness) from time to time to finance acquisitions or capital expenditures or for other purposes. See "-- Restrictions Imposed by Terms of Indebtedness," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's high degree of leverage could have important consequences to holders of the Discount Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; (iii) the Company's leveraged position and the covenants that will be contained in the Indenture, the Senior Subordinated Note Indenture and the Senior Credit Facilities could limit the Company's ability to compete, as well as its ability to expand, including through acquisitions, and to make capital improvements; (iv) the Company may be more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and
(v) the Company's ability to refinance the Discount Notes in order to pay the principal of the Discount Notes at maturity or upon a Change of Control may be adversely affected. See "Description of Other Indebtedness" and "Description of Discount Notes."

  The Company's ability to pay principal and interest on the Discount Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the Senior Credit Facilities or successor facilities. The Company anticipates that its operating cash flow, together with borrowings under the Senior Credit Facilities, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Discount Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Other Indebtedness."

LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

  Details Capital is a holding company, and its ability to pay interest on the Discount Notes is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Details Capital does not have, and may not in the future have, any assets other than the common stock of Details. Details and its subsidiaries are parties to the Senior Credit Facilities and the Senior Subordinated Note Indenture, each of which imposes substantial restrictions on Details' ability to pay dividends to Details Capital. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the Senior Credit Facilities and the Senior Subordinated Note Indenture. The ability of Details and its subsidiaries to comply with such conditions in the Senior Credit Facilities and the Senior Subordinated Note Indenture may be affected by events that are beyond the control of Details Capital. If the loans under the Senior Credit Facilities or the maturity of the Senior Subordinated Notes were to be accelerated as a result of an event of default thereunder, all such outstanding debt would be required to be paid in full before Details or its subsidiaries would be permitted to distribute any assets or cash to Details Capital. There can be no assurance that the assets of Details Capital would be sufficient to repay all of such outstanding debt and to meet its obligations under the Indenture. Future borrowings by Details can be expected to contain restrictions or prohibitions on the payment of dividends by Details and its subsidiaries to Details Capital. Applicable state laws may also, under certain circumstances, impose significant restrictions on the payment of dividends by Details to Details Capital and by subsidiaries of Details to Details.

  As a result of the holding company structure of Details Capital, the Holders of the Discount Notes will be structurally subordinate to all creditors of Details Capital's subsidiaries. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of Details Capital's subsidiaries, Details Capital will not receive any funds available to pay to creditors of the subsidiaries. As of December 31, 1997, the aggregate amount of Indebtedness of Details Capital's subsidiaries was approximately $211.2 million.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture and the Senior Subordinated Note Indenture will restrict, among other things, Details Capital's and Details' ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Other than to guarantee Bank Indebtedness (as defined), the Indenture does not permit Details Capital to incur any additional indebtedness senior to the Discount Notes. In addition, the Senior Credit Facilities contain other and more restrictive covenants and will prohibit Details Capital and its subsidiaries from prepaying other indebtedness (including the Discount Notes and Senior Subordinated Notes). However, subject to compliance with debt incurrence tests and the other restrictions in the Senior Credit Facilities, the Indenture and the Senior Subordinated Note Indenture, Details and its subsidiaries may incur additional indebtedness in an unrestricted amount (including additional Senior Indebtedness) from time to time to finance acquisitions or capital expenditures or for other purposes. The Senior Credit Facilities require Details to maintain specified financial ratios and satisfy certain financial condition tests. Details' ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that Details will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facilities and/or the Senior Subordinated
Note Indenture and the Indenture. Upon the occurrence of an event of default under the Senior Credit Facilities or the Senior Subordinated Notes Indenture, the lenders could elect to declare all amounts outstanding under the Senior Credit Facilities, together with accrued interest, and the holders of Senior Subordinated Notes could elect to declare all amounts outstanding under the Senior Subordinated Notes, together with accrued interest to be immediately due and payable. If the Company were unable to repay the amounts under the Senior Credit Facilities, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Discount Notes. Substantially all the assets of Details Capital and its subsidiaries are pledged as security under the Senior Credit Facilities. See "Description of Other Indebtedness" and "Description of Exchange Discount Notes--Certain Covenants."

LIMITATIONS ON ABILITY TO REPAY UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Discount Notes may require the Company to repurchase all or a portion of such Holder's Discount Notes at 101% of the Accreted Value of the Discount Notes, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Exchange Discount Notes--Change of Control" for the definition of "Change of Control." The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facilities. Future Indebtedness of the Company and its subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Discount Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of the Discount Notes upon a repurchase may be limited by the Company's then existing financial resources. The Senior Credit Facilities and the Senior Subordinated Notes restrict Details from paying any dividends or making any other distributions to the Company. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

  The Discount Notes were issued at a discount from their principal amount at maturity. Consequently, purchasers of the Discount Notes are required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the purchasers of the Exchange Discount Notes resulting from the purchase, ownership or disposition thereof.

  Under the Indenture, in the event of an acceleration of the maturity of the Discount Notes upon the occurrence of an Event of Default, the Holders of the Discount Notes may be entitled to recover only the amount which may be declared due and payable pursuant to the Discount Notes Indenture, which will be less than the principal amount at maturity of such Discount Notes. See "Description of Exchange Discount Notes--Events of Default."

  If a bankruptcy case is commenced by or against Details Capital under the Bankruptcy Code (as defined herein), the claim of a Holder of Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Discount Notes as set forth on the cover page hereof and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmature interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

FRAUDULENT CONVEYANCE CONSIDERATIONS

  If under applicable provisions of federal bankruptcy law and comparable provisions of state and federal fraudulent conveyance laws it were found that the Company had (a) incurred the indebtedness represented by the Discount Notes with the intent of hindering, delaying or defrauding creditors or (b) had received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the obligations of the Company on the Discount Notes could be subordinated to all other indebtedness of the Company.

  The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities were greater than the fair saleable value of the debtor's assets at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and matured. There can be no assurance as to what standard a court would apply in order to determine solvency.

  Holdings believes (i) that it did not enter into the Initial Offering with fraudulent intent, (ii) that circumstances constituting constructive fraud will not have arisen with respect to Holdings as a result of, and after giving effect to, the Initial Offering and (iii) that, accordingly, the property transferred to Holdings as part of the Initial Offering and the obligations of Details Capital, as successor in interest to Holdings with respect to the Discount Notes would not be subject to such detrimental action. These beliefs are based on Holdings' operating history and analysis of internal cash flow projections and estimated values of assets and liabilities of Holdings at the time of the offering of the Discount Notes. Since each of the components of the question of whether the incurrence of the debt represented by the Discount Notes constitutes a fraudulent conveyance is inherently fact-based and fact-specific, there can be no assurance that a court passing on such questions would agree with Holdings.

TECHNOLOGICAL CHANGE AND PROCESS DEVELOPMENT

  The market for the Company's products and services is characterized by rapidly changing technology and continuing process development. The future success of the Company's business will depend in large part upon its ability to maintain and enhance its technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for higher technology and smaller PCBs. In addition, the PCB industry could in the future encounter competition from new or revised technologies that render existing electronic interconnect technology less competitive or obsolete or technologies that may reduce the number of PCBs required in electronic components. There can be no assurance that the Company will effectively respond to the technological requirements of the changing market. To the extent the Company determines that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require significant capital investment by the Company. There can be no assurance that capital will be available for these purposes in the future or that investments in new technologies will result in commercially viable technological processes. The loss of revenue and earnings to the Company from such a technological change or process development could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Technology, Development and Processes."

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

  During the fiscal year ended December 31, 1996, sales to the Company's largest customer, IBM, accounted for 15.9% of the Company's net revenues. Sales to the Company's two largest customers accounted for approximately 24.6% of the Company's net revenues and sales to the Company's ten largest customers accounted for 51.8% of the Company's net revenues during the same period. During the nine months ended September 30, 1997, sales to the Company's largest customer, Motorola, accounted for 10.9% of the Company's net revenues. Sales to the Company's two largest customers accounted for approximately 20.4% of the Company's net revenues during the nine months ended September 30, 1997 and sales to the Company's ten largest customers accounted for 48.4% of the Company's net revenues during the same period. There can be no assurance that the Company will not depend upon a relatively small number of customers for a significant percentage of its net revenues in the future. There can be no assurance that present or future customers will not terminate their manufacturing arrangements with the Company or significantly change, reduce or delay the amount of manufacturing services ordered from the Company. Any such termination of a manufacturing relationship or change, reduction or delay in orders could have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Markets and Customers."

DEPENDENCE ON ELECTRONIC INDUSTRY

  The electronics industry, which encompasses the Company's principal customers, is characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, the electronics industry is generally subject to rapid technological change and product obsolescence. Furthermore, the electronics industry is subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the electronics industry would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Industry--Technical Overview" and "Business--Markets and Customers."

ABILITY TO IMPLEMENT THE COMPANY'S OPERATING AND ACQUISITION STRATEGY

  No assurances can be given that the Company or its management team will be able to implement successfully the operating strategy described herein, including the ability to identify, negotiate and consummate future acquisitions on terms management considers favorable.

  The Company may from time to time pursue the acquisitions of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the costs of assimilating the operations and personnel of the acquired companies, and the potential loss of employees of the acquired companies. No assurance can be given that any acquisition by the Company will not materially and adversely affect the Company or that any such acquisition will enhance the Company's business. The ability of the Company to implement its operating strategy and to consummate future acquisitions may require significant additional debt and/or equity capital, and no assurance can be given as to whether, and on what terms, such additional debt and/or equity capital will be available.

  The Company's efforts to increase international sales may be adversely affected by, among other things, changes in foreign import restrictions and regulations, taxes, currency exchange rates, currency and monetary transfer restrictions and regulations and economic and political changes in the foreign nations to which the Company's products are exported. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's financial position or results of operations. See "Business--Business Strategy" and "--Markets and Customers."

VARIABILITY OF ORDERS

  The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in the customer's manufacturing strategies and variation in demand for customer products due to, among other things, technological change, new product introductions, product life-cycles, competitive conditions or general economic conditions. Because the Company generally does not obtain long-term production orders or advance commitments from its customers, it must attempt to anticipate the future volume of orders based on discussions with its customers. A substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. The Company relies on its estimate of anticipated future volumes when making commitments regarding the level of business that it will seek and accept, the mix of products that it intends to manufacture, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a group of customers could materially adversely affect the Company's business, financial condition and results of operation.

INTELLECTUAL PROPERTY

  The Company's success depends in part on proprietary technology and manufacturing techniques. The Company has no patents for these proprietary techniques and chooses to rely primarily on trade secret protection. Litigation may be necessary to protect the Company's technology, to determine the validity and scope of the proprietary rights of others. The Company is not aware of any pending or threatened claims that affect any of the Company's intellectual property rights. If any infringement claim is asserted against the Company, the Company may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH A SINGLE MANUFACTURING FACILITY

  The Company produces all of its quick-turn products and most of its other products in its manufacturing facility located in Anaheim, California, other than research and development and longer term manufacturing jobs. The Company's manufacturing processes are highly complex and require sophisticated and costly equipment. As a result, any prolonged disruption in the operations of the Company's manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to this facility or other reasons, including as a result of a natural disaster such as an earthquake, fire or flood, could have a material adverse effect on the Company's financial condition or results of operations. See "Business--Facilities."

ENVIRONMENTAL MATTERS

  The Company's operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all PCB manufacturers because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. Although the Company believes that its facilities are currently in material compliance with applicable environmental laws, and it monitors its operations to avoid violations arising from human error or equipment failures, there can be no assurances that violations will not occur. In the event of a violation of environmental laws, the Company could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of its effluent discharge permits. Any such revocations could require the Company to cease or limit production at one or more of its facilities, thereby having a material adverse effect on the Company's operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. See "Business--Environmental Matters."

COMPETITION

  The PCB industry is highly fragmented and characterized by intense competition. The Company principally competes with independent and captive manufacturers of complex and quick-turn PCBs. The Company's principal competitors include other independent small private companies and integrated subsidiaries of more broadly based volume producers, that also manufacture multilayer PCBs and other electronic assemblies. Some of the Company's principal competitors are less highly-leveraged than the Company and may have greater financial and operating flexibility. Moreover, the Company may face additional competitive pressures as a result of changes in technology.

  Competition in the complex and quick-turn PCB industry has increased due to the consolidation trend in the industry, which results in potentially better capitalized and more effective competitors. The Company's basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. See "Business--Competition."

DEPENDENCE ON KEY MANAGEMENT

  The Company's success will continue to depend to a significant extent on its executive and other key management personnel. Although the Company has entered into employment agreements with certain of its executive officers, there can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future.

CONTROLLING STOCKHOLDERS

  The Bain Capital Funds hold approximately 50.3% of the outstanding voting stock of Holdings, the sole stockholder of Details Capital. In addition, the Bain Capital Funds and all of Holdings' other stockholders have entered into a stockholders agreement regarding, among other things, the voting of such stock. By virtue of such stock ownership and these agreements, the Bain Capital Funds have the power to control all matters submitted to stockholders of the Company, to elect a majority of the directors of Holdings and its subsidiaries, and to exercise control over the business, policies and affairs of the Company. The interests of the Bain Capital Funds as equity holders may differ from the interests of holders of the Exchange Discount Notes. See "Certain Relationships and Related Transactions--Stockholders Agreement."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  There is currently no established market for the Exchange Discount Notes and, although the Exchange Discount Notes are expected to be eligible for trading in the PORTAL market, there can be no assurance as to the liquidity of any markets that may develop for the Exchange Discount Notes, the ability of Holders of the Exchange Discount Notes to sell their Exchange Discount Notes or the price at which Holders would be able to sell their Exchange Discount Notes. Future trading prices of the Exchange Discount Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Details Capital does not intend to apply for listing of the Exchange Discount Notes on any securities exchange or on any automated dealer quotation system.

                                USE OF PROCEEDS

  The Company will receive no proceeds from the issuance of the Exchange Discount Notes.

  Holdings used the net proceeds (after deduction of related fees and expenses) from the Initial Offering of approximately $57.1 million, together with a portion of the proceeds of the Note Offering, to repay the Holdings Facility, plus accrued interest and related fees and expenses.

  The proceeds of the Holdings Facility were used to finance, in part, the Recapitalization and related fees and expenses. See "Summary--The
Transactions."

                                 CAPITALIZATION

  The following table sets forth (i) the historical capitalization of Holdings at September 30, 1997, (ii) the capitalization of Holdings as adjusted to give effect to the Transactions, (iii) the capitalization of Holdings as adjusted to give effect to the Transactions and the Initial Offerings and application of the net proceeds therefrom, as if such transactions had occurred on that date
(iv) the pro forma capitalization of Details Capital and (v) the capitalization of Details Capital as adjusted to give effect to the NTI Acquisition. This table should be read in conjunction with the Selected Historical Consolidated Financial Data and Unaudited Pro Forma Financial Data and the audited consolidated financial statements included elsewhere in this Prospectus.

                                                                                                            DETAILS
                                                                            HOLDINGS                        CAPITAL
                                                               ------------------------------------ ------------------------
                                                                                       AS ADJUSTED
                                                                                         FOR THE
                                                                          AS ADJUSTED  TRANSACTIONS              AS ADJUSTED
                                                                            FOR THE      AND THE                 FOR THE NTI
                                                                ACTUAL    TRANSACTIONS  OFFERINGS   PRO FORMA(5) ACQUISITION
                                                               ---------  ------------ ------------ ------------ -----------
                                                               (DOLLARS IN THOUSANDS)
Cash.......................................................... $     942   $   3,892    $   4,992     $  4,992    $    405
Debt:
  Senior Credit Facilities(1)(2)..............................       --       91,400       81,100       81,100     106,100
  Existing Indebtedness.......................................    87,410       6,556        6,556        6,556       6,556
  Senior Subordinated Facility(2).............................       --       85,000          --           --          --
  Senior Subordinated Notes...................................       --          --       100,000      100,000     100,000
  Holdings Facility...........................................       --       51,580          --           --          --
  Discount Notes..............................................       --          --        60,055       60,055      60,055
                                                               ---------   ---------    ---------     --------    --------
    Total debt................................................    87,410     234,536      247,711      247,711     272,711
Temporary equity(3)...........................................    83,350         --           --           --          --
Total stockholder's equity (deficit)(4).......................  (148,527)   (196,222)    (206,240)         --          --
Contributed capital (deficit)(5)..............................       --          --           --      (206,240)   (196,040)
                                                               ---------   ---------    ---------     --------    --------
Total capitalization.......................................... $  23,175   $  42,206    $  46,463     $ 46,463    $ 77,076
--------------------------------------------------
                                                               =========   =========    =========     ========    ========

--------
(1) The Company's $30 million Revolving Credit Facility was undrawn at December 31, 1997.
(2) Concurrently with the Initial Offering, Details conducted the Note Offering, the proceeds of which were used to repay the Senior Subordinated Facility, a portion of the Holdings Facility and a portion of the Senior Credit Facilities.
(3) Temporary equity represents the fair value at September 30, 1997 of the Company stock and warrants subject to certain puts at the option of the holders thereof which were issued in 1996 in connection with the Initial Recapitalization and exercised in connection with the Transactions.
(4) As a result of the Initial Recapitalization and subsequent increases in temporary equity, Holdings had a stockholder's deficit. As a result of the Recapitalization, Holdings' total stockholders' deficit increased by $47.7 million. In the Recapitalization, the Bain Capital Funds, an affiliate of CMC and the Other Investors received common stock representing 62.0% of Holdings for an aggregate consideration of $62.4 million. Existing Owners and management retained 10.5% and 17.1% of Holdings, respectively, which, based on the price of the stock received by the Bain Capital Funds, an affiliate of CMC and the Other Investors, had a value of $26.6 million. The total value of the common stock purchased and retained in the Recapitalization was $89.0 million.
(5) Subsequent to the Transactions and the Initial Offerings, Holdings incorporated Details Capital Corp. as a wholly owned subsidiary and contributed substantially all of its assets, subject to certain liabilities, including the Discount Notes, to Details Capital.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1997 gives effect to the Transactions, the Initial Offerings and the NTI Acquisition as if they had occurred on such date.

  The following Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 1996, the nine months ended September 30, 1996 and 1997 and the last twelve months ended September 30, 1997 give effect to the Transactions, the Initial Offerings and the NTI Acquisition as if they had occurred on January 1, 1996. See "The Transactions." The Unaudited Pro Forma Consolidated Statements of Income reflect the adjustment for the elimination of the $5,283 charge recorded for stock options vested under the Company's 1996 Stock Option Plan. The Unaudited Pro Forma Consolidated Statements of Income do not purport to represent what the Company's results of operations would have been if the Transactions, the Initial Offerings and the NTI Acquisition had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma financial data are based on the historical consolidated financial statements of the Company and the assumptions and adjustments described in the accompanying notes.

  The unaudited pro forma balance sheet also includes the following non-recurring charges related to the Transactions: (i) approximately $9.2 million from the write-off of deferred financing fees; (ii) approximately $1.2 million from the early extinguishment of the Company's long term debt; (iii) approximately $1.2 million related to the buyout of the CEO's employment contract; (iv) approximately $30.6 million of stock compensation and related bonuses under the Company's 1996 Stock Option Plan; (v) approximately $3.4 million related to warrants issued in connection with the Holdings Facility, which was subsequently retired; and (vi) approximately $2.1 million related to the prepayment premium on the retirement of the Holdings Facility. Such charges aggregate $47.7 million and result in a net charge to earnings of $30.4 million (net of tax benefit of $17.3 million, assuming an estimated 41% tax rate).

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                              HOLDINGS
                                                    ----------------------------------------------------------------------
                                                        DETAILS
                                                        CAPITAL
                                                    ---------------
                                                    SEPTEMBER 30,                                            SEPTEMBER 30,
                                                        1997      TRANSACTIONS                                   1997
                                                     HISTORICAL   ADJUSTMENTS       PRO FORMA  OFFERINGS       PRO FORMA
                                                    ------------- ------------      ---------  ---------     -------------
                                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
 Cash................................                 $     942     $  3,130 (a)    $   3,892  $  1,100 (h)    $   4,992
                                                                        (180)(b)
 Trade receivables, net..............                    10,148          --            10,148       --            10,148
 Inventories.........................                     2,414          --             2,414       --             2,414
 Other...............................                     1,047          --             1,047       --             1,047
                                                      ---------     --------        ---------  --------        ---------
 Total current assets................                    14,551        2,950           17,501     1,100           18,601
Property and equipment, net..........                    14,931          --            14,931       --            14,931
Other assets.........................                       662          --               662       --               662
Deferred tax assets..................                       --         8,333 (a)       11,957     3,157 (i)       15,114
                                                                       1,596 (d)
                                                                       2,028 (e)
Debt issue costs, net................                     1,542       11,600 (b)       11,600     6,600 (h)       10,500
                                                                      (1,542)(d)                 (7,700)(i)
                                                      ---------     --------        ---------  --------        ---------
Total assets.........................                 $  31,686     $ 24,965        $  56,651  $  3,157        $  59,808
                                                      =========     ========        =========  ========        =========
LIABILITIES AND EQUITY
Current liabilities:
 Current portion long-term debt......                 $  10,990     $ 10,000 (a)    $     365  $    --         $     365
                                                                       1,200 (d)
                                                                       3,400 (f)
                                                                     (25,225)(b)
 Accounts payable....................                     3,505          --             3,505       --             3,505
 Accrued expenses....................                     2,989          --             2,989       --             2,989
 Accrued bonuses ....................                     2,959         (593)(a)        2,366       --             2,366
                                                      ---------     --------        ---------  --------        ---------
 Total current liabilities...........                    20,443      (11,218)           9,225       --             9,225
Other long-term liabilities..........                       --         9,477 (c)(f)     9,477       --             9,477
Long-term debt.......................                    76,420      (70,229)(b)        6,191       --             6,191
Senior Credit Facilities.............                       --        91,400 (b)       91,400   (10,300)(h)       81,100
Senior Subordinated Facility.........                       --        85,000 (b)       85,000   (85,000)(h)          --
Senior Subordinated Notes............                       --           --               --    100,000 (h)      100,000
Holdings Facility....................                       --        51,580 (b)       51,580   (51,580)(h)          --
Discount Notes.......................                       --           --               --     60,055 (h)       60,055
Temporary equity.....................                    83,350      (83,350)(f)          --        --               --
Stockholders' equity (deficit):
 Common stock........................                     5,301       (5,301)(f)          --        --               --
 Convertible preferred stock.........                    13,532      (13,532)(f)          --        --               --
 Class A Common, Class L Common......                       --        60,895 (b)       67,325       --            67,325
                                                                       5,867 (b)
                                                                         563 (g)
 Additional paid in capital..........                     2,922       14,048 (a)        8,367       --             8,367
                                                                     (16,970)(f)
                                                                       4,947 (e)
                                                                       3,420 (b)
 Receivables from stockholders.......                       --          (563)(g)         (563)      --              (563)
 Retained earnings (deficit).........                  (170,282)     (11,992)(a)     (271,351)   (4,543)(i)     (281,369)
                                                                     (83,862)(f)                 (2,055)(h)
                                                                      (2,296)(d)                 (3,420)(j)
                                                                      (2,919)(e)
                                                      ---------     --------        ---------  --------        ---------
 Total stockholders' equity
  (deficit)..........................                  (148,527)     (47,695)        (196,222)  (10,018)        (206,240)
 Contributed capital (deficit).......                       --           --               --        --               --
                                                      ---------     --------        ---------  --------        ---------
Total liabilities and equity.........                 $  31,686     $ 24,965        $  56,651  $  3,157        $  59,808
--------------------------------------------------
                                                      =========     ========        =========  ========        =========
                                                     SEPTEMBER 30,
                                                         1997
                                                    PRO FORMA(1)(2)
                                                    ---------------
ASSETS
Current assets:
 Cash................................                  $  4,992
 Trade receivables, net..............                    10,148
 Inventories.........................                     2,414
 Other...............................                     1,047
                                                    ---------------
 Total current assets................                    18,601
Property and equipment, net..........                    14,931
Other assets.........................                       662
Deferred tax assets..................                    15,114
Debt issue costs, net................                    10,500
                                                    ---------------
Total assets.........................                  $ 59,808
                                                    ===============
LIABILITIES AND EQUITY
Current liabilities:
 Current portion long-term debt......                  $    365
 Accounts payable....................                     3,505
 Accrued expenses....................                     2,989
 Accrued bonuses ....................                     2,366
                                                    ---------------
 Total current liabilities...........                     9,225
Other long-term liabilities..........                     9,477
Long-term debt.......................                     6,191
Senior Credit Facilities.............                    81,100
Senior Subordinated Facility.........                       --
Senior Subordinated Notes............                   100,000
Holdings Facility....................                       --
Discount Notes.......................                    60,055
Temporary equity.....................                       --
Stockholders' equity (deficit):
 Common stock........................                       --
 Convertible preferred stock.........                       --
 Class A Common, Class L Common......                       --
 Additional paid in capital..........                       --
 Receivables from stockholders.......                       --
 Retained earnings (deficit).........                       --

                                                    ---------------
 Total stockholders' equity
  (deficit)..........................                       --
 Contributed capital (deficit).......                  (206,240)
                                                    ---------------
Total liabilities and equity.........                  $ 59,808
--------------------------------------------------
                                                    ===============

--------
(1) Subsequent to the Transactions and the Initial Offerings, Holdings incorporated Details Capital Corp. as a wholly owned subsidiary and contributed substantially all of its assets, subject to certain liabilities, including the Discount Notes, to Details Capital.
(2) The unaudited pro forma consolidated balance sheet continues on page 26.

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                         DETAILS CAPITAL      NTI                                 COMBINED
                          SEPTEMBER 30,   HISTORICAL                            SEPTEMBER 30,
                              1997       SEPTEMBER 29,            ACQUISITION       1997
                          PRO FORMA(1)       1997      COMBINED   ADJUSTMENTS     PRO FORMA
                         --------------- ------------- ---------  -----------   -------------
ASSETS
Current Assets:
 Cash...................    $   4,992       $ 1,409    $   6,401    $(5,996)(k)   $     405
 Trade receivables, net.       10,148         4,667       14,815        --           14,815
 Inventories............        2,414         2,172        4,586        200 (l)       4,786
 Other..................        1,047           541        1,588        --            1,588
                            ---------       -------    ---------    -------       ---------
  Total current assets..       18,601         8,789       27,390     (5,796)         21,594
Property and equipment,
 net....................       14,931         9,184       24,115        --           24,115
Other assets............          662            28          690        --              690
Deferred tax assets.....       15,114           175       15,289        --           15,289
Debt issue costs, net...       10,500           --        10,500        --           10,500
Goodwill................          --            --           --      26,442 (l)      26,442
                            ---------       -------    ---------    -------       ---------
Total assets............    $  59,808       $18,176    $  77,984    $20,646       $  98,630
                            =========       =======    =========    =======       =========
LIABILITIES AND EQUITY
Current liabilities:
 Current portion long-
  term debt.............    $     365       $ 2,960    $   3,325    $(2,960)(k)   $     365
 Accounts payable.......        3,505         2,056        5,561        --            5,561
 Accrued expenses.......        2,989           875        3,864        --            3,864
 Accrued bonuses........        2,366           --         2,366        --            2,366
                            ---------       -------    ---------    -------       ---------
  Total current
   liabilities..........        9,225         5,891       15,116     (2,960)         12,156
Deferred tax liability..          --            691          691        --              691
Other long-term
 liabilities............        9,477         6,529       16,006     (6,529)(k)       9,477
Long-term capital
 leases.................        6,191           --         6,191        --            6,191
Senior Credit
 Facilities.............       81,100           --        81,100     25,000 (k)     106,100
Senior Subordinated
 Notes..................      100,000           --       100,000        --          100,000
Holdings Facility.......       60,055           --        60,055        --           60,055
Discount Notes..........          --            --           --         --              --
Temporary equity........          --            --           --         --              --
Stockholders' equity
 (deficit):
  Common stock..........          --            --           --         --              --
  Convertible preferred
   stock................          --            --           --         --              --
  Class A Common, Class
   L Common.............          --            --           --         --              --
  Additional paid in
   capital..............          --            --           --         --              --
  Receivables from
   stockholders.........          --            --           --         --              --
  Retained earnings
   (deficit)............          --            --           --         --              --
                            ---------       -------    ---------    -------       ---------
    Total stockholders'
     equity (deficit)...          --            --           --         --              --
  Contributed capital
   (deficit)/NTI equity.     (206,240)        5,065     (201,175)    (5,065)(m)    (196,040)
                                                                     10,200 (k)
                            ---------       -------    ---------    -------       ---------
 Total liabilities and
  equity................    $  59,808       $18,176    $  77,984    $20,646       $  98,630
                            =========       =======    =========    =======       =========

--------
(1) Continued from unaudited pro forma consolidated balanced sheet on page 25.

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1997
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(a) Reflects: (i) the compensation expense of $13,840 (recorded net of the estimated tax benefit of $5,675 assuming a 41% effective tax rate) related to the accelerated vesting of 1,437 options that were outstanding under the Company's variable stock plan at an exercise price of approximately $2,179 per share and an estimated fair market value of the Company of approximately $11,810 per share(I); (ii) the exercise of these options immediately prior to the Recapitalization, resulting in cash proceeds to the Company of $3,130 and an increase in additional paid in capital of $16,970; (iii) the compensation expense attributable to the bonuses payable to cover employee taxes on these options of $11,768 (recorded net of the estimated tax benefit of $4,825 assuming a 41% effective tax rate); and (iv) the increase in the Company's short-term debt in connection with paying $10,000 of these bonuses prior to the Recapitalization. The net pro forma adjustment recorded has been calculated as the total amount required to be recorded less the amount already recorded in the Company's September 30, 1997 historical financial statements, summarized as follows:

                               TOTAL CALCULATED   RECORDED AS OF   NET PRO FORMA
                                  ADJUSTMENT    SEPTEMBER 30, 1997  ADJUSTMENT
                               ---------------- ------------------ -------------
                                                DEBIT (CREDIT)
   Cash......................        3,130               --             3,130
   Deferred tax asset........       10,500             2,167            8,333
   Retained earnings.........       15,108             3,116           11,992
   Additional paid-in capital
    ("APIC").................      (16,970)           (2,922)         (14,048)
   Accrued bonuses...........       (1,768)           (2,361)             593
   Short-term debt...........      (10,000)              --           (10,000)

  (I) The estimated fair market value per share of approximately $11,810 was determined based upon the aggregate merger consideration paid in connection with the Recapitalization divided by the total number of shares of common stock and common stock equivalents outstanding immediately prior to the Recapitalization (equal to $11,308 per share and hereafter defined as "Per Share Merger Consideration") plus the total deferred purchase obligation (see footnote (c)) divided by the total number of shares of common stock and common stock equivalents outstanding immediately prior to the Recapitalization (equal to $502 per share).

(b) Reflects the incurrence of debt relating to the Senior Credit Facilities, the Senior Subordinated Facility, the Holdings Facility and the uses of cash for the purposes of effecting the Recapitalization.


   SOURCES OF CASH:
     Cash............................................................. $    180
     Senior Credit Facilities.........................................   91,400
     Senior Subordinated Facility.....................................   85,000
     Holdings Facility(I).............................................   55,000
     Class L Common and Class A Common (net of fees and expenses of
      $1,500)(II).....................................................   60,895
     Common stock and common stock equivalents(III)...................   26,605
                                                                       --------
       Total Sources.................................................. $319,080
                                                                       ========
   USES OF CASH:
     Payment of deferred financing fees...............................   11,600
     Payment of existing indebtedness(IV).............................   96,604
     Continuing equity interest(III)..................................   26,605
     Redemption of stock and distribution to shareholders(V)..........  184,271
                                                                       --------
       Total Uses..................................................... $319,080
                                                                       ========

  (I) A portion of the proceeds received from the Holdings Facility of $55,000 was allocated to the estimated fair market value of the Class A Common and Class L Common warrants of $3,420.
  (II) Reflects the issuance of approximately 154,234 shares of Class L Common and 1,247,896 shares of Class A Common at an estimated fair market value per share of approximately $364.09 and $5.00, respectively. The per share fair market value of the Class A Common and Class L Common was determined based upon the per share issuance price paid by Bain Capital and other outside investors in connection with the Recapitalization (hereafter defined as the "Class L and A Common Issuance Price").
  (III) As part of the Recapitalization certain common stock and common stock options were exchanged at their carryover basis of $5,867 and $4,689, respectively, for Class L Common and Class A Common and options to purchase Class L Common and Class A Common. This exchange can be summarized as follows:

                                                 FAIR MARKET   TOTAL FAIR MARKET
                                       SHARES  VALUE PER SHARE       VALUE
                                       ------- --------------- -----------------
     CONSIDERATION GIVEN
       Common stock(1)................   1,938     $11,308(1)       $21,916
       Common stock options(2)........     514       9,128(2)         4,689
                                                                    -------
         Total fair market value......                              $26,605
                                                                    =======
     CONSIDERATION RECEIVED
       Class L Common(3)..............  54,175     $   364(3)       $19,725
       Class A Common(3).............. 438,325           5(3)         2,191
       Class L Common options(4)......  14,357         294(4)         4,220
       Class A Common options(4)...... 116,158           4(4)           469
                                                                    -------
         Total fair market value......                              $26,605
                                                                    =======

    (1) The estimated fair market value of common stock is determined based upon the Per Share Merger Consideration.
    (2) The estimated fair market value of common stock options is determined based upon the Per Share Merger Consideration less the option exercise price of $2,179.
    (3) The estimated fair market value of Class L Common and Class A
        Common is determined based upon the Class L and A Common Issuance
        Price.
    (4) The estimated fair market value of options to acquire Class L
        Common and Class A Common was determined based upon the Class L and A Common Issuance Price less the exercise price of the Class L Common and Class A Common of $70.15 and $.96, respectively.
  (IV) Includes $15,000 payment on the Company's existing subordinated debt which has a carrying value at September 30, 1997 of $13,850, the difference has been recorded as a non-recurring charge of $1,150 (see Note (d) below).
  (V) In connection with the Recapitalization, the Company redeemed approximately 16,296 shares of common stock for approximately $11,308 per share. The value ascribed to each share redeemed was determined based upon the Per Share Merger Consideration.

(c) Represents a deferred purchase price obligation, contingent upon the Company's ability to utilize the deferred tax benefit recorded in connection with the exercise of options prior to the Recapitalization (See Note (a)). Management believes that it is probable that the Company will utilize these tax benefits in the near future.

(d) Represents the balance sheet impact for the following non-recurring charges related to the Transactions.

   Write-off of deferred financing fees................................. $1,542
   Early extinguishment of long term debt...............................  1,150
   Buy out of CEO's employment contract.................................  1,200
                                                                         ------
                                                                          3,892
       Net deferred tax benefit (assuming 41% effective rate)........... (1,596)
                                                                         ------
       Net charge to equity............................................. $2,296
                                                                         ======

(e) Reflects compensation expense of approximately $4,947 (recorded net of the estimated tax benefit of $2,028 assuming a 41% effective tax rate) related to the vesting of 514 options with an exercise price of approximately $2,179 per share and an estimated fair market value per share of approximately $11,810 (see note (a) for discussion of fair market value of options). Additionally, reflects the exchange of these 514 options for the following: (i) approximately 14,357 options to acquire Class L Common (estimated fair market value per share of $293.94); (ii) approximately 116,158 options to acquire Class A Common (estimated fair market value per share of $4.04) and (iii) the right to receive a pro rata portion of the deferred purchase obligation (see note (d)) of up to $258.

(f) Represents the net change in retained earnings (deficit) as a result of the redemption and subsequent retirement of existing common and common stock equivalents and preferred stock in conjunction with the Recapitalization.

  Redemption of stock and distribution to shareholders (see note (b)
   above)........................................................... $(184,271)
  Estimated fees and expenses of Recapitalization...................    (3,400)
  Deferred purchase obligation......................................    (9,477)
  Retire common stock and APIC(I)...................................    16,404
  Retire 6,601 shares of convertible preferred stock................    13,532
  Retire temporary equity...........................................    83,350
                                                                     ---------
                                                                     $ (83,862)
                                                                     =========

  (I) Represents 2,758 shares of common stock with a carrying value of $5,301 and 1,437 shares of common stock issued as a result of options that were exercised prior to the Recapitalization (carrying value of $16,970, as discussed in Note (a) above), less 1,938 shares of common stock converted into Class L Common and Class A Common at their historical carrying value ($5,867) (see note (b)(III)).

(g) Represents the Company's issuance of 112,508 shares of restricted Class A Common (valued at $5 per share which equals the Common Class L and A Issuance Price) to management in exchange for a recourse note.

(h) Reflects the incurrence of debt related to the Initial Offerings and the use of proceeds therefrom to retire the existing Senior Subordinated Facility, the Holdings Facility and a portion of the Senior Credit Facilities.

  SOURCES OF CASH:
    Discount Notes.................................................... $ 60,055
    Senior Subordinated Notes.........................................  100,000
                                                                       --------
                                                                       $160,055
                                                                       ========
  USES OF CASH:
    Payment of Holdings Facility...................................... $ 55,000
    Payment of Senior Subordinated Facility...........................   85,000
    Payment of Senior Credit Facilities...............................   10,300
    Payment of deferred financing fees................................    6,600
    Payment of premium on Holdings Facility...........................    2,055
    Cash(I)...........................................................    1,100
                                                                       --------
                                                                       $160,055
                                                                       ========

  (I) A portion of the cash proceeds from the Senior Subordinated Notes was used to repay the accrued interest on the Holdings Facility and the Senior Subordinated Facility.

(i) Reflects the write-off of deferred financing fees of $7,700 in conjunction with the retirement of the Holdings Facility and the Senior Subordinated Facility. The charge to equity for the write-off of deferred financing fees of $4,543 is net of a tax benefit of $3,157 (assuming estimated 41% effective tax rate).

(j) Reflects the non-recurring charge for the write off of the discount recorded on the Holdings Facility which was subsequently retired in conjunction with the Initial Offering.

(k) Reflects the draw down of debt and the issuance of common stock and the uses therefrom to finance the NTI Acquisition as if the NTI Acquisition had occurred on September 30, 1997 (actual purchase price at December 22, 1997 was approximately $38.5 million, including the assumption of approximately $7.4 million of debt (net of cash), before fees and expenses):

   SOURCES
     Cash.............................................................. $ 5,996
     Senior Credit Facility............................................  25,000
     Equity Contribution...............................................  10,200
                                                                        -------
       Total........................................................... $41,196
                                                                        =======
   USES
     Purchase price consideration...................................... $31,164
     Pay down of NTI debt..............................................   9,489
     Fees and expenses.................................................     543
                                                                        -------
       Total........................................................... $41,196
                                                                        =======

(l) Reflects the preliminary allocation of the estimated total acquisition cost incurred in connection with the purchase of NTI to the estimated fair value of tangible and intangible assets acquired and liabilities assumed as if the NTI Acquisition occurred on September 30, 1997. The preliminary allocation of the total acquisition cost represents management's best estimate based upon available information. The final cost allocation will be based upon appraisals and other studies, which are not yet completed. The preliminary allocation is as follows:

   PURCHASE PRICE
     Purchase price consideration...................................... $31,164
     Fees and expenses.................................................     543
                                                                        -------
       Total........................................................... $31,707
                                                                        =======
   ALLOCATED AS FOLLOWS
     Historical book value of NTI...................................... $ 5,065
     Estimated step-up of inventory....................................     200
     Goodwill..........................................................  26,442
                                                                        -------
       Total........................................................... $31,707
                                                                        =======

(m) Represents the elimination of NTI's historical net equity balances in connection with purchase accounting.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                            NTI
                                       STATEMENT OF                   PRO FORMA
                          HISTORICAL    OPERATIONS                   ADJUSTMENTS              PRO FORMA
                         TWELVE MONTHS TWELVE MONTHS           --------------------------   TWELVE MONTHS
                             ENDED         ENDED               TRANSACTIONS                     ENDED
                         SEPTEMBER 30, SEPTEMBER 29,               AND            NTI       SEPTEMBER 30,
                             1997         1997(A)    COMBINED   OFFERINGS     ACQUISITION       1997
                         ------------- ------------- --------  ------------   -----------   -------------
Net sales...............    $73,850       $29,191    $103,041    $   --         $   --        $103,041
Cost of goods sold......     35,625        24,687      60,312        --             --          60,312
                            -------       -------    --------    -------        -------       --------
Gross profit............     38,225         4,504      42,729        --             --          42,729
Operating expenses:
 Compensation to CEO....      1,030           --        1,030     (1,030)(b)        --             --
 General and
  administration........      2,177         1,102       3,279        --           1,058(e)       4,337
 Sales and marketing....      6,824         1,393       8,217        --             --           8,217
 Stock compensation and
  related bonuses.......      5,283           --        5,283     (5,283)(g)        --             --
                            -------       -------    --------    -------        -------       --------
Operating income........     22,911         2,009      24,920      6,313         (1,058)        30,175
Interest expense........     (9,971)         (769)    (10,740)   (16,716)(c)     (1,306)(f)    (28,762)
Other income............         87            14         101        --             --             101
                            -------       -------    --------    -------        -------       --------
Income before income
 taxes..................     13,027         1,254      14,281    (10,403)        (2,364)         1,514
Provision for (benefit
 from) income taxes.....      5,395           368       5,763     (4,319)(d)       (389)(d)      1,055
                            -------       -------    --------    -------        -------       --------
Net income (loss).......    $ 7,632       $   886    $  8,518    $(6,084)       $(1,975)      $    459
                            =======       =======    ========    =======        =======       ========
OTHER DATA:
EBITDA (h)..............    $25,292       $ 3,998    $ 29,290    $ 6,313        $   --        $ 35,603
EBITDA margin...........         34%           14%         28%       --             --              35%
Depreciation and
 amortization...........      2,381         1,989       4,370        --           1,058          5,428
Capital expenditures....      4,213         1,901       6,114        --             --           6,114


       See Notes to Unaudited Pro Forma Consolidated Statement of Income

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS
                                                               ---------------------------
                                            NTI
                                       STATEMENT OF
                          HISTORICAL    OPERATIONS                                             PRO FORMA
                         TWELVE MONTHS TWELVE MONTHS                                         TWELVE MONTHS
                             ENDED         ENDED                                                 ENDED
                         DECEMBER 31,    APRIL 1,              TRANSACTIONS        NTI       DECEMBER 31,
                             1996          1997      COMBINED  AND OFFERINGS   ACQUISITION       1996
                         ------------- ------------- --------  -------------   -----------   -------------
Net sales...............    $67,515       $26,985    $94,500     $    --         $   --         $94,500
Cost of goods sold......     30,505        23,101     53,606          --             --          53,606
                            -------       -------    -------     --------        -------        -------
Gross profit............     37,010         3,884     40,894          --             --          40,894
Operating expenses:
 Compensation to CEO....      1,055           --       1,055       (1,055)(b)        --             --
 General and
  administration........      1,929         1,077      3,006          --           1,058(e)       4,064
 Sales and marketing....      5,989         1,224      7,213          --             --           7,213
                            -------       -------    -------     --------        -------        -------
Operating income........     28,037         1,583     29,620        1,055         (1,058)        29,617
Interest expense........     (9,518)         (618)   (10,136)     (17,180)(c)     (1,457)(f)    (28,773)
Other income............        102            30        132          --             --             132
                            -------       -------    -------     --------        -------        -------
Income before income
 taxes..................     18,621           995     19,616      (16,125)        (2,515)           976
Provision for (benefit
 from) income taxes.....      6,265           240      6,505       (5,242)(d)       (429)(d)        834
                            -------       -------    -------     --------        -------        -------
Net income..............    $12,356       $   755    $13,111     $(10,883)       $(2,086)       $   142
                            =======       =======    =======     ========        =======        =======
OTHER DATA:
EBITDA (h)..............    $30,084       $ 3,606    $33,690     $  1,055        $   --         $34,745
EBITDA margin...........         45%           13%        36%         --             --              37%
Depreciation and
 amortization...........      2,047         2,023      4,070          --           1,058          5,128
Capital expenditures....      3,666         6,341     10,007          --             --          10,007


       See Notes to Unaudited Pro Forma Consolidated Statement of Income

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS
                                                               ---------------------------
                                            NTI
                                       STATEMENT OF
                          HISTORICAL    OPERATIONS                                             PRO FORMA
                          NINE MONTHS   NINE MONTHS                                           NINE MONTHS
                             ENDED         ENDED                                                 ENDED
                         SEPTEMBER 30, SEPTEMBER 30,           TRANSACTIONS                  SEPTEMBER 30,
                             1996          1996      COMBINED  AND OFFERINGS   ACQUISITION       1996
                         ------------- ------------- --------  -------------   -----------   -------------
Net sales...............    $49,086       $21,961    $71,047     $    --         $   --         $71,047
Cost of goods sold......     21,899        18,108     40,007          --             --          40,007
                            -------       -------    -------     --------        -------        -------
Gross profit............     27,187         3,853     31,040          --             --          31,040
Operating expenses:
 Compensation to CEO....        836           --         836         (836)(b)        --             --
 General and
  administration........      1,377           910      2,287          --             793(e)       3,080
 Sales and marketing....      4,503           998      5,501          --             --           5,501
                            -------       -------    -------     --------        -------        -------
Operating income........     20,471         1,945     22,416          836           (793)        22,459
Interest expense........     (6,974)         (376)    (7,350)     (13,081)(c)     (1,180)(f)    (21,611)
Other income............         71            63        134          --             --             134
                            -------       -------    -------     --------        -------        -------
Income before provision
 for income taxes.......     13,568         1,632     15,200      (12,245)        (1,973)           982
Provision for (benefit
 from) income
 taxes..................      4,270           512      4,782       (3,728)(d)       (327)(d)        727
                            -------       -------    -------     --------        -------        -------
Net income..............    $ 9,298       $ 1,120    $10,418     $ (8,517)       $(1,646)       $   255
                            =======       =======    =======     ========        =======        =======
OTHER DATA:
EBITDA (h)..............    $21,966       $ 3,238    $25,204     $    836        $   --         $26,040
EBITDA margin...........         45%           15%        35%         --             --              37%
Depreciation and
 amortization...........      1,495         1,293      2,788          --             793          3,581
Capital expenditures....      2,720         5,287      8,007          --             --           8,007


       See Notes to Unaudited Pro Forma Consolidated Statement of Income

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS
                                                               --------------------------
                                            NTI
                                       STATEMENT OF
                          HISTORICAL    OPERATIONS                                            PRO FORMA
                          NINE MONTHS   NINE MONTHS                                          NINE MONTHS
                             ENDED         ENDED                                                ENDED
                         SEPTEMBER 30, SEPTEMBER 29,           TRANSACTIONS       NTI       SEPTEMBER 30,
                             1997          1997      COMBINED  AND OFFERINGS  ACQUISITION       1997
                         ------------- ------------- --------  -------------  -----------   -------------
Net sales...............    $55,421       $23,436    $78,857      $   --        $   --        $ 78,857
Cost of goods sold......     27,019        19,611     46,630          --            --          46,630
                            -------       -------    -------      -------       -------       --------
Gross profit............     28,402         3,825     32,227          --            --          32,227
Operating expenses:
 Compensation to CEO....        811           --         811         (811)(b)       --             --
 General and
  administration........      1,625           863      2,488          --            793(e)       3,281
 Sales and marketing....      5,338         1,140      6,478          --            --           6,478
 Stock compensation and
  related bonuses.......      5,283           --       5,283       (5,283)(g)       --             --
                            -------       -------    -------      -------       -------       --------
Operating income........     15,345         1,822     17,167        6,094          (793)        22,468
Interest expense........     (7,427)         (598)    (8,025)     (12,617)(c)      (958)(f)    (21,600)
Other income............         56            12         68          --            --              68
                            -------       -------    -------      -------       -------       --------
Income before income
 taxes..................      7,974         1,236      9,210       (6,523)       (1,751)           936
Provision for (benefit
 from) income taxes.....      3,400           366      3,766       (2,805)(d)      (252)(d)        709
                            -------       -------    -------      -------       -------       --------
Net income..............    $ 4,574       $   870    $ 5,444      $(3,718)      $(1,499)      $    227
                            =======       =======    =======      =======       =======       ========
OTHER DATA:
EBITDA (h)..............    $17,174       $ 3,298    $20,472      $ 6,094       $   --        $ 26,566
EBITDA margin...........         31%           14%        26%         --            --              34%
Depreciation and
 amortization...........      1,829         1,476      3,305          --            793          4,098
Capital expenditures....      3,267         1,119      4,386          --            --           4,386


       See Notes to Unaudited Pro Forma Consolidated Statement of Income

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

   YEAR ENDED DECEMBER 31, 1996 AND SEPTEMBER 30, 1997 AND NINE MONTHS ENDED
                          SEPTEMBER 30, 1996 AND 1997
                            (DOLLARS IN THOUSANDS)

(a) Information for the latest twelve months ended April 1, 1997 represents the summation of the pro forma year ended December 31, 1996 and pro forma six months ended September 29, 1997 information, less the pro forma six months ended September 30, 1996.
(b) Reflects cost savings as a result of the cancellation of the employment agreement with the Company's CEO as a direct result of the Recapitalization. The CEO's employment was terminated on October 28, 1997.
(c) The increase to pro forma interest expense as a result of the Recapitalization is as follows:

                                LATEST
                             TWELVE MONTHS  YEAR ENDED   NINE MONTHS   NINE MONTHS
                             SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                 1997          1996         1996          1997
                             ------------- ------------ ------------- -------------
   Elimination of Details
    Capital historical
    interest expense and
    fees...................     $(9,971)     $(9,518)     $ (6,974)      $(7,427)
                                -------      -------      --------       -------
   Senior Credit Facilities
   (assuming LIBOR at 5.8%)
    Term Loan A-LIBOR plus
     2.50%.................       2,581        2,581         1,936         1,936
    Term Loan B-LIBOR plus
     2.75%.................       4,289        4,289         3,217         3,217
   Senior Subordinated
    Notes..................      10,000       10,000         7,500         7,500
   Other bank fees and
    unused commitment fee
    on the Revolving Credit
    Facility...............         150          150           113           113
   Capital leases..........         764          775           612           601
   Other...................         200          200           150           150
                                -------      -------      --------       -------
       Cash interest
        expense............      17,984       17,995        13,528        13,517
    Noncash interest on
     Discount Notes
     and related fees
     (using an effective
     interest rate of
     13.3%)................       7,616        7,616         5,712         5,712
    Amortization of
     deferred financing
     fees ($7,500 over
     average 6.9 years)....       1,087        1,087           815           815
                                -------      -------      --------       -------
                                  8,703        8,703         6,527         6,527
       Total interest from
        recapitalization
        debt requirements..      26,687       26,698        20,055        20,044
                                -------      -------      --------       -------
         Net increase in
          interest.........     $16,716      $17,180      $ 13,081       $12,617
                                =======      =======      ========       =======

  An increase or decrease in the assumed weighted average interest rate on the Senior Credit Facilities of 0.125% would change pro forma interest expense by $102, $102, $77, and $77 for the latest twelve months ended September 30, 1997, for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, respectively.

(d) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) the Company's historical tax provision using historical amounts; (ii) the direct tax effects of the pro forma transactions and offerings adjustments described herein at an estimated 41% effective tax rate; and (iii) the direct tax effects of the pro forma NTI Acquisition adjustments described herein at an estimated 41% effective tax rate plus the tax effect of the non-deductibility of the NTI goodwill for income tax purposes.

(e) Represents the adjustment to reflect ongoing goodwill amortization resulting from the NTI acquisition. The acquisition will result in goodwill of approximately $26,442, which is to be amortized over a twenty-five year period.
(f) The increase to pro forma interest expense as a result of the Company's draw down on its acquisition line under the Senior Credit Facility in connection with the NTI acquisition is as follows:

                               LATEST
                            TWELVE MONTHS  YEAR ENDED   NINE MONTHS   NINE MONTHS
                            SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                1997          1996         1996          1997
                            ------------- ------------ ------------- -------------
   Elimination of NTI
    historical interest
    expense................    $ (769)       $ (618)      $ (376)       $ (598)
   Senior Credit Facility
    Acquisition Facility--
    5.8% LIBOR plus 2.5%...     2,075         2,075        1,556         1,556
                               ------        ------       ------        ------
   Net increase in
    interest...............    $1,306        $1,457       $1,180        $  958
                               ======        ======       ======        ======

  An increase or decrease in the assumed weighted average interest rate on the Acquisition Facility of 0.125% would change pro forma interest expense by $31, $31, $23 and $23 for the latest twelve months ended September 30, 1997, for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, respectively.

(g) Reflects the elimination of the charge recorded for stock options vested under the Company's 1996 Stock Option Plan. In conjunction with the Recapitalization, all remaining options under the 1996 Stock Option Plan were exchanged for options to purchase Class A Common and Class L Common. All options to purchase Class A Common and Class L Common under the Company's Stock Option Plans qualify for fixed plan accounting treatment. Under fixed plan accounting, changes in the fair value of the Company's common stock relative to the exercise price of the underlying options will not result in additional charges (or credits) to the Company's statement of income.
(h) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation, amortization and net interest expense.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  Set forth below are selected historical consolidated financial data of the Company at the dates and for the periods indicated. The selected historical consolidated statements of income data of the Company for each of the three years ended December 31, 1996 and the selected historical consolidated balance sheet data as of December 31, 1995 and 1996 were derived from the historical consolidated financial statements of the Company that were audited by McGladrey & Pullen, LLP, whose report appears elsewhere in this Prospectus. The selected historical consolidated financial data of the Company for the year ended December 31, 1992 and the nine month periods ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments necessary for a fair presentation. The selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                          NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------------------  -------------------
                           1992     1993      1994      1995      1996      1996      1997
                          -------  -------  --------  --------  --------  --------  ---------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DA-
 TA:
 Net sales..............  $25,759  $32,394  $ 44,086  $ 59,370  $ 67,515  $ 49,086  $  55,421
 Cost of goods sold.....   13,142   16,480    20,415    25,156    30,505    21,899     27,019
                          -------  -------  --------  --------  --------  --------  ---------
 Gross profit...........   12,617   15,914    23,671    34,214    37,010    27,187     28,402
 Operating expenses:
 Compensation to CEO
  (1)...................    9,414   11,513       412       418     1,055       836        811
 General and administra-
  tion..................      690    1,136     1,385     1,789     1,929     1,377      1,625
 Sales and marketing....    2,672    3,074     3,542     5,293     5,989     4,503      5,338
 Stock compensation and
  related bonuses (2)...      --       --        --        --        --        --       5,283
                          -------  -------  --------  --------  --------  --------  ---------
 Operating income
  (loss)................     (159)     191    18,332    26,714    28,037    20,471     15,345
 Interest expense.......      (57)    (167)     (181)     (371)   (9,518)   (6,974)    (7,427)
 Interest income........       21       10        13        42       102        71         56
                          -------  -------  --------  --------  --------  --------  ---------
 Income (loss) before
  income taxes..........     (195)      34    18,164    26,385    18,621    13,568      7,974
 Provision for (benefit
  from) income taxes
  (3)...................      (18)     221       273       396     6,265     4,270      3,400
                          -------  -------  --------  --------  --------  --------  ---------
 Net income (loss)......  $  (177) $  (187) $ 17,891  $ 25,989  $ 12,356  $  9,298      4,574
                          =======  =======  ========  ========  ========  ========  =========
OTHER FINANCIAL DATA:
 EBITDA (4).............  $   567  $ 1,047  $ 19,214  $ 27,768  $ 30,084  $ 21,966  $  17,174
 Adjusted EBITDA (5)....    9,981   12,560    19,626    28,186    31,139    22,802     23,268
 Depreciation...........      726      856       882     1,054     2,047     1,495      1,829
 Cash provided by oper-
  ating activities......      298      395    18,094    26,141    12,158    10,882     11,506
 Cash flow (used in) in-
  vesting activities....   (1,273)  (1,254)     (844)   (2,946)   (3,577)   (2,712)    (3,267)
 Cash provided by (used
  in) financing
  activities............      786    2,277   (15,156)  (26,409)   (8,885)   (6,786)    (7,466)
 Cash dividends on
  Common Stock..........      --       --     13,026    27,076     6,618     6,618        --
 Ratio of earnings to
  fixed charges (6).....      --       1.1x     51.5x     46.6x      3.0x      2.9x       2.1x
BALANCE SHEET DATA (END
 OF PERIOD):
 Working capital........  $ 1,170  $   (74) $    (96) $ (2,264) $ (3,514) $   (884) $  (5,892)
 Total assets...........    6,164    9,097    12,015    13,081    27,503    26,930     31,686
 Total debt.............    1,434    3,446     1,316     1,982    94,101    96,157     87,410
 Equity (net capital de-
 ficiency) (7)..........    2,993    2,806     2,806     2,500   (72,674)  (75,732)   (65,177)

--------
(1) Represents compensation paid to the Company's former CEO, who also was the sole shareholder since the Company's inception through the Initial Recapitalization and whose employment terminated on October 28, 1997.
(2) Represents stock compensation and related bonuses under the Company's 1996 Stock Option Plan.
(3) Prior to February 1996, the Company elected to be taxed as an "S" corporation and paid income taxes at a reduced rate. On a pro forma basis, income tax expense would have been higher by the following amounts: 1994- $7,175; 1995-$10,425; 1996-$1,295 and September 30, 1996-$1,295.
(4) "EBITDA" is defined herein as income before income taxes, depreciation, amortization and net interest expense. EBITDA is presented because the Company believes it is frequently used by security analysts in the evaluation of companies. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(5) "Adjusted EBITDA" is defined herein as EBITDA adjusted for certain items of income which are not expected to be incurred by the Company subsequent to the Transactions. These items consist of the compensation paid to the Company's former CEO whose employment terminated on October 28, 1997 and stock compensation and related bonuses under the Company's 1996 Stock Option Plan.
(6) For purposes of computing this ratio, earnings consists of income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense. Earnings were not sufficient to cover fixed charges by $195 for the year ended December 31, 1992.
(7) The net capital deficiency as of December 31, 1996 reflects the Initial Recapitalization of the Company that took place in January of 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the financial condition and results of operations covers periods before completion of the Transactions. In connection with the Transactions, the Company entered into financing arrangements and altered its capital structure. Accordingly, the results of operations for periods subsequent to the consummation of the Transactions will not necessarily be comparable to prior periods. See "The Transactions," "Capitalization," "Description of Other Indebtedness," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data," and the audited and unaudited consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company believes, based on industry data, that it is one of the largest domestic manufacturers and marketers of PCBs for the quick-turn segment of the PCB industry. The Company produces PCBs for over 300 customers across a wide range of end-use markets including the telecommunications, computer, contract manufacturing, industrial instrumentation and consumer electronics industries. For the nine months ended September 30, 1997, approximately 70% of the Company's sales were quick-turn PCBs. The Company's net sales of PCB panels, which consist of multiple individual printed circuit boards, have grown at a compound annual growth rate of 25% from $25.8 million in fiscal year ended December 31, 1992 to $73.9 million in the twelve months ended September 30, 1997.

SIGNIFICANT TRANSACTIONS

  The Company was established in 1978 by James Swenson. In 1992, the Company installed new management, headed by Bruce McMaster, and began to focus primarily on quick-turn products. In late January 1996, CMC and its affiliates acquired approximately 40% of the outstanding stock of the Company in a recapitalization (the "Initial Recapitalization"). On October 4, 1997, Holdings and its stockholders entered into the Recapitalization Agreement pursuant to which the Merger was consummated on October 28, 1997. See "The Transactions." The Company incurred a non-recurring charge of approximately $47.7 million (net of estimated income tax benefits of $17.3 million) as a result of the following events in connection with the Transactions: (i) the write-off of deferred financing fees; (ii) the early extinguishment of the Company's long-term debt; (iii) the buyout of the CEO's employment contract; and (iv) the compensation expense attributable to the accelerated vesting of the outstanding options under the Company's variable stock plan in conjunction with the Recapitalization. Because the Merger has been accounted for as a recapitalization, the historical cost basis of the Company's assets and liabilities was not affected.

RESULTS OF OPERATIONS

  The following table sets forth certain condensed historical financial data for the Company expressed as a percentage of net sales for the periods set forth below:

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                 -------------------------  ------------------
                                  1994     1995     1996      1996      1997
                                 -------  -------  -------  --------  --------
Net sales.......................   100.0%   100.0%   100.0%    100.0%    100.0%
Cost of goods sold..............    46.3     42.4     45.2      44.6      48.8
                                 -------  -------  -------  --------  --------
Gross profit....................    53.7     57.6     54.8      55.4      51.2
Operating expenses:
  Stock compensation and related
   bonuses......................       0        0        0         0       9.5
  Other operating expenses......    12.1     12.6     13.3      13.7      14.0
                                 -------  -------  -------  --------  --------
Operating income................    41.6     45.0     41.5      41.7      27.7
Net interest expense............    (0.4)    (0.5)   (13.9)    (14.1)    (13.3)
                                 -------  -------  -------  --------  --------
Income before income taxes......    41.2     44.5     27.6      27.6      14.4
Income tax expense..............    (0.6)    (0.7)    (9.3)     (8.7)     (6.1)
                                 -------  -------  -------  --------  --------
Net income......................    40.6     43.8     18.3      18.9       8.3
                                 =======  =======  =======  ========  ========

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Net Sales. Net sales for the nine months ended September 30, 1997, increased $6.3 million or 12.9% to $55.4 million from $49.1 million for the nine months ended September 30, 1996. The increase was largely due to growth in the volume of units shipped primarily attributable to increased demand from telecommunications customers. During the nine months ended September 30, 1997, the Company's largest customer accounted for 10.9% of net sales. During the nine months ended September 30, 1996, the Company's largest customer accounted for 17.5% of net sales.

  Gross Profit. Gross profit for the nine months ended September 30, 1997, increased $1.2 million to $28.4 million from $27.2 million for the nine months ended September 30, 1996. As a percentage of net sales, gross profit decreased 4.2% from 55.4% for the nine months ended September 30, 1996, to 51.2% for the nine months ended September 30, 1997. The decrease in gross profit as a percentage of sales was primarily attributable to increases in engineering, manufacturing and systems personnel needed to support continued growth in manufacturing capacity.

  Stock Compensation. During the nine months ended September 30, 1997, stock compensation and related bonuses increased $5.3 million from the nine months ended September 30, 1996, due primarily to non-cash expense for the vesting of employee stock options granted in 1996.

  Other Operating Expenses. Other operating expenses increased $1.1 million or 15.8% to $7.8 million for the nine months ended September 30, 1997, as compared to $6.7 million for the nine months ended September 30, 1996. As a percentage of net sales, other operating expenses increased to 14.0% for the nine months ended September 30, 1997, as compared to 13.7% for the nine months ended September 30, 1996. The increase was due to additional sales and marketing expenses attributable to increased sales coupled with the start-up costs associated with the January 1997 opening of the Company's sales office in London. The Company anticipates operating expenses will continue to increase in proportion to revenue as the Company expands.

  Net Interest Expense. Net interest expense for the nine months ended September 30, 1997, increased $469,000 to $7.4 million from $6.9 million for the nine months ended September 30, 1996. The increase in interest expense is primarily due to the nine months ended September 30, 1996 containing only 8 months of interest from the Initial Recapitalization which occurred in late January 1996. In connection with the Initial Recapitalization, the Company incurred approximately $95.0 million in bank indebtedness. If the Initial Recapitalization would have been entered into on January 1, 1996, interest expense for the nine months ended September 30, 1996, would have been higher by approximately $770,000 for a total of $7.6 million. At September 30, 1997, the Company's total debt is approximately $87.4 million resulting in a corresponding decrease in interest expense for the nine months ended September 30, 1997. On a pro forma basis, after giving effect to the Transactions, the Initial Offerings and the NTI Acquisition, the Company anticipates that interest expense will increase to approximately $2.4 million per month beginning in the fourth quarter of 1997.

  Income Tax Expense. Income tax expense for the nine months ended September 30, 1997, was $3.4 million or 42.6% of income before income taxes. Income tax expense for the nine months ended September 30, 1996, was $4.3 million or 31.5% of income before income taxes. Prior to the Initial Recapitalization, the Company was taxed as an "S" corporation for income tax purposes. As an "S" corporation, the Company paid reduced income taxes and all income was passed through to the stockholder of the Company. On a pro forma basis, the Company's effective tax rate would have been 41% had the "S" corporation election not been in effect. The Company anticipates a combined tax rate of approximately 41% in the future under the current federal and state income tax rate structure.

  Net Income. For the reasons discussed above, net income for the nine months ended September 30, 1997, decreased $4.7 million to $4.6 million from $9.3 million for the nine months ended September 30, 1996.

1996 COMPARED TO 1995

  Net Sales. Net sales increased $8.1 million or 13.7% to $67.5 million in 1996 from $59.4 million in 1995. The increase was due primarily to a change in the product sales mix resulting in an increase in average panel price partially offset by a decrease in total panels shipped. The overall increase in average price per panel was a result of the Company's increased emphasis on prototype and premium products. During 1996, the Company had sales to two customers totaling $16.6 million or 24.6% of net sales. During 1995, the Company had sales to these two customers totaling $16.4 million or 27.7% of net sales.

  Gross Profit. Gross profit increased $2.8 million to $37.0 million in 1996 from $34.2 million for 1995. As a percentage of net sales, gross profit decreased 2.8% to 54.8% in 1996 from 57.6% in 1995. The decrease in gross profit as a percentage of sales was primarily the result of an increase in the Company's investment in engineering, manufacturing and systems personnel to support continued growth in manufacturing capacity, combined with increased manufacturing costs incurred on more complex, high density PCBs.

  Other Operating Expenses. Other operating expenses increased $1.5 million or 19.6% to $9.0 million in 1996 from $7.5 million in 1995. As a percentage of net sales, other operating expenses increased to 13.3% in 1996 from 12.6% in 1995. Of these totals, compensation to the CEO increased $637,000 to $1.1 million in 1996 from $418,000 in 1995. This increase was due to a new employment contract signed in January 1996 in connection with the Initial Recapitalization. In connection with the Recapitalization, the Company negotiated a termination of the CEO's current contract and anticipates an elimination of annual compensation expense to this individual of $1.1 million beginning in November 1997.

  Net Interest Expense. Net interest expense increased $9.1 million to $9.4 million from $329,000 in 1995. The increase in interest expense is primarily due to the debt incurred of approximately $95.0 million and $6.6 million in capital lease transactions in connection with the Initial Recapitalization. Prior to 1996, the Company had incurred only nominal amounts of debt for the purchase of equipment.

  Income Tax Expense. Income tax expense was $6.3 million or 33.6% of income before income taxes in 1996. Income tax expense was $396,000 or 1.5% of income before income taxes in 1995. The income tax rates were lower than the statutory income tax rate since the Company changed from an "S" corporation to a "C" corporation in late January 1996. On a pro forma basis, the income tax rate of the Company if it were taxable as a "C" corporation for all of 1996 would have been 41%.

  Net Income. For the reasons discussed above, net income decreased $13.6 million to $12.4 million in 1996 from $26.0 million in 1995.

1995 COMPARED TO 1994

  Net Sales. Net sales increased $15.3 million or 34.7% to $59.4 million in 1995 from $44.1 million in 1994. The increase was due primarily to a change in the product sales mix resulting in an increase in the average panel price combined with an increase in total panels shipped. The overall increase in average price per panel was a result of the Company's increased emphasis on prototype and premium products. The increase in panels shipped is the result of the Company's focus on obtaining larger quantity orders for quick-turn PCB business as well as increases in prototype and premium units produced. Increased capacity utilization experienced at standard lead-time PCB production houses also resulted in extended lead times for production orders and less capacity available for quick-turn services, and as a result, the Company experienced increased orders to fill this shortage of quick-turn capacity. During 1995, two customers accounted for $16.4 million or 27.7% of net sales. During 1994, two customers accounted for sales of $17.3 million or 39.3% of net sales.

  Gross Profit. Gross profit increased $10.5 million to $34.2 million in 1995 from $23.7 million for 1994. As a percentage of net sales, gross profit increased 3.9% to 57.6% in 1995 from 53.7% in 1994. The increase in gross profit was primarily attributable to the increase in prototype and premium units produced and sold in 1995 as compared to 1994 and a decrease in manufacturing expenses.

  Other Operating Expenses. Other operating expenses increased $2.2 million or 40.5% to $7.5 million in 1995 from $5.3 million in 1994. As a percentage of net sales, other operating expenses increased 0.5% to 12.6% in 1995 from 12.1% in 1994. The increase was due to a $1.7 million increase in sales and marketing expense due to higher variable costs directly attributable to increased sales. In addition, general and administrative expenses increased by $404,000 as a result of an increase in fixed costs associated with the administration of a larger organization.

  Net Interest Expense. Net interest expense increased $161,000 to $329,000 in 1995 from $168,000 in 1994 due to an increase in debt outstanding used in the purchase of production equipment.

  Income Tax Expenses. Income tax expense was $396,000 or 1.5% of income before income taxes in 1995. Income tax expense was $273,000 or 1.5% of income before income taxes in 1994. The income tax rates were lower than the statutory income tax rate since the Company was an "S" corporation for income tax purposes.

  Net Income. For the reasons discussed above, net income increased $8.1 million to $26.0 million in 1995 from $17.9 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of liquidity are cash provided by operations and borrowings under various debt instruments. The Company's principal uses of cash have been to finance capital expenditures and meet debt service requirements. The Company anticipates that it will also use cash in the future to finance possible acquisitions.

  Net cash provided by operating activities was $11.5 million and $10.9 million for the nine months ended September 30, 1997 and 1996, respectively. Net cash provided by operating activities was $12.2 million, $26.1 million and $18.1 million for the fiscal years ended 1996, 1995 and 1994, respectively. Fluctuations in net cash provided by operating activities is primarily attributable to increases and decreases in the Company's net income before non-cash charges.

  Financing activities in 1996 primarily consisted of distributions to shareholders and shareholder transactions and increased debt requirements in connection with the Initial Recapitalization. Net cash used in financing activities was $15.2 million, $26.4 million and $8.9 million for the fiscal years ended December 31, 1994, 1995 and 1996, respectively. Financing activities in 1994 and 1995 primarily consisted of distributions to shareholders.

  The Company's capital expenditures were $0.8 million, $2.9 million, $3.7 million and $3.3 million in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. The Company anticipates these expenditures will increase to approximately $4 million for the full year 1997 and $6 million for 1998.

  Prior to January 1996, the Company was wholly-owned by James Swenson. In January 1996, the Company declared a dividend of $2.7 million payable to James Swenson. On January 31, 1996, the Company redeemed 8,162 shares of its common stock held by James Swenson for $105 million. This represented approximately 60% of the then outstanding stock of the Company. The Company funded this redemption through the issuance of $95 million of debt and the sale of 6,671 shares of convertible preferred stock and 2,509 shares of common stock. Total proceeds from the sale of stock were $20 million.

  As of October 28, 1997, after giving effect to the Transactions, the Company incurred new indebtedness aggregating $241.5 million. As a result of the Transactions, the Company has significantly increased cash requirements for debt service relating to the Senior Subordinated Notes and Senior Credit Facilities. On December 22, 1997, the Company incurred additional debt of $25 million under the Term Loan Facilities in connection with the NTI Acquisition. As of December 31, 1997, the Company had borrowings of approximately $272.2 million and up to $30 million available for borrowing under the Revolving Credit Facility. The Company's estimated minimum principal payment obligations under the Senior Credit Facilities are $3.5 million and $7.0 million for fiscal 1998 and fiscal 1999, respectively. This compares to $11.0 million and $12.5 million, which would have been required under its previous facilities. Concurrently with the Initial Offering, Details conducted the Note Offering, a portion of the proceeds of which it used to repay the Holdings Facility.

  Concurrently with the Exchange Offer, Details is conducting an exchange offer for the Senior Subordinated Notes. The Senior Subordinated Notes and the Senior Subordinated Notes exchanged therefor are both herein referred to as the "Senior Subordinated Notes." The Senior Subordinated Notes will mature in 2005. Interest on the Senior Subordinated Notes will be payable semi-annually in cash. The Company's ability to incur additional indebtedness is limited under the Indenture, the Senior Subordinated Note Indenture and the Senior Credit Facilities. See "Description of Exchange Discount Notes--Certain Covenants."

  Details Capital is a holding company, and its ability to pay interest on the Discount Notes is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Details Capital does not have, and may not in the future have, any assets other than the common stock of Details (which is pledged to secure the obligations of Details under the Senior Credit Facilities). Details and its subsidiaries are parties to the Senior Credit Facilities and the Senior Subordinated Note Indenture, each of which imposes substantial restrictions on Details' ability to pay dividends to Details Capital. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

  Based upon the current level of operations, management believes that cash generated from operations, available cash and amounts available under the Senior Credit Facilities, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. Accordingly, there can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Senior Credit Facilities to enable the Company to service its indebtedness, including the Discount Notes and the Senior Subordinated Notes, or make anticipated capital expenditures. The Company's future operating performance and ability to service or refinance the Discount Notes and the Senior Subordinated Notes and to extend or refinance the Senior Credit Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

IMPACT OF INFLATION

  The Company believes that its results of operations are not dependent upon moderate changes in the inflation rate. However, severe increases in inflation could affect the global and United States economy and could have an impact on the Company's profitability.

COMPUTER SYSTEMS AND YEAR 2000

  The Company is currently developing a plan to insure that its systems and software infrastructure are Year 2000 compliant. The scheduled implementation of all phases of the plan is February 1998. Given the relatively small size of the Company's systems and the predominately new hardware, software and operating systems, management does not anticipate any significant delays in becoming Year 2000 compliant. However, the Company is unable to control whether its customers' and suppliers' systems are Year 2000 compliant. To the extent that customers would be unable to order product or pay invoices or suppliers would be unable to manufacture and ship product, it could affect the Company's operations. However, management does not believe that Year 2000 changes will have a material impact on the operating results or financial condition of the Company.

CHANGES IN ACCOUNTING PRINCIPLES

  FASB has also issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 modifies the disclosure requirements for reportable segments and is effective for the Company's year ending December 31, 1998. The Company has not determined if the effect of the adoption of this Statement would require the Company to report industry segments.

RECENT DEVELOPMENTS

  On December 22, 1997, Details acquired all of the outstanding shares of common stock of NTI for approximately $38.5 million. The purchase price includes the assumption of approximately $7.4 million of NTI's debt without giving effect to the final purchase price adjustment. The acquisition was funded in part through the issuance of additional equity interests in Holdings in the aggregate amount of $10.2 million to certain existing investors in Holdings as well as three new investors, including an existing investor in NTI. The remainder of the purchase price was funded with cash from Holdings and a $25 million term loan borrowing under the Details' Term Loan Facilities.

  NTI manufactures complex PCBs of OEMs in the electronics industry and focuses primarily on pre-production market opportunities with lead times of 10 to 20 days. NTI currently manufactures all of its products at two leased facilities located in Colorado Springs, Colorado occupying 84,000 square feet (which also include its executive offices). NTI is operated as a wholly-owned subsidiary of the Company and is currently headed by James S. Marcelli. Mr. Marcelli, who has run NTI since 1991, is now a Vice President of the Company and President of NTI. As of September 30, 1997, NTI employed approximately 325 employees, all of whom are non-union employees.

  The NTI Acquisition has been accounted for under the purchase method of accounting. As a result, the total acquisition cost has been allocated to the estimated fair value of tangible and intangible assets acquired and liabilities assumed. Based upon management's preliminary estimate of the fair value of the assets acquired and liabilities assumed, the Company has recorded approximately $26 million in goodwill, which will be amortized over a period of twenty-five years.

                                 THE INDUSTRY

TECHNICAL OVERVIEW

  PCBs serve as the foundation of almost all electronic products, providing the circuitry and mounting surfaces necessary to interconnect discrete electronic components, including integrated circuits, capacitors and resistors. PCBs consist of a pattern of electrical circuitry etched from copper and laminated to a board made of insulating material, thereby providing electrical interconnection between the components mounted onto it. PCBs can be designed as single-sided, double-sided, or multi-layer boards, are characterized as rigid or flexible depending on their end-use and are designed to customer specification using computer aided design ("CAD") software. Multi-layer PCBs consist of stacked boards separated by bonding sheets and pressed to form a solid board. Electrical connections between the layers are made using standard plated through-holes (drilled and plated through the whole board), or by vias (plated holes between two or more layers). To meet increasing demand among OEMs and contract manufacturers, PCB manufacturers have developed more complex multi-layer designs with surface mount and other attachment technologies, narrower widths and separations of copper traces, advanced materials (such as Teflon), and small diameters of vias and through-holes to connect internal circuitry. Changes in the industry are predominantly evolutionary rather than revolutionary and many of the production processes and technologies used today were first developed more than 10 years ago.

MARKET SEGMENTATION AND GROWTH

  As electronic products have become smaller and more complex, the manufacture of PCBs has required increasingly sophisticated engineering and manufacturing expertise. These advanced manufacturing processes and technology requirements have caused OEMs to rely increasingly on independent or merchant manufacturers and to reduce dependence on their own internal captive facilities. It is estimated that in 1996 independent or merchant manufacturers served 87% of the domestic PCB market, an increase from 71% in 1992.

  The worldwide PCB market, including both captive and merchant PCB production, generated approximately $30.4 billion of revenue in 1996. The U.S. accounted for approximately 27% of the worldwide market, or $8.3 billion. As described above, approximately 87% of the domestic market, or $7.2 billion was supplied by merchant (i.e., non-captive) fabricators. The merchant market is divided between quick-turn and long-lead manufacturers. Of the $7.2 billion of domestic merchant production, quick-turn PCBs accounted for 21% or approximately $1.5 billion. Quick-turn PCBs, which are defined as printed circuit boards manufactured within 10 days (and as little as 24 hours) in prototype and pre-production quantities, are used in the design, test and launch phases of new electronic products. The quick-turn market is characterized by higher margins, faster growth and greater customer diversity than the long-lead PCB market. Since 1992, the quick-turn segment has experienced rapid growth, increasing at a 24% CAGR, twice the rate for the overall domestic PCB industry. Long-lead PCBs, defined as those with delivery lead times in excess of ten days (and customarily 3-5 weeks), typically have larger order sizes and are utilized in both the ramp-to-production and full production phases of electronic product development. The following table describes the domestic PCB market.

                           DOMESTIC PCB MARKET SIZE

                                        SHIPMENT VALUE IN BILLIONS OF DOLLARS
                                      -----------------------------------------
                                       1992   1993   1994   1995   1996   CAGR
                                      ------ ------ ------ ------ ------ ------
  Quick-Turn......................... $  0.6 $  0.8 $  1.0 $  1.2 $  1.5    24%
  Long-Lead..........................    3.1    3.6    4.2    4.9    5.7    16%
                                      ------ ------ ------ ------ ------ -----
    Total Merchant...................    3.7    4.4    5.2    6.1    7.2    18%
  Captive............................    1.5    1.5    1.5    1.4    1.1    (8%)
                                      ------ ------ ------ ------ ------ -----
    Total PCB Market................. $  5.2 $  5.9 $  6.7 $  7.5 $  8.3    12%

  The customary evolution of an electronic product results in several phases of PCB procurement: prototype, pre-production and production. Initially, in the design and development stage, customers order small lot sizes (1-25 boards) and demand quick-turn delivery ("prototype boards"); in the test-marketing and product introduction stages, they order low to medium quantities (up to 5,000 boards) which may or may not require quick-turn delivery ("pre-production boards"); and in the product roll-out stage, they tend to order large volumes with lead times in excess of three weeks ("production boards"). Prototype and pre-production boards, the segments in which the Company competes, command escalating pricing premiums the shorter the lead time and the greater the board complexity. PCB complexity is determined by layer count, the use of exotic substrates and materials, the fineness of line spaces and traces, the incorporation of buried resistors and capacitors, the use of microvias and numerous other features. By focusing on either time criticality, board complexity, or both, a PCB fabricator can realize significant pricing premiums and commensurately higher profitability per PCB than that attainable in the production segment of the market.

END-USE MARKETS

  PCBs are customized for specific electronic applications and are sold to OEMs and contract manufacturers in volumes that range from smaller quantities for prototypes and pre-production orders to larger quantities for volume production. PCBs are used in various end-use markets which include
(i) telecommunications products such as cellular phones, pagers and switching and transmission equipment; (ii) computers and peripherals such as notebook and desktop computers, high-end workstations, network servers, modems and printers; (iii) automotive systems such as ABS traction control, airbag and electric-powered engines and engine transmission control; (iv) industrial applications such as optical code-readers and test equipment; and (v) basic home appliances such as microwave ovens and remote controls.

TRENDS

  The PCB industry is characterized by the following trends:

  Increasing Complexity of Electronic Products. The increasing complexity of electronic products has driven technological advancements in PCBs. As this trend continues, fabricators face increasingly more difficult demands on the manufacturing process. For example, modern compact and portable designs feature advanced materials, high layer counts, narrower line widths and spaces and smaller vias to connect internal circuitry. As a result, manufacturers must remain at the forefront of both design and manufacturing technologies in order to be competitive in the prototype and pre-production segments.

  Accelerating Product Lifecycles. Rapid advances in technology and increasing competitive pressures are shortening product lifecycles and forcing electronic OEMs to develop and bring new products to market faster. This has resulted in OEMs viewing "speed to market" as a key competitive advantage causing them to partner with suppliers that can consistently deliver highly reliable product under demanding time constraints. This trend is a key driver of growth in the quick-turn market.

  Consolidating Industry. The domestic PCB industry is highly fragmented with approximately 600 active fabricators. Although the industry has experienced significant consolidation in the last four years, declining 37% from the approximately 950 manufacturers in 1992, the top eight manufacturers still only account for approximately 25% of industry sales in 1996. Consolidation in the industry is driven by (i) growing demand by electronic OEMs for both increasingly complex PCBs and shortened delivery cycles which mandates sophisticated design, engineering and manufacturing capabilities; (ii) ongoing outsourcing by electronic OEMs; and (iii) increasing desire by OEMs to use fewer suppliers.

                                   BUSINESS

GENERAL

  The Company believes, based on industry data, that it is one of the largest manufacturers and marketers of complex printed circuit boards for the time critical or "quick-turn" segment of the domestic PCB industry. Printed circuit boards are the basic platforms used to interconnect microprocessors, integrated circuits, and other components essential to the functioning of virtually all electronic products. Quick-turn PCBs, which are defined as printed circuit boards manufactured within 10 days (and as little as 24 hours) in prototype and pre-production quantities, are used in the design, test and launch phases of new electronic products. The quick-turn market is characterized by higher margins, faster growth and greater customer diversity than the long-lead market. Approximately 70% of the Company's year-to-date sales are quick-turn PCBs. Complex PCBs are those employing difficult to manufacture specifications such as high layer counts, dense circuitry designs, and exotic materials. Such boards command escalating pricing premiums the greater the complexity. The Company's advanced engineering capability enables it to produce boards with up to 40 layers employing leading edge fabrication technologies. The Company supplies over 300 customers in a wide range of end-use markets including the telecommunications, computer, contract manufacturing, industrial instrumentation, and consumer electronics industries. On a pro forma basis for the twelve months ended September 30, 1997, the Company's net sales and EBITDA would have been $103.0 million and $35.6 million, respectively.

  Since the installation of a new management team in 1992, the Company has successfully increased its sales and profitability and diversified its customer base by strategically focusing on the quick-turn PCB market. As a result of this strategic shift, the Company has grown net sales at a CAGR of 25% from $25.8 million in the fiscal year ended December 31, 1992 to $73.9 million for the twelve months ended September 30, 1997. In the same time frame, the Company (excluding NTI) has grown pro forma EBITDA at a 27% CAGR from $10.0 million to $31.6 million. As a result of the Recapitalization, management owns stock and options for approximately 27.5% of the fully-diluted capital stock of Holdings. Such equity ownership represents a significant economic commitment to, and participation in, the Company.

COMPETITIVE STRENGTHS

  The Company believes that it has several competitive advantages in the PCB industry, including:

  Quick-Turn Market Leader. Based on industry data, the Company believes that it is one of the largest manufacturers of quick-turn PCBs in the United States, with approximately 70% of its year-to-date sales derived from quick-turn products. The Company routinely completes complex orders (up to 12 layers) in less than 24 hours and believes that its engineering expertise and ability to produce highly complex PCBs are competitive strengths in the quick-turn market.

  Leading Technological Capabilities. The Company believes that its ability to engineer advanced PCB materials and utilize advanced technologies is a competitive strength in the quick-turn market. Customers utilize the technological expertise of Details' 66 front-end engineers throughout the product development effort to achieve an integrated cost-effective manufacturing effort. The Company has the ability to produce boards with up to 40 layers, and approximately 40% of its sales year-to-date included boards with layer counts of 8 or more.

  Diverse and Loyal Customer Base. The Company believes that it has one of the broadest customer bases in the industry, with more than 300 customers serving a wide range of end-use markets. Year-to-date, the Company's largest customer accounted for less than 11% of revenue. In addition, the Company has been successful at retaining customers. For example, the Company has maintained a relationship with its top three year-to-date customers--Motorola, Intel and IBM--since at least 1993. Details believes that its ability to rapidly respond to changes in demand for new or modified board designs with consistent high quality is a major factor in its success at creating customer partnerships. The Company's customer list includes leading manufacturers of telecommunications equipment, such as Motorola and Qualcomm; computer workstations and servers, such as IBM and Silicon Graphics; semi-conductor fabrication such as Intel; industrial products, such as Caterpillar and Delco; computer assemblers, such as Dell and Compaq; and contract manufacturing firms such as SCI and Jabil.

  Experienced Management Team with Significant Equity Ownership. The Company's President, Bruce McMaster, has a total of 16 years of experience in the PCB industry. Mr. McMaster, together with the other members of his senior management team--Lee Muse (Vice President of Sales and Marketing), Joseph Gisch (Chief Financial Officer), Terry Wright (Vice President of Engineering), Michael Moisan (Vice President of Operations), and James S. Marcelli (Vice President--Details)--have over 70 years of industry experience and approximately 30 years with the Company. Since 1992, management has successfully developed and implemented manufacturing and marketing strategies which have resulted in a compound annual growth rate in net sales of 25% from the fiscal year ended December 31, 1992 to the twelve months ended September 30, 1997. As a result of the Recapitalization, management owns stock and options for approximately 27.5% of the fully-diluted capital stock of Holdings. Such equity ownership represents a significant economic commitment to, and participation in, the Company.

BUSINESS STRATEGY

  The Company's goal is to maintain its growth rate in sales and profitability by leveraging its quick-turnaround capability, its market leading technology, and its large customer base to increase its penetration of value-added market segments. In order to accomplish its goal, the Company intends to:

  Increase Technical Leadership in Quick-Turn Segment. The Company intends to extend its leadership in the quick-turn segment by continuing to provide consistent, rapid delivery through leading-edge processes and technology. Currently, the Company is capable of delivering 12- layer boards in as little as 24 hours and had a less than 1% product return rate for the nine months ended September 30, 1997. Such performance is largely due to the technology and processes employed by the Company coupled with its engineering expertise and customized design and development services. The Company intends to maintain its focus on improving quality and delivery times by incorporating emerging technologies and by continuously improving its manufacturing processes.

  Cross-Sell Pre-Production to Quick-Turn Customers. The Company believes there are substantial opportunities to leverage its strong customer relations in the quick-turn segment by cross-selling 10 to 20 day pre-production volume to its existing customers utilizing the additional production capacity obtained through the recent NTI Acquisition. See "Recent Developments." The Company recognizes OEMs' desire to continue to use the same supplier through several stages of the product development process and thereby reduce the number of suppliers used. Through the acquisition of NTI, the Company intends to expand its services to the longer lead 10 to 20 day pre-production phase of product development in addition to servicing the quick-turn prototype phase, which the Company believes can thereby enhance the efficiency of its customers' production process. Specifically, the Company believes that by servicing a larger portion of its customers' production needs, it can: (i) reduce customers' tooling costs, (ii) eliminate supplier switching risk, and
(iii) shorten its customers' "time-to-market." In furtherance of this initiative, the Company continues to make investments in capital equipment, engineering capability and systems infrastructure.

  Achieve International Presence. The Company believes there are substantial opportunities to satisfy international demand for time-critical, complex PCBs. Year-to-date, approximately 94% of the

Company's revenues were generated domestically despite the fact that the U.S. accounts for only 27% of the worldwide market. In particular, the Company has established a sales office in the United Kingdom to service existing European customers' needs and to broaden the Company's European presence. The Company is currently developing a manufacturers' representative arrangement in Singapore as an entry into the Asian market.

  Pursue Selective Acquisitions. The Company is currently pursuing selective acquisitions to complement its organic growth. Due to the high degree of fragmentation in the PCB industry, the Company believes substantial consolidation opportunities exist. Consequently, the Company is actively seeking acquisitions which will: (i) increase its 10 to 20 day pre-production capacity, (ii) expand its international geographic coverage, (iii) strengthen its position in existing markets, (iv) provide significant profit improvement opportunities through the application of the Company's superior operating capabilities, and (v) enhance its technology base. In furtherance of this strategy, on December 22, 1997, the Company acquired all of the outstanding shares of common stock of NTI. See "Recent Developments."

PRODUCTS AND SERVICES

  The majority of the Company's business consists of building printed circuit boards for sophisticated electronics products on a quick-turn delivery basis and involves working closely with its customers from the initial design stage through product development and launch. The Company's product offering includes boards using super-fine line spaces and traces, buried resistors and capacitors, microvias and a wide range of substrates and materials. All of the Company's products are manufactured to customer order. The Company's PCBs are utilized in cellular phones, telecommunications equipment, computer networking equipment, medical devices, sophisticated industrial equipment and other high growth electronic applications. In addition to direct sales to OEMs, the Company sells to contract manufacturers and is a turnkey supplier in the event of product shortages.

  The Company provides design and engineering assistance in the early stages of product development to ensure that both mechanical and electrical considerations are integrated into a cost-effective manufacturing solution. In doing so, the Company often recommends design changes to its customers to reduce manufacturing costs and lead times or to increase manufacturing yields and the quality of the finished product. This cooperative approach enables the Company to gain valuable insight into the future technology requirements of its customers and to obtain opportunities for subsequent prototype and pre-production business.

MANUFACTURING

  The production of complex printed circuit boards is an extensive and sequential process. A variety of manufacturing operations are utilized, including: (i) graphic operations such as photoprinting, screen printing, and phototool generation; (ii) chemical operations such as copper deposition, electroplating and etching; (iii) mechanical operations such as lamination, drilling and routing; and (iv) electronic operations such as computer-aided manufacturing ("CAM"), automated optical inspection, and electrical testing. Management believes that the highly specialized equipment it uses is among the most advanced in the industry.

  Details utilizes a number of advanced processes and technologies, including direct chip attached, multichip module-laminate, ball grid array, chip on board, tape automated bonding, flip chip, and high density interface. Details also maintains the capability to produce less sophisticated plate-through-hole circuit ("PTH") boards. The Company's engineering operations consist of 100 engineering professionals (including 66 front-end) dedicated to improving the design and functionality of its customers' products. The Company utilizes state-of-the-art equipment to implement advanced technologies such as high density interface (microvias), blind and buried vias, buried capacitors and resistors, electroless gold (wire bond), and controlled and differential impedance to meet customer specifications. The Company is qualified under various industry standards for the manufacture of PCBs. Such qualifications include Bellcore compliance for telecommunications products and UL (Underwriters Laboratories) approval for electronics. In addition, all of the Company's facilities are ISO- 9002 certified. These certifications require that the Company meet certain standards related to management, production design, production and quality control, among others.

  The Company seeks to maximize the use of its manufacturing capacity. This requires efficient management of time-critical production schedules. In addition, the Company opportunistically augments its quick-turn capacity with pre-production and longer-lead orders. The majority of engineering and manufacturing takes place at the Company's facilities in Anaheim, California and the NTI facilities in Colorado Springs, Colorado. Research and development and longer term manufacturing jobs are carried out in a nearby facility in Placentia, California.

TECHNOLOGY, DEVELOPMENT AND PROCESSES

  The Company maintains a strong commitment to research and development, focusing its efforts on enhancing existing capabilities as well as developing new technologies. The Company's staff of over 100 experienced engineers, chemists and laboratory technicians works in conjunction with the Company's sales staff to identify specific needs and develop innovative, high performance solutions to customer issues. This method of product development allows customers to augment their own internal development teams while providing Details with the opportunity to gain an in-depth understanding of its customers' businesses, thereby enabling it to better anticipate and serve their future needs.

  The market for the Company's products and services is characterized by rapidly changing technology and continuing process development. The future success of the Company's business will depend in large part upon its ability to maintain and enhance its technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. See "Risk Factors--Technological Change and Process Development."

SALES AND MARKETING

  Marketing Strategy. The Company's marketing strategy focuses on developing close working relationships with its customers early in the design phase and throughout the lifecycle of the product. Accordingly, the Company's senior management personnel and engineering staff advise customers with respect to applicable technology, manufacturability of designs, and cost implications through on-line computer technical support, conference calls, and customer visits. Details has focused its marketing efforts on developing long-term relationships with key customers in high growth segments of the electronics industry.

  Sales Force. The Company markets its products and manufacturing services through an expansive network consisting of 12 top representative organizations with 60 manufacturers' representatives across the country complemented by a direct sales force of 16 individuals. Approximately 87% of the Company's net sales in the fiscal year ended December 31, 1996 were generated through manufacturers' representatives and 13% through its direct sales force. For many of these representatives, Details is their largest revenue source and their exclusive prototype supplier. The Company's representative network covers the entire United States and has recently expanded to Europe and Asia. The Company's marketing methodology of introducing its capabilities and providing technical support to customers requires extensive interaction with its customers. Consequently, the Company augments the manufacturer's representatives network's sales efforts by providing extensive marketing, engineering and technical support. The Company utilizes fully trained sales representatives and its own engineering force to provide customer service during all aspects of pre-production and prototype board fabrication.

MARKETS AND CUSTOMERS

  The Company believes that it has one of the broadest customer bases in the industry, with more than 300 customers consisting primarily of leading OEMs and contract manufacturers in a wide range of end-use markets. The Company's customers principally consist of telecommunications, industrial and business computers companies, as well as medical, semiconductor equipment and manufacturers. During the nine months ended September 30, 1997, sales to the Company's largest customer, Motorola, accounted for 10.9% of the Company's net revenues. Sales to the Company's two largest customers accounted for 20.4% of the Company's net revenues during the nine months ended September 30, 1997 and sales to its ten largest customers accounted for approximately 48.4% during the same period. The Company's customer list includes leading manufacturers of telecommunications equipment, such as Motorola and Qualcomm; computer workstations and servers, such as IBM and Silicon Graphics; semiconductor fabrication such as Intel; industrial products, such as Caterpillar and Delco; computer assemblers, such as Dell and Compaq; and contract manufacturing firms such as SCI and Jabil. The Company has been successful at retaining customers. For example, the Company has maintained a relationship with its top three year-to-date customers--Motorola, Intel and IBM--since at least 1993. The Company's active customer base (defined as customers who have placed orders within the month) has increased from an average of 122 in 1994 to the current average of 149 customers per month. The Company believes that its ability to rapidly respond to changes in demand for new or modified board designs with consistent high quality is a major factor in building customer partnerships.

  The following table shows, for the periods indicated, the Company's sales and the percentage of its sales in each of the principal end-user markets it serves for the fiscal years ended December 31, 1994 through 1996.

                                         FISCAL YEAR ENDED DECEMBER
                                                     31,
                                        -------------------------------
                MARKETS                   1994       1995       1996
                -------                 ---------  ---------  ---------
                                                (DOLLARS IN MILLIONS)
Telecommunications..................... $12.0  27% $21.5  36% $20.7  30%
Computer...............................  13.2  30   18.1  30   24.9  37
Automotive and Industrial..............   3.6   8    2.2   4    2.7   4
Turnkey................................   3.8   9   11.1  19    6.6  10
Governmental Aerospace.................   1.4   3    3.0   5    3.0   4
Other..................................  10.2  23    3.9   6   10.2  15
                                        ----- ---  ----- ---  ----- ---
  Total (1)............................ $44.2 100% $59.8 100% $68.1 100%
                                        ===== ===  ===== ===  ===== ===

--------
(1)Sales include shipping charges and sales taxes not reflected in the Company's financial statements as net sales.

  The Company's core strategy is focused on serving the domestic quick-turn PCB market. It has broad national coverage and services customers in all regions of the country. The Company is also expanding internationally, and has recently opened an office in London, England staffed with three individuals. In addition, the Company is currently developing a manufacturers' representative arrangement in Singapore as an entry into the Asian market. The Company has no current plans for international expansion beyond its sales office in London, England and its manufacturers' representative arrangement in Singapore.

SUPPLIERS

  The Company's raw materials inventory is small in comparison to sales and must be regularly and rapidly replenished. The Company uses "just-in-time" procurement practices to maintain its raw materials inventory at low levels and works closely with its suppliers to incorporate technological advances in the raw materials it purchases. Although the Company prefers certain suppliers for some raw materials, multiple sources exist for all materials. Adequate amounts of all raw materials have been available in the past and the Company believes this will continue in the foreseeable future.

  The primary raw materials used by the Company in its manufacturing process are core materials (copperclad layers of fiberglass of varying thickness impregnated with bonding materials), chemical solutions (copper, gold, etc.) for plating operations, photographic film, carbide drill bits, and other supplies such as copper anodes which are used in plating operations.

COMPETITION

  The PCB industry is highly fragmented and characterized by intense competition. Details principally competes with independent and captive manufacturers of complex and quick-turn PCBs. The Company's principal competitors include other independent, small private companies and integrated subsidiaries of more broadly based volume producers. Some of the Company's principal competitors are less highly-leveraged than the Company and may have greater financial and operating flexibility. Moreover, the Company may face additional competitive pressures as a result of changes in technology.

  Competition in the complex and quick-turn PCB industry has increased due to the consolidation trend in the industry, which results in potentially better capitalized and more effective competitors. The Company's basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Competition."

FACILITIES

  Details conducts its operations within 14 adjacent buildings, located in Anaheim, California, totalling 73,000 square feet. Existing leases have a remaining term of 8 years with an option to renew for 10 years or to purchase at fair market value upon expiration. These lease arrangements have been entered into with the Swenson Family Trust, which is controlled by the Company's founder and former shareholder, James I. Swenson and his wife. Most operations, including management, marketing, manufacturing, testing and shipping, are housed in this building complex. The Company also leases a 5,000 square foot facility located in Placentia, California approximately one mile from the main facility complex, which is used for research and development and longer-lead time production volumes. The Company believes that its facilities are adequate to support its current operations. See "Certain Relationships and Related Transactions." On December 22, 1997, the Company acquired NTI which has two leased facilities in Colorado Springs, Colorado occupying 84,000 square feet, and leases a storage facility in Colorado Springs. See "Recent Developments."

EMPLOYEES

  As of January 15, 1998, the Company has approximately 767 employees (including NTI employees), none of whom are represented by unions. The Company has not experienced any labor problems resulting in a work stoppage and believes it has good relations with its employees.

ENVIRONMENTAL MATTERS

  The Company utilizes various chemicals in its plating operations (copper sulfate, sulfuric acid, nitric acid, hydrochloric acid, and ammonia agents) which are carefully monitored to assure compliance with EPA requirements. Other chemicals are used in the laminate processes, but are usually impregnated in raw materials and do not create toxic exposures. Proper waste disposal and environmental regulations are major considerations for PCB manufacturers because of the metals and chemicals used in the manufacturing process.

  Although the Company believes that its facilities are currently in material compliance with applicable environmental laws, and it monitors its operations to avoid violations arising from human error or equipment failures, there can be no assurance that violations will not occur. In the event of a violation of environmental laws, the Company could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of its affluent discharge permits. Any such revocations could require the Company to cease or limit production at one or more of its facilities, thereby having a material adverse effect on the Company's operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on the Company, its results of operations, prospects or debt service ability. See "Risk Factors--Environmental Matters."

LEGAL PROCEEDINGS

  The Company is a party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Directors and executive officers of Details, Details Capital and Holdings following the Recapitalization and the incorporation of Details and Details Capital, including their respective ages, as of February 1, 1998.

NAME                              AGE POSITION
----                              --- --------
Bruce D. McMaster................  36 President and Director of Holdings,
                                      Details Capital and Details
Joseph P. Gisch..................  41 Chief Financial Officer of Holdings,
                                      Details Capital and Details
Lee W. Muse, Jr. ................  41 Vice President--Sales and Marketing of
                                      Holdings, Details Capital and
                                      Details
Terry L. Wright..................  38 Vice President--Engineering of Holdings,
                                      Details Capital and Details
Michael P. Moisan................  43 Vice President--Operations of Holdings,
                                      Details Capital and Details
James S. Marcelli................  50 Vice President of Details
Edward W. Conard.................  41 Director of Holdings, Details Capital and
                                      Details
Stephen M. Zide..................  37 Vice President and Director of Holdings,
                                      Details Capital and Details
Prescott Ashe....................  30 Director of Holdings, Details Capital and
                                      Details
Christopher Behrens..............  36 Director of Holdings, Details Capital and
                                      Details

  Bruce D. McMaster joined Details in 1985 and has served as President since 1991 and as a Director since the Recapitalization. Prior to joining the Company, Mr. McMaster was employed by Multiplex, Inc., a PCB manufacturer, where he was Production Supervisor for its factory.

  Joseph P. Gisch has served as Chief Financial Officer since 1995. From 1986 to 1995, Mr. Gisch was a partner at the accounting firm of McGladrey & Pullen, LLP where he was responsible for the audit, accounting and information systems for a variety of manufacturing clients. Mr. Gisch was responsible for general accounting and income tax matters for Details. Mr. Gisch has not been responsible for any audit services for Details since 1991.

  Lee W. Muse, Jr. joined Details in 1989 and has served as Vice President, Sales and Marketing since 1992. Prior to 1989, Mr. Muse was employed by Metro-Circuits, Inc., a PCB manufacturer, where he served as both the East and West Coast Regional Sales Manager.

  Terry L. Wright joined Details in 1991 and has served as Vice President, Engineering since 1995. Prior to 1991, Mr. Wright was employed as a general manager at the circuit board manufacturer, Applied Circuit Solutions, Inc.

  Michael P. Moisan has been Vice President, Operations since 1996. Prior to joining Details in October 1996, Mr. Moisan was employed by Circuit-Wise, Inc., a PCB manufacturer, as Director of Technology & Engineering. From 1987 to 1995 Mr. Moisan was employed by AMP-AKZO, Inc., a PCB manufacturer, most recently as Director of Operations.

  James S. Marcelli joined Details and has been Vice President of Details since 1997 and has been President of NTI since 1991.

  Edward W. Conard has served as a Director since the Recapitalization. He has been a Managing Director of Bain Capital, Inc. since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Previously, he was a Vice President at Bain & Company, where he headed the firm's operations practice area. Mr. Conard also serves as a director of Waters Corporation.

  Stephen M. Zide has served as Vice President and a Director since the Recapitalization. Mr. Zide has been an Associate at Bain Capital, Inc. since August 1997. Previously, he was a partner at the law firm of Kirkland & Ellis from 1992 to 1995.

  Prescott Ashe has served as a Director since the Recapitalization. Mr. Ashe has been an Associate at Bain Capital, Inc. since December 1992. Previously, he worked as an analyst at Bain Capital, Inc. and as a consultant at Bain & Company.

  Christopher Behrens has served as a Director since the Recapitalization. He has been a Principal of Chase Capital Partners since 1994. Prior to joining Chase Capital Partners ("CCP"), Mr. Behrens was a Vice President in the Merchant Banking Group of The Chase Manhattan Bank ("Chase") from 1990 to 1994. Mr. Behrens is also a director of Portola Packaging and The Pantry in addition to numerous private companies.

  At present, all Directors are elected and serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. All members of the Board of Directors of Holdings set forth herein were elected by class vote pursuant to Holdings' Articles of Incorporation. There are no family relationships between any of the Directors or executive officers of Holdings, Details Capital or Details. Executive officers of Holdings, Details Capital and Details are elected by and serve at the discretion of their respective boards of directors.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the compensation for the fiscal year ended December 31, 1996 of Mr. Swenson, the former CEO of Holdings, and the four other most highly compensated executive officers of Holdings (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                    ANNUAL COMPENSATION            COMPENSATION
                          ---------------------------------------- ------------
                                                                    SECURITIES
                                                  OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND POSITION         SALARY ($) BONUS ($) COMPENSATION ($)(1) OPTIONS (2)  COMPENSATION ($)
-----------------         ---------- --------- ------------------- ------------ ----------------
James I. Swenson(3).....   $611,538  $400,000          --              --           $10,397(4)
 Chief Executive Officer
Bruce D. McMaster.......    331,250   300,000          --              781              --
 President
Joseph P. Gisch.........    246,693    50,286          --              111              --
 Chief Financial Officer
Lee W. Muse, Jr. .......    254,807   300,000          --              649              --
 Vice President, Sales
Terry L. Wright.........    127,502    75,000          --              162              --
 Vice President,
 Engineering

--------
(1) The perquisites and other benefits paid to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus received by each Named Executive Officer.
(2) The options represent options to purchase shares of common stock of Holdings in 1996, prior to the Recapitalization.
(3) Mr. Swenson resigned effective October 28, 1997 in connection with the Recapitalization and received approximately $1.2 million in connection with the termination of his employment agreement.
(4) Reflects certain life insurance benefits paid by Holdings on behalf of Mr. Swenson.

OPTION GRANTS

  The following table sets forth information concerning grants of options to purchase common stock of Holdings made to the Named Executive Officers during the fiscal year ended December 31, 1996.

                         OPTION GRANTS IN FISCAL 1996

                                                                           POTENTIAL REALIZABLE
                                                                                 VALUE AT
                                                                                  ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                               APPRECIATION
                                   INDIVIDUAL GRANTS                        FOR OPTION TERM(4)
                         --------------------------------------            ---------------------
                             NUMBER OF     % OF TOTAL EXERCISE
                              OPTIONS      OPTIONS TO   PRICE   EXPIRATION
NAME                     GRANTED (1)(2)(3) EMPLOYEES  ($/SHARE)    DATE      5% ($)    10% ($)
----                     ----------------- ---------- --------- ---------- ---------- ----------
James I. Swenson........        --             --         --        --           --         --
Bruce D. McMaster.......        781           41.3%    $2,179      2006    $1,070,248 $2,712,231
Joseph P. Gisch.........        111            5.9      2,179      2006       152,110    385,477
Lee W. Muse, Jr. .......        649           34.4      2,179      2006       889,364  2,253,828
Terry L. Wright.........        162            8.6      2,179      2006       221,999    562,589

--------
(1) The options represent options to purchase shares of common stock of Holdings in 1996, prior to the Recapitalization.
(2) Prior to the Recapitalization, upon the exercise of any options and, following the Recapitalization, upon the exercise of options to acquire shares of Class L Common (as defined), the Company must pay to the optionee a bonus in an aggregate amount sufficient to enable the optionee to satisfy his federal and state income tax liability attributable to such exercise and bonus (subject to certain limitations).
(3) In connection with the Recapitalization: (i) unvested options to purchase
    328.6 shares of common stock held by the Named Executive Officers became vested and converted into options to purchase approximately 74,279 shares of Class A Common (as defined) at an exercise price of $0.9639 per share and options to purchase approximately 9,181 shares of Class L Common at an exercise price of $70.1858 per share; (ii) of the remaining options to purchase 1,374.4 shares of common stock, approximately 1,203.7 were exercised and converted into the right to receive cash and approximately
    170.7 were exercised and converted into approximately 38,583 shares of Class A Common Stock, without par value ("Class A Common"), and 4,769 shares of Class L Common Stock, without par value ("Class L Common");
    (iii) the Named Executive Officers received a bonus payment of $10 million in the aggregate from the Company; and (iv) the Named Executive Officers employed by the Company after the Recapitalization received an aggregate bonus of approximately $2.4 million, which amount is payable on the third anniversary of the Recapitalization whether or not such Named Executive Officer is still employed by the Company.
(4) In the nine months ended September 30, 1997, the Company recorded a non-cash charge against earnings of approximately $2.9 million in connection with stock compensation and related bonuses under the 1996 Stock Option Plan. The Company estimates that an additional non-cash charge of approximately $15.9 million will be incurred in the fourth quarter of 1997 in connection with the Recapitalization and the 1996 Stock Option Plan.

EMPLOYMENT AGREEMENTS

  Mr. McMaster is currently employed as President of the Company pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. McMaster is entitled to receive an annual salary of $375,000 in 1997, $425,000 in 1998 and $450,000 in 1999. In
addition, Mr. McMaster is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 4,747.0099 shares of Class A Common, on the Recapitalization closing date. Mr. McMaster's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, Mr. McMaster will be entitled to receive an additional bonus of $1,088,558.35 in consideration of prior services which will be payable on the third anniversary of the Recapitalization whether or not he is still employed by the Company.

  Mr. Gisch is currently employed as Chief Financial Officer of the Company pursuant to an agreement dated September 19, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Gisch is entitled to receive an annual salary of $252,000 in 1997, $265,000 in 1998 and $275,000 in 1999. In
addition, Mr. Gisch is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of
676.7889 shares of Class A Common on the Recapitalization closing date. Mr. Gisch's employment agreement contains customary confidentiality provisions. In addition, Mr. Gisch will be entitled to receive an additional bonus of $155,197.52 in consideration of prior services which will be payable on the third anniversary of the Recapitalization whether or not he is still employed by the Company.

  Mr. Muse is currently employed as Vice President--Sales and Marketing of the Company pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Muse is entitled to receive an annual salary of $300,000 in 1997, $350,000 in 1998 and $375,000 in 1999. In addition, Mr. Muse is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 3,950.0435 shares of Class A Common on the Recapitalization closing date. Mr. Muse's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, Mr. Muse will be entitled to receive an additional bonus of $905,802.38 in consideration of prior services which will be payable on the third anniversary of the Recapitalization whether or not he is still employed by the Company.

  Mr. Wright is currently employed as Vice President--Engineering of the Company pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Wright is entitled to receive an annual salary of $140,000 in 1997, $155,000 in 1998 and $170,000 in 1999. In addition, Mr. Wright is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 993.0454 shares of Class A Common on the Recapitalization closing date. Mr. Wright's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, Mr. Wright will be entitled to receive an additional bonus of $227,719.73 in consideration of prior services which will be payable on the third anniversary of the Recapitalization whether or not he is still employed by the Company.

COMPENSATION OF DIRECTORS

  During 1996 and 1997 until the closing date of the Recapitalization, outside Directors of Holdings received $2,500 per meeting attended for serving on the Board of Directors of Holdings and were reimbursed for their out-of-pocket expenses incurred in connection with attending board meetings. Details, Details Capital and Holdings currently pay no compensation to their independent directors, and pay no additional remuneration to their employees or to executives of Details, Details Capital or Holdings for serving as directors.

STOCK OPTION PLANS AND RELATED TRANSACTIONS

  Prior to the Recapitalization, the Company had two stock option plans, (i) the 1996 Performance Stock Option Plan (the "1996 Stock Option Plan") under which the Board was authorized to sell or otherwise issue options to acquire up to 1,809 shares of the Company's common stock in such quantity, at such price, on such terms and subject to such conditions as established by the Board, and (ii) the 1996 Employee Stock Option Plan (the "1996 Employee Plan") under which the Board was authorized to sell or otherwise issue options to acquire up to 260 shares of the Company's common stock in such quantity, at such price, on such terms and subject to such conditions as established by the Board. Under the 1996 Stock Option Plan, the Board had granted options to acquire 1,703 shares of the Company's common stock and, under the 1996 Employee Plan, the Board had granted options to acquire 247 shares of the Company's common stock, in each case, at an exercise price of $2,179 per share.

  In connection with the Recapitalization, the Board accelerated the vesting of all of the unvested options as of the closing date of the Recapitalization and (i) of the 1,703 options granted under the 1996 Stock Option Plan, 1,374.4 were exercised and the remaining 328.6 continue outstanding, and (ii) of the 247 options granted under the 1996 Employee Plan, 64.2 were canceled and redeemed and 182.8 continue outstanding. In accordance with the provisions of the respective plans, upon the effectiveness of the amendment of the Company's Articles of Incorporation in connection with the Recapitalization, the holder of each outstanding option became entitled to purchase 226.0362 shares of Class A Common at an exercise price of $0.9639 per share and 27.9371 shares of Class L Common at an exercise price of $70.1858 per share. Shortly after the Recapitalization, each of the Named Executive Officers elected to exercise his remaining options to acquire shares of Class A Common under the 1996 Stock Option Plan. The Company loaned to each Named Executive Officer sufficient funds to satisfy the exercise price of such options. Immediately after the Recapitalization, the Board of Directors adopted, and the stockholders approved, the 1997 Details, Inc. Equity Incentive Plan (the "1997 Stock Option Plan" and, together with the 1996 Stock Option Plan and the 1996 Employee Plan, collectively, the "Stock Option Plans") which authorizes the granting of stock options and the sale of Class A Common to current or future employees, directors, consultants or advisors of Holdings or its subsidiaries. The Board is authorized to sell or otherwise issue Class A Common at any time prior to the termination of the 1997 Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board up to an aggregate of 235,000 shares of Class A Common, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Currently there are approximately 10,021 shares of Class A Common available for grant under the 1997 Stock Option Plan. Pursuant to the Recapitalization Agreement, the Named Executive Officers (i) received approximately $89.1 million, subject to adjustment, in cash in exchange for shares and options of Holdings held by such Named Executive Officers that were repurchased in the Recapitalization, (ii) received options with a net realizable value of $3 million, and (iii) retained common stock of Holdings with a value of approximately $11.3 million.

  Options to purchase an aggregate of 112,489.4228 shares of Class A Common at an exercise price of $61.17 per share were granted and 112,489.4228 shares of Class A Common restricted stock were made available at $5 per share to the Named Executive Officers under the 1997 Stock Option Plan in connection with the Recapitalization. The restricted stock and options vest in equal monthly increments over a four year period from the date of grant or issue, subject to earlier vesting upon certain events, including all of such shares vesting immediately on a sale of the Company. The aggregate exercise price of the options granted under the 1997 Stock Option Plan in connection with the Recapitalization is approximately $6.9 million. Subsequent to the Recapitalization, the Named Executive Officers purchased an aggregate of 112,489.4228 shares of Class A Common restricted stock at a price of $5 per share and exercised options to purchase an aggregate of 74,278.5902 shares of Class A Common with an exercise price of $0.9639 per share. The Company loaned to each such Named Executive Officer, pursuant to an interest bearing note, sufficient funds to pay the purchase price and the exercise price with respect to such shares and options. Mr. McMaster, Mr. Gisch, Mr. Muse and Mr. Wright received loans of approximately $285,885, $46,856, $224,137 and

$77,164 for the purchase of restricted shares of Class A Common and the exercise of options to purchase shares of Class A Common. The Company has agreed to permit the Named Executive Officers to repay their respective loan obligations with proceeds received as deferred purchase price in connection with the Recapitalization.

  The following table summarizes the shares of capital stock and options that were acquired by the Named Executive Officers under the 1997 Stock Option Plan in connection with the Recapitalization:

                                                                          NO. OF
                                                                    OPTIONS TO PURCHASE
                         NO. OF RESTRICTED SHARES                        SHARES OF
                            OF CLASS A COMMON         AGGREGATE       CLASS A COMMON
NAME                           PURCHASED(1)       PURCHASE PRICE(2)       GRANTED
----                     ------------------------ ----------------- -------------------
James I. Swenson........            --                $   --                --
Bruce D. McMaster.......       50,620.2402             253,101          50,620.2402
Joseph P Gisch..........        8,436.7067              42,184           8,436.7067
Lee W. Muse, Jr. .......       39,371.2980             196,856          39,371.2980
Terry L. Wright.........       14,061.1778              70,306          14,061.1778

--------
(1) The Company has the right to repurchase the restricted shares of Class A Common held by a Named Executive Officer for the original purchase price in the event that the Named Executive Officer ceases to be employed by the Company.
(2) The Company loaned the aggregate purchase price to each Named Executive Officer pursuant to an interest bearing note.

                            PRINCIPAL STOCKHOLDERS

  All of Details Capital's issued and outstanding capital stock is owned by Holdings. As of February 1, 1998, the outstanding equity securities of Holdings consisted of 2,081,753.1 shares of Class A Common and 233,593.7 shares of Class L Common. The Class A Common consists of six separate classes (A-1 through A-6), which have different rights with respect to the election of directors. All of the shares of Class A Common entitle the holder to one vote per share on all matters to be voted upon by the stockholders of Holdings except for Class A-6, which is nonvoting. The Class L Common is identical to the Class A Common except that the Class L Common is nonvoting and is entitled to a preference over the Class A Common with respect to any distribution by Holdings to holders of its capital stock equal to the original cost of such share ($364.0909) plus an amount which accrues on a daily basis at a rate of 12% per annum, compounded quarterly. The Class L Common is convertible into Class A Common upon a vote of a majority of the holders of the outstanding Class L Common at any time.

  The following table sets forth certain information as of February 1, 1998 regarding the beneficial ownership of (i) each class of voting securities of Holdings by each person known to Holdings to own more than 5% of any class of outstanding voting securities of Holdings, and (ii) the equity securities of Holdings by each Director of Holdings, each Named Executive Officer and all of Holdings' directors and executive officers as a group. To the knowledge of Holdings, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                             SHARES BENEFICIALLY OWNED
                                    -------------------------------------------
                                     CLASS A COMMON STOCK  CLASS L COMMON STOCK
                                    ---------------------- --------------------
                                      NUMBER    PERCENTAGE  NUMBER   PERCENTAGE
         NAME AND ADDRESS            OF SHARES   OF CLASS  OF SHARES  OF CLASS
         ----------------           ----------- ---------- --------- ----------
PRINCIPAL STOCKHOLDERS:
Bain Capital Funds (1)............. 1,065,497.2    50.0%   131,690.7    53.1%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts 02116
Chase Manhattan Capital, L.P.(2)...   386,912.0    18.1     47,820.6    19.3
 380 Madison Avenue
 12th Floor
 New York, New York 10017
DIRECTORS AND EXECUTIVE OFFICERS:
James I. Swenson(3)................     --          --        --         --
Bruce D. McMaster(4)...............   204,589.1     9.6     18,741.7     7.6
Joseph P. Gisch(5).................    29,382.7     1.4      2,554.9     1.0
Lee W. Muse(6).....................   146,329.0     6.9     12,963.5     5.3
Terry L. Wright(7).................    38,790.3     1.8      3,016.6     1.2
Christopher Behrens(8).............   386,912.0    18.1     47,820.6    19.3
Edward Conard(9)................... 1,065,497.2    50.0    131,690.7    53.1
Stephen M. Zide(10)................   230,595.8    10.8     28,493.1    11.5
Prescott Ashe(10)..................   230,595.8    10.8     28,493.1    11.5
All Directors and executive offi-
 cers as a group (10 persons)(11)..   463,114.5    21.7     41,602.5    16.8

--------
 (1) Includes shares of Class A Common and Class L Common held by Bain Capital Fund V, L.P., ("Fund V"); Bain Capital Fund V-B, L.P. ("Fund V-B"); BCIP Associates ("BCIP"); and BCIP Trust

   Associates, L.P. ("BCIP Trust" and collectively with Fund V, Fund V-B and BCIP, the "Bain Capital Funds").
 (2) CMC is the managing member of DI Investors, L.L.C. and owns a majority of the interests therein. Accordingly, CMC may be deemed to beneficially own shares owned by DI Investors, L.L.C. CMC disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.
 (3) Mr. Swenson's employment with Holdings and the Company terminated on October 28, 1997.
 (4) The shares of Class A Common included in the table include 48,205.1 shares, which, upon purchase, are subject to vesting. The shares of Class L Common included in the table include 4,203.8 shares that can be acquired upon the exercise of outstanding options.
 (5) The shares of Class A Common included in the table include 8,034.2 shares, which are subject to vesting. The shares of Class L Common included in the table include 599.3 shares that can be acquired upon the exercise of outstanding options.
 (6) The shares of Class A Common included in the table include 37,492.8 shares, which are subject to vesting. The shares of Class L Common included in the table include 3,498.0 shares that can be acquired upon the exercise of outstanding options.
 (7) The shares of Class A Common included in the table include 13,390.3 shares, which are subject to vesting. The shares of Class L Common included in the table include 879.4 shares that can be acquired upon the exercise of outstanding options.
 (8) Mr. Behrens is a Principal of CCP, the general partner of CMC and, accordingly, may be deemed to beneficially own shares owned by CMC. Mr. Behrens disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Behrens is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York 10017.
 (9) Mr. Conard is Managing Director of Bain Capital, Inc. and a limited partner of Bain Capital Partners V, L.P., the sole general partner of Fund V and Fund V-B. Accordingly, Mr. Conard may be deemed to beneficially own shares owned by Fund V and Fund V-B. Mr. Conard is a general partner of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Mr. Conard disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Conard is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.
(10) The shares of Class A Common and Class L Common included in the table represent shares held by BCIP. Messrs. Zide and Ashe are each Associates of Bain Capital, Inc. and are partners of BCIP and limited partners of BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.
(11) Excludes shares deemed to be beneficially owned by Messrs. Conard, Zide, Ashe and Behrens.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The following summary of the Recapitalization Agreement, the Stockholders Agreement and the Management Agreement is a description of the material provisions of these agreements, each of which is filed as an exhibit to this Registration Statement of which this Prospectus forms a part.

RECAPITALIZATION AGREEMENT

  The Recapitalization Agreement contains customary provisions for such agreements, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the Recapitalization closing date and various closing conditions, including the obtaining of financing and the continued accuracy of representations and warranties. In addition, the Company has agreed to pay to the equity holders immediately prior to the Recapitalization amounts received as a result of tax benefits realized in connection with the Recapitalization.

  Subject to certain limitations set forth therein, the Recapitalization Agreement contains indemnification provisions binding on the Company after the Recapitalization closing date. Specifically, the Company has agreed to indemnify each stockholder party to the Recapitalization Agreement against any and all liabilities resulting from (i) any misrepresentation or breach of warranty made by DIA in the Recapitalization Agreement and (ii) any breach or default in performance by the Company of any covenant or agreement contained in the Recapitalization Agreement, after the Recapitalization.

  Subject to certain limitations set forth therein, the equity holders immediately prior to the Recapitalization have agreed to indemnify the Company and its officers, directors, employees and agents on a pro rata basis against any and all liabilities resulting from (i) any misrepresentation or breach of warranty by such stockholders in the Recapitalization Agreement and (ii) any breach or default in performance by the Company, prior to the Effective Time, of such covenant or agreement (as described in the Recapitalization Agreement).

STOCKHOLDERS AGREEMENT

  In connection with the Recapitalization, the Bain Capital Funds, Company management, CMC and all of the other stockholders and optionholders of Holdings entered into a stockholders agreement (the "Stockholders Agreement"), that, among other things, provides for tag-along rights, drag-along rights, registration rights, restrictions on the transfer of shares held by parties to the Stockholders Agreement and certain preemptive rights for certain stockholders including the Bain Capital Funds, management and CMC. The Stockholders Agreement also provides that the parties thereto will vote their shares in the same manner as the Bain Capital Funds in connection with certain transactions and that the Bain Capital Funds will be entitled to fix the number of directors of Holdings. Pursuant to Holdings' charter, the Bain Capital Funds will be entitled to designate a sufficient number of directors to maintain a majority of the board of directors of Holdings and each of management and CMC will be entitled to designate one director.

MANAGEMENT AGREEMENT

  Pursuant to a management agreement among Bain Capital Partners V, L.P. ("Bain"), Holdings and Details (the "Management Agreement"), Bain is entitled to a management fee when, and if, it provides advisory services to Holdings or the Company in connection with potential business acquisitions. Beginning on the first anniversary of the Recapitalization, Bain may, upon the request of Holdings or the Company, perform certain management consulting services at Bain's customary rates plus reimbursement for reasonable out-of-pocket expenditures. In addition, Bain will receive a fee in an amount which will approximate 1% of the gross purchase price of any senior financing transaction for any acquisition, recapitalization or refinancing transaction (including assumed debt). In connection with the Recapitalization, Bain received a transaction fee of approximately $3.1 million. In connection with the NTI Acquisition, Bain received a transaction fee of approximately $380,000. The Management Agreement continues in full force and effect, unless and until terminated by mutual consent of the parties, or until terminated as a result of a breach of the Management Agreement. The Management Agreement includes customary indemnification provisions in favor of Bain.

CERTAIN INTERESTS OF THE FORMER CEO

  The Company leases the buildings and certain equipment located at its Anaheim, California facility pursuant to lease arrangements entered into with the Swensen Family Trust, a trust controlled by the Company's founder and former shareholder, James I. Swensen, and his wife. Under the terms of these leases, the Company pays approximately $104,000 per month in 1997 as base rent subject to applicable adjustment based upon changes in the consumer price index. The leases have a remaining term of 8 years with an option to renew for an additional 10 years or to purchase the property at fair market value upon expiration. See "Business--Facilities."

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR CREDIT FACILITIES

  Details has entered into an agreement with various banks and financial institutions, including Chase, an affiliate of the Initial Purchaser, as a bank lender and as agent for the bank lenders party thereto, providing for the Senior Credit Facilities, which currently consists of (i) the Tranche A Facility of up to approximately $31.1 million in term loans; (ii) the acquisition facility (the "Acquisition Facility") of up to $25.0 million which was borrowed in connection with the NTI Acquisition; (iii) the Tranche B Facility of up to $50.0 million in term loans; and (iv) the Revolving Credit Facility of up to $30.0 million in revolving credit loans, letters of credit and swing line loans.

  The Senior Credit Facilities are (i) jointly and severally guaranteed by Holdings and Details Capital and (ii) secured by all of the stock of Details and certain stock of Details' subsidiaries. Future domestic subsidiaries of Details will guarantee the Senior Credit Facilities and secure that guarantee with their tangible and intangible assets.

  The Senior Credit Facilities require Details to meet certain financial tests, including without limitation: (i) a maximum debt to equity ratio that is established at 6.25 to 1.0 for the period through December 30, 1998 and diminishes each year to a ratio of 2.75 to 1.0 through December 31, 2003 and thereafter; (ii) a minimum interest to EBITDA ratio that is established at
1.60 to 1.0 for the period through December 30, 1998, after which it increases each year to a ratio of 2.75 to 1.0 for the period through December 31, 2002 and is maintained at 2.0 to 1.0 for the period through December 31, 2003 and thereafter; (iii) a minimum fixed charges to EBITDA ratio of 1.05 to 1.0; and
(iv) a minimum EBITDA that is established at $30.0 million for fiscal 1997 and increases each year to $45.0 million for fiscal 2002 and thereafter. In addition, the Senior Credit Facilities contain certain negative covenants limiting, among other things, additional debt, additional liens, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, capital expenditures, investments, loans and advances, prepayments and modifications of debt instruments and other matters customarily restricted in such agreements. Pursuant to the terms of the Senior Credit Facilities, the Company is required to compute financial ratios and certify as to other covenants on a quarterly basis. The Senior Credit Facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, failure of any guaranty or security document supporting the Senior Credit Facilities to be in full force and effect, change of control of Holdings and change of ownership of the stock of Details.

  The Tranche A Facility and any borrowings pursuant to the Acquisition Facility mature in quarterly installments from September 1998 until October 2003. The Tranche B Facility matures in minimal quarterly installments from September 1998 until December 2003 at which time the remaining outstanding loans under the Tranche B Facility become repayable in three equal quarterly installments with a final payment in October 2004. The Revolving Credit Facility terminates in October 2003.

  Details' borrowings under the Senior Credit Facilities bear interest at a floating rate and may be maintained as ABR Loans (as defined in the Senior Credit Facilities) or, beginning 60 days after the closing date of the Senior Credit Facilities (or earlier upon syndication) at Details' option, as Eurodollar Loans. ABR Loans bear interest at the ABR (defined as the higher of (x) the applicable prime lending rate of Chase and (y) the Federal Reserve reported overnight funds rate plus 1/2 of 1%) plus the Applicable Margin (as defined in the Senior Credit Facilities). Eurodollar Loans shall bear interest at the Eurodollar Rate (as defined in the Senior Credit Facilities) plus the Applicable Margin.

  The Applicable Margin shall be (a) with respect to the Revolving Credit Facility, the Acquisition Facility and the Tranche A Facility, (i) 1 1/2%, in the case of ABR Loans and (ii) 2 1/2%, in the case of Eurodollar Loans and (b) with respect to the Tranche B Facility, (i) 1 3/4% in the case of ABR Loans and (ii) 2 3/4%, in the case of Eurodollar Loans. The Applicable Margin with respect to the Revolving Credit Facility and the Tranche A Facility is subject to reduction after four fiscal quarters following the closing of the Senior Credit Facilities in accordance with an agreed upon pricing grid.

  Details is required to pay to the lenders under the Senior Credit Facilities a commitment fee equal to 1/2 of 1% per annum, payable in arrears on a quarterly basis, on the average unused portion of the Revolving Credit Facilities during such quarter (provided that such commitment fee decreases to 3/8 of 1% per annum if during any quarterly payment period certain financial ratios relating to interest coverage and leverage are attained). Details is required to pay to the lenders a letter of credit fee with respect to each letter of credit outstanding equal to a floating rate of interest equal to the Applicable Margin on Eurodollar Loans times the average daily stated amount of such letter of credit as well as a fronting fee of 1/4 of 1% on such average daily stated amount.

  The Senior Credit Facilities prescribe that certain amounts must be used to prepay the Term Loan Facilities and reduce commitments under the Revolving Credit Facility including (a) 100% of the net proceeds of any sale or issuance of equity or any incurrence of indebtedness after the closing date by Details or any of its subsidiaries, except for proceeds of the Senior Subordinated Notes and the Discount Notes to the extent applied to repay the Senior Subordinated Facility or the Holdings Facility and subject to certain other exceptions including the retention of equity proceeds under certain circumstances including for use in acquisitions or the making of capital expenditures, (b) 100% of the net proceeds of any sale or other disposition by Details or any of its subsidiaries of any assets (including casualties or condemnations), except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to exceptions for certain reinvestments and (c) 75% of Excess Cash Flow (as defined in the Senior Credit Facilities) for each fiscal year of Details commencing with the fiscal year ending December 31, 1998, provided, that the foregoing percentage will be reduced to 50% upon satisfaction of certain financial ratios.

  In general, mandatory prepayments described above will be applied, first to prepay the Term Loan Facilities (pro rata among the Tranche A Facility and the Tranche B Facility) and second, to permanently reduce commitments under the Revolving Credit Facility (with extensions of credit thereunder being prepaid to the extent the aggregate amount thereof exceeds the Revolving Credit Facility commitments as so reduced). Prepayments, optional or mandatory of the Term Loan Facilities will be applied pro rata to the Tranche A Facility and the Tranche B Facility, and ratably to the respective installments thereof. Notwithstanding the foregoing, as long as any Tranche A term loans are outstanding, each holder of Tranche B term loans has the right to refuse all or any portion of such prepayment allocable to it, and the amount so refused will be applied to prepay the Tranche A term loans. Any prepayments of the Term Loan Facilities may not be reborrowed. Details repaid approximately $10.3 million of the Term Loan Facilities with a portion of the proceeds from the Note Offering.

SENIOR SUBORDINATED NOTES

  Concurrently with the Exchange Offer, Details is conducting an exchange offer for the Senior Subordinated Notes. The exchanged Senior Subordinated Notes will have the same terms as the original Senior Subordinated Notes described herein.

  The Senior Subordinated Notes were issued in an aggregate principal amount of $100,000,000 and will mature on November 15, 2005. The Senior Subordinated Notes were issued under an indenture dated as of November 18, 1997 (the "Senior Subordinated Note Indenture") between Details, as issuer, and State Street Bank and Trust Company, as trustee, and are senior subordinated unsecured obligations of Details. Cash interest on the Senior Subordinated Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on each May 15 and November 15 of each year, commencing May 15, 1998 to the holders of record on the immediately preceding May 1 and November 1, respectively.

  On or after November 15, 2001, the Senior Subordinated Notes may be redeemed at the option of Details, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on November 15 in the years set forth below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2001...........................................................  105.000%
      2002...........................................................  103.333%
      2003...........................................................  101.667%
      2004 and thereafter............................................  100.000%

  Notwithstanding the foregoing, at any time on or prior to November 15, 2000, Details may use the net proceeds of one or more Equity Offerings (as defined therein) to redeem up to 40% of the Senior Subordinated Notes at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date; provided, however, that after any such redemption the aggregate principal amount of the Senior Subordinated Notes outstanding must equal at least 60% of the aggregate principal amount of the Senior Subordinated Notes originally issued.

  At any time on or prior to November 15, 2001, the Senior Subordinated Notes may also be redeemed as a whole at the option of Details upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined therein) as of, and accrued and unpaid interest, if any, to, the date of redemption.

  In the event of a Change of Control (as defined in the Senior Subordinated
Note Indenture), each holder of Senior Subordinated Notes has the right to require the repurchase of such holder's Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

  The Senior Subordinated Note Indenture contains covenants that, among other things, limit the ability of Details to enter into certain mergers or consolidations, incur certain liens, incur additional indebtedness, pay dividends and make certain other Restricted Payments (as defined therein) and engage in certain transactions with affiliates. Under certain circumstances Details will be required to make an offer to purchase Senior Subordinated Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase with the proceeds of certain Asset Dispositions (as defined therein). The Senior Subordinated Note Indenture contains certain customary events of default which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Subordinated Notes or such Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

                    DESCRIPTION OF EXCHANGE DISCOUNT NOTES

GENERAL

  The Exchange Discount Notes are to be issued under an indenture dated November 18, 1997 between Holdings (the sole stockholder of Details Capital), and State Street Bank and Trust Company, as trustee (the "Trustee"), as amended and supplemented by the supplemental indenture (as so amended and
supplemented, the "Indenture") dated as of   , 1998 between Details Capital
and the Trustee, a copy of which is available upon request to the Issuer. The following is a description of the material provisions of the Indenture, which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. For purposes of this summary the term "Issuer" or "Details Capital" refers only to Details Capital Corp. and not to any of its subsidiaries and the term "Details" refers to Details, Inc. and its subsidiaries.

  Principal of, premium, if any, and interest on the Exchange Discount Notes will be payable, and the Exchange Discount Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Discount Note Register.

  The Exchange Discount Notes will not be entitled to the benefit of any mandatory sinking fund.

  The Exchange Discount Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Exchange Discount Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Discount Notes. The Exchange Discount Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Issuer may change any Paying Agent and Registrar without notice to Holders of the Exchange Discount Notes.

  The Exchange Discount Notes are expected to be eligible for trading in the PORTAL market.

TERMS OF EXCHANGE DISCOUNT NOTES

  The Exchange Discount Notes will be issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Issuer on the Issue Date of approximately $60.1 million and will mature on November 15, 2007. The Exchange Discount Notes will accrete in value until November 15, 2002 at a rate per annum shown on the cover of this Prospectus, compounded semi-annually, to an aggregate principal amount of $110.0 million, the principal amount at maturity. Cash interest will not accrue on the Exchange Discount Notes prior to November 15, 2002. Thereafter, interest will accrue at the rate per annum shown on the cover of this Prospectus and will be payable semi-annually in cash and in arrears to the Holders of record on each May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2003. Cash interest on the Exchange Discount Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from November 15, 2002. All references to the principal amount of the Exchange Discount Notes herein are references to the principal amount at final maturity.

  The Exchange Discount Notes will be unsecured, senior obligations of the Issuer and will rank pari passu in right of payment to all existing and future indebtedness of the Issuer (including the guarantee by the Issuer of the Senior Credit Agreement, which is secured by a pledge of the Capital Stock of the Company). All the operations of the Issuer are conducted through its Subsidiaries and therefore the

Issuer is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations on the Exchange Discount Notes. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure." The Senior Credit Agreement and the Senior Subordinated Notes will restrict Details' ability to pay dividends or make other distributions to the Issuer. The Exchange Discount Notes will be effectively subordinated to all existing and future Indebtedness and liabilities of the Issuer's subsidiaries (including trade credit, the Senior Subordinated Notes and Indebtedness of Details and its Subsidiaries in respect of the Senior Credit Agreement). Any right of the Issuer to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the Exchange Discount Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors.

OPTIONAL REDEMPTION

  Except as set forth below, the Discount Notes will not be redeemable at the option of the Issuer prior to November 15, 2002. On and after such date, the Discount Notes will be redeemable, at the Issuer's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  If redeemed during the 12-month period commencing on November 15 of the years set forth below:

       PERIOD                                                   REDEMPTION PRICE
       ------                                                   ----------------
       2002....................................................     106.250%
       2003....................................................     104.167%
       2004....................................................     102.083%
       2005 and thereafter.....................................     100.000%

  In addition, at any time and from time to time prior to November 15, 2000, the Issuer may redeem in the aggregate up to 40% of the principal amount of Discount Notes originally issued with the proceeds of one or more Equity Offerings received by, or invested in, the Issuer so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of the Accreted Value thereof) of 112.5%; provided, however, that at least 60% of the original principal amount of the Discount Notes must remain outstanding after each such redemption .

  At any time on or prior to November 15, 2002, the Discount Notes may also be redeemed as a whole at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of the date of redemption (the "Redemption Date").

  "Applicable Premium" means, with respect to an Discount Note at any Redemption Date, the greater of (i) 1.0% of the Accreted Value of such Discount Note on such Redemption Date and (ii) the excess of (A) the present value at such time of the redemption price of such Discount Note at November 15, 2002 (such redemption price being described under "--Optional Redemption") computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the Accreted Value of such Discount Note on such Redemption Date.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve

Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2002; provided, however, that if the period from the Redemption Date to November 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  Selection. In the case of any partial redemption, selection of the Discount Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Discount Note of $1,000 in original principal amount or less will be redeemed in part. If any Discount Note is to be redeemed in part only, the notice of redemption relating to such Discount Note shall state the portion of the principal amount thereof to be redeemed. A new Discount Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Discount Note.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events (each a "Change of Control"), unless the Issuer shall have exercised its right to redeem the Discount Notes as described under "-- Optional Redemption," each Holder will have the right to require the Issuer to repurchase all or any part of such Holder's Discount Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) or, in the case of purchases of Discount Notes prior to November 15, 2002, at a purchase price equal to 101% of the Accreted Value thereof as of the date of purchase:

  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person shall be deemed to beneficially own any Voting Stock of the Issuer held by a parent corporation, if such person "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation); or

  (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer or Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer or Parent was approved by a vote of at least a majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the Permitted Holders or was nominated or elected by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Parent then in office; or

  (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or Parent; or

  (iv) the adoption by the stockholders of a plan for the liquidation or dissolution of the Issuer or Parent.

  Within 30 days following any Change of Control, unless the Issuer has mailed a redemption notice with respect to all the outstanding Discount Notes in connection with such Change of Control as described under "--Optional Redemption," the Issuer shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's Discount Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) or, in the case of purchases of Discount Notes prior to November 15, 2002, at a purchase price equal to 101% of the Accreted Value thereof as of the date of purchase; (ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iii) the procedures determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Discount Notes purchased.

  Details Capital will comply, to the extent applicable, with the requirements of Section 14(e) and Rule 13e-4 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Discount Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof. Neither Details Capital nor the Trustee can waive the Holders' right to have the Discount Notes redeemed at the Holders' election upon a Change of Control.

  The occurrence of a Change of Control also gives the holders of the Senior Subordinated Notes the right to require Details to repurchase the Senior Subordinated Notes. In addition, the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Indebtedness of Details and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Discount Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. The Senior Credit Agreement and the Senior Subordinated Notes restrict Details from paying any dividends or making any other distributions to the Issuer. If the Issuer is unable to obtain dividends from Details sufficient to permit the repurchase of the Discount Notes, the Issuer will likely not have the financial resources to purchase Discount Notes. In any event, there can be no assurance that the Subsidiaries of the Issuer will have the resources available to pay any such dividend or make any such distribution. Finally, the Issuer's ability to pay cash to the holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Consequently, if Details is not able to (i) prepay the Senior Credit Agreement and any other Indebtedness containing similar restrictions or obtain requisite consents, as described above, or (ii) to make a dividend payment to the Issuer in an amount sufficient to permit the Issuer to repurchase the Discount Notes, the Issuer will be unable to fulfill its repurchase obligations if holders of Discount Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

  The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuer by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Issuer and its Restricted Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Issuer is required to make an offer to repurchase the Exchange Discount Notes as described above.

CERTAIN COVENANTS

  The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness by the Issuer. The Issuer shall not Incur any Indebtedness, other than the Indebtedness represented by (i) the Discount Notes, (ii) the Guarantee of the Bank Indebtedness, and (iii) Indebtedness of the Issuer owing to and held by any Wholly-Owned Subsidiary if such Indebtedness is subordinated in right of payment to the Discount Notes and the proceeds thereof are not used to pay dividends to the Issuer's stockholders; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Issuer.

  Limitation on Indebtedness by Details. (a) Details shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Details and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio for Details and its Restricted Subsidiaries is at least (i) 2.00 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date and (ii) 2.25 to 1.00, if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), Details and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness Incurred pursuant to the Senior Credit Agreement; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $160 million at any time outstanding, less the aggregate principal amount of all mandatory prepayments of principal thereof with the proceeds of Asset Dispositions; (ii) the Subsidiary Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i); (iii) Indebtedness of Details owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Details or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to Details or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (iv) Indebtedness represented by (x) the Senior Subordinated Notes, (y) any Indebtedness (other than the Indebtedness described in clauses (i), (ii) and (iii)) outstanding on the Issue Date and
(z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or clause (v) or Incurred pursuant to paragraph
(a) of the covenant described under "Limitation on Indebtedness by Details";
(v) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Details (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by Details); provided, however, that at the time such Restricted Subsidiary is acquired by Details, Details would have been able to Incur $1.00 of additional

Indebtedness under this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v); (vi) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Details or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Details) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Details or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of Details or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business; (vii) Indebtedness of foreign Restricted Subsidiaries under working capital facilities; provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed 5% of Consolidated Tangible Assets; (viii) Indebtedness (including Capital Lease Obligations) incurred by Details or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (A) $5.0 million or (B) 5% of Consolidated Tangible Assets at the time of any Incurrence thereof (including any Refinancing Indebtedness with respect thereto); (ix) Indebtedness incurred by Details or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; (x) Indebtedness arising from agreements of Details or a Restricted Subsidiary of Details providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Details, provided that the maximum liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Details and its Restricted Subsidiaries in connection with such disposition;
(xi) obligations in respect of performance and surety bonds and completion guarantees provided by Details or any Restricted Subsidiary of Details in the ordinary course of business; and (xii) Indebtedness (other than Indebtedness described in clauses (i)--(xi)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, will not exceed the greater of (A) $5.0 million or (B) 5% of Consolidated Tangible Assets.

  Limitation on Restricted Payments. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and (B) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer held by Persons other than a Restricted Subsidiary of the Issuer or any Capital Stock of a Restricted Subsidiary of the Issuer held by any Affiliate of the Issuer, other than another Restricted Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to in clauses (i) through (iv) as a "Restricted Payment"), if at the time the Issuer or such Restricted Subsidiary makes such Restricted
Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) Details is not able to incur an additional $1.00 of Indebtedness pursuant to the covenant described in "Limitation on Indebtedness by Details";

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

or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income (x) of the Issuer in the case of any Restricted Payment made by the Issuer or (y) of Details and its Restricted Subsidiaries in the case of any Restricted Payment made by Details or any of its Restricted Subsidiaries accrued during the period (treated as one accounting period) from but excluding the Issue Date to but excluding the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net proceeds, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $10 million or more, the value shall be as determined in writing by an Independent Appraiser) received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);
(C) the amount by which Indebtedness of the Issuer is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock of the Issuer (less the amount of any cash, or other property, distributed by the Issuer upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer or any Restricted Subsidiary of the Issuer or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (D) to the extent it is already included in Consolidated Net Income.

  (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Issuer or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that
(A) such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the aggregate net proceeds from such sale shall be excluded from clause (3) (B) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer; provided, however, that such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments; (v) payments for the purpose of, and in amounts equal to, amounts required to permit the Issuer to redeem or repurchase Capital Stock of the Issuer or the Parent from existing or

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

former employees or management of the Issuer or any Parent thereof or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemption or repurchases pursuant to this clause shall not exceed $5.0 million (and shall be increased by the amount of any proceeds to Details, Parent or Issuer from (x) sales of Capital Stock of the Issuer to management employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; provided, further, that the cancellation of Indebtedness owing to the Issuer, any Parent thereof or Details from members of management in connection with a repurchase of Capital Stock of the Issuer, Parent or Details will not be deemed to constitute a Restricted Payment under the Indenture; (vi) after the Issue Date to make loans or advances made after the Issue Date to employees or directors of the Issuer, Parent or any Subsidiary the proceeds of which are used to purchase Capital Stock of the Issuer or any Parent thereof, in an aggregate amount not in excess of $1 million at any one time outstanding; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; (vii) cash dividends to the Parent, if any, in amounts equal to (A) the amounts required for the Issuer or the Parent to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Issuer and its Subsidiaries, (B) the amounts required for the Issuer or the Parent to pay franchise taxes and other fees required to maintain its legal existence, (C) an amount not to exceed $250,000 in any fiscal year to permit the Issuer or the Parent to pay its corporate overhead expenses incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both the Parent and the Issuer, (D) so long as no Default or Event of Default shall have occurred and be continuing, an amount not to exceed $100,000 in the aggregate, to enable the Issuer or the Parent to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; provided, however, that such payments shall not be included in the calculation of the amount of Restricted Payments, and (E) the amounts required for Parent to make indemnification payments under the Recapitalization Agreement; and
(viii) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price hereof; provided, however, that such repurchases shall not be included in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer, (ii) make any loans or advances to the Issuer or (iii) transfer any of its property or assets to the Issuer, except (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture (including, without limitation, the Senior Credit Facility and the Senior Subordinated Notes); (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date; (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holders of the Discount Notes than encumbrances and restrictions contained in such agreements; (d) in the case of clause (iii) above, any

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

encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary; (e) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; (f) encumbrances or restrictions arising or existing by reason of applicable law; (g) any restrictions pursuant to the Indenture and the Senior Subordinated Notes; (h) restrictions imposed by any agreement or instrument governing Capital Stock of any Person that is acquired; and (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Issuer's election to the investment in Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase Senior Subordinated Notes and other pari passu debt obligations subject to a similar covenant at par plus accrued and unpaid interest, if any, thereon; (D) fourth, to make an offer to make an offer to purchase (an "Offer") the Discount Notes at a price in cash equal to, prior to , 2002 100% of the Accreted Value thereof on the purchase date and, thereafter, 100% of the Accreted Value thereof plus accrued and unpaid interest to the purchase date; and (E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) (C) and (D) for other general corporate purposes not prohibited by the Indenture; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Issuer or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Issuer and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceed $5 million. The Issuer shall not be required to make an Offer for the Discount Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A), (B)) and (C) are less than $5 million for any particular Asset Disposition

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

(which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  The Senior Credit Agreement and the Senior Subordinated Notes restrict Details from paying any dividends or making any other distributions to the Issuer. If the Issuer is unable to obtain dividends from Details sufficient to permit the repurchase of the Discount Notes, the Issuer will likely not have the financial resources to purchase Discount Notes. In any event, there can be no assurance that the Subsidiaries of the Issuer will have the resources available to pay any such dividend or make any such distribution.

  (b) For the purposes of this covenant, the following will be deemed to be cash: (x) the assumption by the transferee of Indebtedness of any Restricted Subsidiary of the Issuer and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuer shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph), (y) securities received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are promptly converted by the Issuer or such Restricted Subsidiary into cash and (z) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 10% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (c) In the event of an Asset Disposition that requires the purchase of Discount Notes pursuant to clause (a)(iii)(C), the Issuer will be required to purchase Discount Notes tendered pursuant to an offer by the Issuer for the Discount Notes at a price in cash equal to, prior to November 15, 2002, 100% of the Accreted Value thereof on the purchase date and, thereafter, 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Discount Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Discount Notes, the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(iii)(E) above.

  (d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Discount Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Limitation on Affiliate Transactions. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, the Issuer has received a written

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

opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

  (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer, (iii) the payment of compensation and directors' fees and the performance of indemnification or contribution obligations in the ordinary course of business, (iv) loans or advances to employees in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, (v) the execution, delivery and performance of the Management Agreement, or (vi) any transaction between the Issuer and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

  SEC Reports. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuer will file with the Commission, and provide, within 15 days after the Issuer is required to file the same with the Commission, the Trustee and the holders of the Discount Notes with the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Issuer is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Issuer will nevertheless deliver such Exchange Act information to the Trustee and the holders of the Discount Notes as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

  Merger and Consolidation. The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Discount Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Consolidated Net Worth of the Issuer or the Successor Company, as the case may be, is not less than that of the Issuer immediately prior to the transaction; and (iv) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and thereafter the Issuer shall be released from all obligations and covenants thereunder, but, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Discount Notes.

  Notwithstanding the foregoing clauses (ii) and (iii), (i) the Issuer may consolidate with or merge with or into, or convey or transfer all or substantially all its assets, subject to all liabilities, including the Discount Notes, to a Wholly-Owned Restricted Subsidiary of the Issuer in which case, such Wholly-Owned Restricted Subsidiary will succeed to, and be substituted for, and may exercise every right and

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

power of, the Issuer under the Indenture and thereafter the Issuer shall be released from all obligations and covenants thereunder, (ii) any Restricted Subsidiary of Details may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and (iii) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax or other benefits.

  Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Issuer shall not sell any shares of Preferred Stock of a Restricted Subsidiary and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Preferred Stock to any Person (other than to the Issuer or a Wholly-Owned Subsidiary).

  Limitation on Lines of Business. The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

EVENTS OF DEFAULT

  Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Discount Note when due, continued for 30 days, (ii) a default in the payment of principal of any Discount Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Discount Notes which shall constitute an Event of Default under clause (ii) above), (iv) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture, (v) Indebtedness of the Issuer or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the "bankruptcy provisions") or (vii) any judgment or decree for the payment of money in excess of $10 million is rendered against the Issuer or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"). However, a default under clauses (iii) and (iv) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Discount Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (iii) and (iv) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Discount Notes by notice to the Issuer and the Trustee may declare the principal of (or if prior to November 15, 2002, the Accreted Value of) and accrued and unpaid interest, if any, on all the Discount Notes to be due and payable. Upon such a declaration, such principal (or Accreted Value) and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and accrued and unpaid interest on all the Discount Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Discount Notes may rescind any such acceleration with respect to the Discount Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal (or Accreted Value), premium, if any, or

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

interest when due, no holder may pursue any remedy with respect to the Indenture or the Discount Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Discount Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Discount Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Discount Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of (or if prior to November 15, 2002, the Accreted Value of), premium, if any, or interest on any Discount Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Discount Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Discount Notes then outstanding. However, without the consent of each holder of outstanding Discount Notes affected, no amendment may, among other things, (i) reduce the amount of Discount Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Discount Note, (iii) reduce the principal of or extend the Stated Maturity of any Discount Note, (iv) reduce the premium payable upon the redemption or repurchase of any Discount Note or change the time at which any Discount Note may be redeemed as described under "Optional Redemption" above, (v) make any Discount Note payable in money other than that stated in the Discount Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Discount Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Discount Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

  Without the consent of any holder, the Issuer and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Issuer under the Indenture, to provide for uncertificated Discount Notes in addition to or in place of certificated Discount Notes (provided that the uncertificated Discount Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Discount Notes are described in
Section 163(f) (2) (B) of the Code), to add Guarantees with respect to the Discount Notes, to secure the Discount Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender

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

any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

  The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Issuer at any time may terminate all its obligations under the Discount Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Discount Notes, to replace mutilated, destroyed, lost or stolen Discount Notes and to maintain a registrar and paying agent in respect of the Discount Notes. The Issuer at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, and the judgment default provision described under "Events of Default" above and the limitation contained in clause (iii) under "Certain Covenants-- Merger and Consolidation" above ("covenant defeasance").

  The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default specified in clause (iii), (v),
(vi) (with respect only to Significant Subsidiaries), or (vii) under "Events of Default" above or because of the failure of the Issuer to comply with clause (iii) under "Certain Covenants--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Discount Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Discount Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Discount Notes. The Trustee is also the Trustee under the indenture for the Senior Subordinated Notes.

GOVERNING LAW

  The Indenture provides that it and the Discount Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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

CERTAIN DEFINITIONS

  "Accreted Value" means as of a date of determination prior to November 15, 2002, with respect to any Discount Note, the sum of (a) the initial offering price of such Discount Note and (b) the portion of the excess of the principal amount of such Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 12.5% per annum of the initial offering price of such Discount Note, compounded semi-annually on each May 15 and November 15 from the Issue Date through the date of determination, computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Discount Note on or after November 15, 2002 shall be 100% of the principal amount thereof.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Issuer or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) the sale of Cash Equivalents or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of inventory or a licensing of intellectual property in the ordinary course of business, (iv) a disposition of obsolete or worn out equipment or equipment that is no longer useful or to be used in the conduct of the business of the Issuer and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (v) transactions permitted under "Certain Covenants--Merger and Consolidation" above, (vi) for purposes of "Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to "Limitation on Restricted Payments" and
(vii) the sale, discount or factoring, in each case without recourse, of accounts receivable arising in the ordinary course of business.

  "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the greater of (i) the interest rate implicit in such Sale/Leaseback Transaction and (ii) the interest rate borne by the Senior Subordinated Notes, in each case, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable by Details under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for

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reorganization relating to Details whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and refinancings thereof.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Rating Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and
(iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Rating Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means, with respect to any Person, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to
(ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to or including the Issue Date, on a pro forma basis to give effect to the Transactions, the Initial Offerings and the application of the proceeds thereof as if they had occurred at the beginning of such four-quarter period (adjusted for any pro forma expense and cost reductions and related adjustments that are directly attributable to the Transactions and the Initial Offerings)); provided, however, that (1) If the Issuer or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest

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

Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period (adjusted for any pro forma expense and cost reductions and related adjustments calculated on a basis consistent with Regulation S-X under the
Act) and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

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

  "Consolidated EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense (iv) amortization of intangibles and (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation) and less, to the extent added in calculating Consolidated Net Income, non-cash items increasing Consolidated Net Income (excluding such non-cash items to the extent they represent an accrual for cash receipts to be received prior to the Stated Maturity of the Discount Notes) for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the interest, depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Issuer or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of all Disqualified Stock of the Issuer and any Restricted Subsidiaries, in each case, held by Persons other than the Issuer or a Wholly Owned Subsidiary and
(ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust to purchase Capital Stock of the Issuer; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Issuer or any Restricted Subsidiary. For purposes of the foregoing, total interest expense shall be determined after giving effect to any net payments made or received by the Issuer and its Subsidiaries with respect to Interest Rate Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Issuer that was not a Wholly-Owned Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in (iv) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Issuer's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary; (ii) any net income (loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net

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income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that (A) subject to the limitations contained in (iv) below the Issuer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Issuer or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss, (vi) any non-cash compensation charge for employee stock options or other stock awards, (vii) non-cash, non-recurring charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of prepaid cash expense that was paid in a prior period not included in the calculation); (viii) non-cash, non-recurring items increasing Consolidated Net Income (excluding such non-cash items to the extent they represent an accrual for cash receipts to be received prior to the Stated Maturity of the Discount Notes); and (ix) the cumulative effect of a change in accounting principles.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Issuer ending prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Issuer plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles less accumulated amortization, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Issuer or such Restricted Subsidiary, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration. Such Officers' Certificate shall state the basis of such valuation, which shall be as determined by an Independent Appraiser with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10 million.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary) or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Discount Notes, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity shall be deemed to be Disqualified Stock.

  "Equity Offering" means an offering for cash by the Issuer of its common stock, or options, warrants or rights with respect to its common stock.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holdings" means Details Holdings Corp. (formerly known as Details, Inc.), a California corporation and any corporation which is the sole stockholder of Holdings.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such

Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  "Independent Appraiser" means, with respect to any transaction or series of related transactions, an independent, nationally recognized appraisal or investment banking firm or other expert with experience in evaluating or appraising the terms and conditions of such transaction or series of related transactions.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Issuer's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, the Issuer no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

  "Issue Date" means the date on which the Discount Notes are originally issued.

  "Issuer" means Details Capital Corp. a California corporation, or any successor thereto which assumes the obligations under the Discount Notes pursuant to the Indenture.

  "Management Agreement" means the Management Agreement between Holdings, Details and Bain Capital, Inc. (and its permitted successors and assigns thereunder) as in effect on the Issue Date.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

  "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Issuer.

  "Officers' Certificate" means a certificate signed by two Officers.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

  "Parent" means the parent corporation of the Issuer, if any, or any person for which the Issuer or a Parent thereof is a direct or indirect Wholly-Owned Subsidiary.

  "Permitted Holders" means Bain Capital, Inc. and any Affiliate thereof or any wholly-owned Subsidiary of Holdings (for purposes of the definition of a "Change of Control").

  "Permitted Investment" means an Investment by the Issuer or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) cash, Cash Equivalents and Temporary Cash Investments; (iv) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business; (v) payroll, travel and similar advances made in the ordinary course of business; (vi) loans or advances to employees and officers made in the ordinary course of business; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and (viii) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of the Issuer's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (ix) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (x) the Subsidiary Guarantees and guarantees by Details of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Details under the Indenture for the Senior Subordinated Notes; (xi) Investments the payment for which consists exclusively of Capital Stock (other than Disqualified Stock) of the Issuer; provided that the fair market value of such Investments shall not be counted under clause (3)(B) of paragraph (a) of "Limitation on Restricted Payments"; (xii) Investments received by the Issuer of its Restricted

Subsidiaries as consideration for asset dispositions, including Asset Dispositions; provided in the case of an Asset Disposition, such Asset Disposition is effected in compliance with the covenant described under "Limitation on Sales of Assets and Subsidiary Stock;" and (xiii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of (A) $7.5 million and (B) 5% of Total Consolidated Assets.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  A "Public Market" exists at any time with respect to the common stock of the Issuer or if the common stock of the Issuer is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that
(i) only with respect to Indebtedness described under subclause (y) of clause
(b)(iv) in the covenant "Limitation on Indebtedness by the Company", the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced (other than indebtedness which is Senior Indebtedness referred to in clause (iv) under such covenant) and (ii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) of the Indebtedness being refinanced.

  "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses in which the Issuer and its Restricted Subsidiaries are primarily engaged on the date of the Indenture.

  "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

  "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Subsidiary leases it from such Person.

  "Senior Credit Agreement" means (i) the senior secured Credit Agreement entered into among Details, The Chase Manhattan Bank, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

  "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, created, incurred or assumed, as the Bank Indebtedness and all other Indebtedness of Details, including interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) thereon and fees relating thereto, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment to the Senior Subordinated Notes; provided, however, that Senior Indebtedness will not include (i) any obligation of Details to any Subsidiary,
(ii) any liability for Federal, state, foreign, local or other taxes owed or owing by Details, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of Details that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Details, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (v) any Capital Stock.

  "Senior Subordinated Indebtedness" means the Senior Subordinated Notes of Details and any other Indebtedness of Details that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Details which is not Senior Indebtedness.

  "Senior Subordinated Notes" means the $100.0 million aggregate principal amount of 10% Senior Subordinated Notes due 2005 of Details.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

  "Subordinated Obligation" means, as to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Senior Subordinated Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Issuer.

  "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Senior Subordinated Notes by any Restricted Subsidiary of Details pursuant to the terms of the Indenture for the Senior Subordinated Notes, and, collectively, all such Guarantees.

  "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause
(i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

  "Total Consolidated Assets" means, as of any date of determination, the total assets shown on the balance sheet of the Issuer and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation
(x) Details could Incur $1.00 of additional Indebtedness under the covenant described in "Limitation on Indebtedness by Details" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Issuer, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Issuer or another Wholly-Owned Subsidiary.

                              THE EXCHANGE OFFER

  At the closing of the Initial Offering, Holdings, the original issuer of the Original Discount Notes and predecessor in interest to Details Capital under the Registration Rights Agreement, Details and the Initial Purchaser entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Details Capital, as sucessor in interest to Holdings, agreed to (i) file with the Commission on or prior to 90 days after the date of issuance of the Original Discount Notes (the "Issue Date") a registration statement on Form S-1 or Form S-4, (the "Exchange Offer Registration Statement") relating to (the Exchange Offer) for the Original Discount Notes under the Securities Act and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, Details Capital will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for Exchange Discount Notes that are identical in all material respects to the Original Discount Notes (except that the Exchange Discount Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. Details Capital will keep the Exchange Offer open for the longer of 20 business days or 30 days (unless extended if required by applicable law) after the date hereof.

  If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, Details Capital is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Securities (as defined herein) validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Securities within 210 days after the Issue Date, (iii) the Initial Purchaser so requests with respect to Original Discount Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Original Discount Notes to participate in the Exchange Offer, (v) any holder of Original Discount Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Original Discount Notes, or (vi) Details Capital so elects, then Details Capital will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Discount Note until (i) the date on which such Original Discount Note has been exchanged for a freely transferable Exchange Discount Note in the Exchange Offer; (ii) the date on which such Original Discount Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or
(iii) the date on which such Original Discount Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

  Details Capital has agreed to use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, Details Capital will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 210 days after the Issue Date. If applicable, Details Capital will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

  If (i) the Exchange Offer Registration Statement or a Shelf Registration Statement, if applicable, is not declared effective within 180 days after the Issue Date; (ii) the Exchange Offer is not consummated on or prior to 210 days after the Issue Date or (iii) a Shelf Registration Statement is filed and declared effective within 180 days after the Issue Date but shall thereafter cease to be effective (at any time that Details Capital is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), Details Capital will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount (or Accreted Value, as applicable) of the Original Discount Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Original Discount Notes (not before May 15, 2003) on semi-annual payment dates which correspond to interest payment dates for the Original Discount Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  The Registration Rights Agreement also provides that Details Capital (i) shall, if required under applicable securities laws, upon written request make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Discount Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Original DIscount Notes) and will indemnify certain holders of the Original Discount Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of Original Discount Notes who wishes to exchange such Original Discount Notes for Exchange Discount Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Discount Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Discount Notes and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of Details Capital, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Discount Notes. If the holder is a broker-dealer that will receive Exchange Discount Notes for its own account in exchange for Original Discount Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. See "Plan of Distribution."

  Holders of the Original Discount Notes will be required to make certain representations to Details Capital (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Original Discount Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Original Discount Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  The summary herein of certain provisions of the Registration Rights Agreement is a description of the material provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement.

  Except as set forth herein, after consummation of the Exchange Offer, holders of Original Discount Notes have no registration or exchange rights under the Registration Rights Agreement. See"--Consequences of Failure to Exchange," and "--Resales of Exchange Discount Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Original Discount Notes which are not exchanged for Exchange Discount Notes pursuant to an Exchange Offer and are not included in a resale prospectus will remain Transfer Restricted Securities. Accordingly, such Original Discount Notes may not be offered, sold or otherwise transferred prior to the date which is two years after the later of the date of original issue and the last date that Details Capital or any affiliate of Details Capital was the owner of such securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to Details Capital (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Discount Notes are eligible for resale pursuant to Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Discount Notes with a purchase price of $500,000 or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Original Discount Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to Details Capital and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Discount Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or
(e) above, the issuer and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, the form of which is included as Exhibit 99.1 to the Registration Statement of which this Prospectus is a part, Details Capital will accept any and all Original Discount Notes validly tendered and not withdrawn prior to the applicable Expiration Date. Details Capital will issue $1,000 principal amount of Exchange Discount Notes in exchange for each $1,000 principal amount of Original Discount Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Discount Notes pursuant to the Exchange Offer. However, Original Discount Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Discount Notes are the same as the form and terms of the Original Discount Notes, except that (i) the Exchange Discount Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Discount Notes will not be entitled to rights under the Exchange and Registration Rights Agreement (except under certain limited circumstances). The Exchange Discount Notes will evidence the same debt as the Original Discount Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  Solely for reasons of administration (and for no other purpose) Details
Capital has fixed the close of business on    , 1998 as the record date for
the Exchange Offer for purpose of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Discount Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the governing indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Discount Notes entitled to participate in the relevant Exchange Offer.

  Holders of the Original Discount Notes do not have any appraisal or dissenters' rights under the General Corporation Law of California or under the Indenture in connection with the Exchange Offer. Details Capital intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  Details Capital shall be deemed to have accepted validly tendered Original Discount Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Discount Notes for the purposes of receiving the Exchange Discount Notes.

  If any tendered Original Discount Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Discount Notes will be returned without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Discount Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Discount Notes pursuant to the Exchange Offer. Details Capital will pay all charges and expenses, other than certain applicable taxes, in connection with their Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on    ,
1998, unless Details Capital extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended.

  In order to extend the Exchange Offer, Details Capital will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date.

  Details Capital reserves the right, in its sole discretion, (i) to delay accepting any Original Discount Notes, (ii) extend the Exchange Offer, (iii) if the condition set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by Details Capital to constitute a material change, it will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Discount Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which Details Capital may choose to make public announcement of any delay, extension, termination or amendment of its Exchange Offer, Details Capital shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Only a registered holder of Original Discount Notes may tender such Original Discount Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the applicable Expiration Date. In addition, either (i) certificates for such Original Discount Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Discount Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the applicable Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the applicable Expiration Date.

  The tender by a Holder will constitute an agreement between such holder and Details Capital in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Exchange Offer.

  THE METHOD OF DELIVERY OF THE ORIGINAL DISCOUNT NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL DISCOUNT NOTES SHOULD BE SENT TO DETAILS CAPITAL. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Original Discount Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Discount Notes, either make appropriate arrangements to register ownership of the Original Discount Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Discount Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal designated for such Original Discount Notes, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If a Letter of Transmittal is signed by a person other than the registered holder of any Original Discount Notes listed therein, such Original Discount Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Discount Notes, with signature guaranteed by an Eligible Institution.

  If a Letter of Transmittal or any Original Discount Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to Details Capital, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Discount Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Discount Notes will be determined by Details Capital in its sole discretion, which determination will be final and binding. Details Capital reserves the absolute right to reject any and all Original Discount Notes not properly tendered or any Original Discount Notes the issuer's acceptance of which would, in the opinion of counsel for such issuer, be unlawful. Details Capital also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Discount Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) by Details Capital will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Discount Notes must be cured within such time as Details Capital shall determine. Although Details Capital intends to notify holders of defects or irregularities with respect to tenders of Original Discount Notes issued by it, neither Details Capital, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Discount Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Discount Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Discount Notes are submitted in a principal amount greater than the principal amount of Original Discount Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Discount Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Discount Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Discount Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal designated for such Original Discount Notes, as soon as practicable following the applicable Expiration Date.

  By tendering Original Discount Notes in the Exchange Offer, each registered holder will represent to the issuer of such Original Discount Notes that, among other things, (i) the Exchange Discount Notes to be acquired by the holder and any beneficial owner(s) of such Original Discount Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), for such holder's own account, for investment and not with a view to or for sale in connection with any distribution of the Exchange Discount Notes (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Discount Notes, (iii) the Holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Discount Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Discount Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under "--Resales of the Exchange Discount Notes," and (y) any Participating Broker-Dealer that receives Exchange Discount Notes for its own account in exchange for Original Discount Notes pursuant to an Exchange Offer, where such Original Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of such Exchange Discount Notes, see "Plan of Distribution," but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act, (iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of Details Capital except as otherwise disclosed to Details Capital in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Discount Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offers, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Discount Notes by causing the Book-Entry Transfer Facility to transfer such Original Discount Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Discount Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Discount Notes and (i) whose Original Discount Notes are not immediately available, or (ii) who cannot deliver their Original Discount Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the applicable Expiration Date, may effect a tender if:

    (1) The tender is made through an Eligible Institution;

    (2) Prior to the applicable Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile transmission) setting forth the name and address of the holder, the certificate number(s) of such Original Discount Notes and the principal amount of the Original Discount Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the applicable Expiration Date, the applicable Letter of Transmittal together with the certificate(s) representing the Original Discount Notes (or a Book-Entry Confirmation) and any other documents required by the applicable Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

    (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Original Discount Notes in proper form for transfer (or a Book-Entry Confirmation) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the applicable Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Discount Notes pursuant to an Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the applicable Exchange Offer, at any time prior to the Expiration Date of that Exchange Offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Discount Notes to be withdrawn (the "Depositor"), (ii) identify the Original Discount Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Discount Notes), and (iii) be signed by the holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Details Capital in its sole respective discretion, which determination shall be final and binding on all parties. Any Original Discount Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Discount Notes will be issued with respect thereto unless the Original Discount Notes so withdrawn are retendered. Properly withdrawn Original Discount Notes may be retendered by following one of the procedures described above under"--Procedures for Tendering" at any time prior to the applicable Expiration Date.

  Any Original Discount Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the applicable Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the applicable Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the issuer of the Original Discount Notes of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in commission policy such that there is a substantial question whether the Exchange Offer is permitted by applicable federal law, Details Capital has agreed to seek a no-action letter or other favorable decision from the Commission allowing Details Capital to consummate the Exchange Offer.

  If Details Capital determines, that the Exchange Offer is not permitted by applicable Federal law, it may terminate the Exchange Offer. In connection therewith Details Capital may (i) refuse to accept any Original Discount Notes and return any Original Discount Notes that have been tendered by the holders thereof, (ii) extend the Exchange Offer and retain all Original Discount Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Original Discount Notes to withdraw their tendered Original Discount Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Discount Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, Details Capital will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Original Discount Notes, and Details Capital will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Discount Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as "Exchange Agent" for the Exchange Offer. Questions and request for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail or Hand or Overnight Delivery:

    State Street Bank and Trust Company
    Two International Place
    4th Floor
    Boston, MA 02110
    Attention: Earl Dennison

    Confirm By Telephone: (617) 664-5670

    Facsimile Transmissions: (617) 664-5371
    (ELIGIBLE INSTITUTIONS ONLY)

  Delivery to other than the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by Details Capital. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Details Capital and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by Details Capital and are estimated in the aggregate to be
approximately $   . Such expenses include fees and expenses of the Exchange
Agent and the Trustee under the Indenture, accounting and legal fees and printing costs, among others.

  Details Capital will pay all transfer taxes, if any, applicable to the exchange of the Original Discount Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Discount Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The carrying values of the Original Discount Notes are not expected to be materially different from the fair value of the Exchange Discount Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Discount Notes.

RESALES OF THE EXCHANGE DISCOUNT NOTES; PLAN OF DISTRIBUTION

  Based on no-action letters issued by the staff of the Commission to third parties, Details Capital believes the Exchange Discount Notes issued pursuant to the Exchange Offer in exchange for the Original Discount Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Discount Notes directly from Details Capital to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of Details Capital within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the

Securities Act provided that the holder is acquiring the Exchange Discount Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Discount Notes. Holders of Original Discount Notes wishing to accept the Exchange Offer must represent to Details Capital that such conditions have been met. In the event that Details Capital's belief is inaccurate, holders of Exchange Discount Notes who transfer Exchange Discount Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. Details Capital does not assume or indemnify holders against such liability.

  All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Discount Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. Details Capital assumes no responsibility with regard to compliance with such requirements.

  Each affiliate of Details Capital must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each Participating Broker-Dealer that receives Exchange Discount Notes in exchange for Original Discount Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. Although a Participating Broker-Dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Discount Notes received in exchange for Original Discount Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain United States federal income tax consequences associated with the acquisition, ownership, and disposition of the Exchange Discount Notes by holders who exchange Original Discount Notes for the Exchange Discount Notes. The following summary does not discuss all of the aspects of United States federal income taxation that may be relevant to a prospective holder of the Exchange Discount Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, persons who hold the Exchange Discount Notes as part of a hedge, straddle, "synthetic security" or other integrated investment and except as discussed below, foreign corporations and persons who are not citizens or residents of the United States) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to a Exchange Discount Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Exchange Discount Notes as capital assets within the meaning of Section 1221 of the Code. This summary also does not describe any tax consequences under state, local or foreign tax laws.

  The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative actions. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Discount Notes. There can be no assurance that the IRS will not take positions concerning the tax consequences of the acquisition, ownership or disposition of the Exchange Discount Notes which are different from those discussed herein.

  PROSPECTIVE HOLDERS OF EXCHANGE DISCOUNT NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

  A U.S. Holder is any holder of Exchange Discount Notes who or which is for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a domestic corporation or domestic partnership; (iii) an estate other than a "foreign estate" as defined in Section 7701(a)(31) of the Code; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

  EXCHANGE OF ORIGINAL DISCOUNT NOTES FOR EXCHANGE DISCOUNT NOTES. The exchange by a U.S. Holder of an Original Discount Note for an Exchange Discount Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Original Discount Note if the economic terms of the Exchange Discount Note (including the interest rate) are identical to the economic terms of the Original Discount Note. Under recently promulgated Treasury regulations relating to modifications and exchanges of debt instruments (the "Section 1001 Regulations"), with certain exceptions, an alteration of a legal right or obligation that occurs by operation of the terms of a debt instrument is not a modification of the debt instrument and thus does not result in a taxable exchange. Therefore, even if Liquidated Damages were payable with respect to the Original Discount Notes but not with respect to the Exchange Discount Notes, the exchange of an Original Discount Note for an Exchange Discount

Note would not be treated as a taxable exchange. Accordingly, the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange will not constitute a taxable exchange of the Original Discount Notes. As a result, there should be no U.S. Federal income tax consequences to U.S. Holders exchanging the Original Discount Notes for the Exchange Discount Notes.

  Classification of the Exchange Discount Notes. Under applicable authorities, the Exchange Discount Notes should be treated as indebtedness of the Company for federal income tax purposes. In the event that the Exchange Discount Notes are treated as equity, the amount treated as a distribution on any such instrument would be treated as ordinary dividend income to the extent of the current or accumulated earnings and profits of the Company.

  The Company intends to characterize the Exchange Discount Notes as debt for federal income tax purposes. Pursuant to Section 385(c) of the Code, this characterization is binding on holders of the Exchange Discount Notes unless such holder discloses any inconsistent treatment on such holder's tax return.
Section 385(c) is not binding on the IRS.

  Original Issue Discount and Liquidated Damages on Exchange Discount
Notes. The Exchange Discount Notes will be issued with original issue discount ("OID"). Because the amount of OID is expected to be greater than the de minimis amount ( 1/4 of 1 percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity of the debt instruments), the Exchange Discount Notes will be considered to be issued with OID for United States federal income tax purposes. As a result, Holders of Exchange Discount Notes will be required to include such OID in gross income in advance of the receipt of the cash payments related to such income, but will not be required to include in income such cash payments when they are received by such holder on the Exchange Discount Note.

  The amount of OID with respect to an Exchange Discount Note will be equal to the excess of the instrument's stated redemption price at maturity over its issue price. For this purpose, the stated redemption price at maturity of an Exchange Discount Note will equal the sum of all amounts payable pursuant to the Exchange Discount Note, regardless of whether denominated as principal or interest. The issue price of the Exchange Discount Notes will be the first price at which a substantial amount of the Original Discount Notes were sold (other than to brokers, underwriters, placement agents, etc.).

  The amount required to be included in a U.S. Holder's income as OID in a taxable year will be equal to the sum of the daily portions of OID for each day during the taxable year. The daily portions of OID will be determined by allocating to each day during such taxable year on which such holder holds the Exchange Discount Note, a pro rata portion of the OID on the instrument attributable to the "accrual period" (i.e., generally, the period that ends on May 15 and November 15 of each calendar year) in which such day is included. The amount of OID attributable to an accrual period will be the product of (i) the "adjusted issue price" at the beginning of such accrual period (i.e., the issue price plus OID attributable to prior accrual periods, less any cash payments on the instrument during such prior accrual periods) multiplied by
(ii) the yield to maturity of the instrument (determined by semiannual compounding). Each payment made under an Exchange Discount Note will be treated first as a payment of any accrued unpaid OID that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). Special rules will apply for calculating OID for initial short or final accrual periods.

  BECAUSE OF THE COMPLEXITY OF THE RULES RELATING TO OID, U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE RULES TO THEIR PARTICULAR CIRCUMSTANCES.

  Sale, Exchange or Retirement of an Exchange Discount Note. Upon the sale, exchange, retirement or other taxable disposition of an Exchange Discount Note, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and fair market value of property received in exchange therefor and such holder's adjusted tax basis in the Exchange Discount Note. A U.S. Holder's adjusted tax basis in an Exchange Discount Note will generally equal such holders adjusted tax basis in the Original Discount Note exchange therefor, increased by the amounts of any OID included in income by such holder with respect to such Exchange Discount Note, and decreased by the amounts of any payments actually received by such U.S. Holder with respect to such Exchange Discount Note after the exchange.

  Gain or loss recognized on the sale or other taxable disposition of an Exchange Discount Note generally will be capital gain or loss and will be long-term capital gain or loss if the Exchange Discount Note had been held for more than one year (the maximum rate of tax on any such long-term capital gain being further reduced if the Exchange Discount Note were held for more than eighteen months) and otherwise will be short-term capital gain or loss. The holding period of an Exchange Discount Note will include the holding period of the Original Discount Note exchanged therefor.

  Classification of Notes as Applicable High Yield Discount
Obligations. Section 163 of the Code provides that all of the OID with respect to certain "applicable high yield discount obligations" generally issued after July 10, 1989, will be bifurcated into two elements: (i) an interest element that is deductible by the issuer only when paid and (ii) a disqualified portion for which the issuer receives no deduction (the "disqualified portion"). A U.S. Holder of an applicable high yield discount obligation must continue to include OID on the obligation as it accrues. A corporate U.S. Holder of the high yield obligation, however, is allowed a dividends-received deduction for the part of the disqualified portion of the OID that would have been treated as a dividend had it been distributed by the issuing corporation with respect to its stock.

  The deduction by the Company of OID on the Exchange Discount Notes will be limited if the Exchange Discount Notes constitute applicable high yield discount obligations. An Exchange Discount Note will be an applicable high yield discount obligation if (i) its yield to maturity equals or exceeds the sum of the long-term applicable federal rate for the month in which it was issued plus 5% and (2) the Exchange Discount Note has significant OID. An Exchange Discount Note will have significant OID if (1) the aggregate amount that would be included in gross income with respect to the Exchange Discount Note for periods before the close of any accrual period that ends more than five years after the date of issue exceeds (2) the sum of the aggregate amount of interest to be paid under the Exchange Discount Note before the close of such accrual period and the product of the Exchange Discount Note's issue price and its yield to maturity. If the Exchange Discount Notes are applicable high yield discount obligations, the disqualified portion of OID will equal the lesser of (i) the amount of the OID on the Exchange Discount Note and (ii) the product of the total OID on the Exchange Discount Notes times the ratio of
(a) the excess of the yield to maturity over the sum of the long-term applicable federal rate in effect for the month in which the Exchange Discount Notes are issued plus 6% to (b) the yield to maturity.

  Corporate U.S. Holders generally will be eligible for the 70% dividends-received deduction with respect to the disqualified portion of OID on an Exchange Discount Note to the extent of the Company's accumulated or current earnings and profits. Although not totally clear, any amount qualifying as a dividend should not be subject to extraordinary dividend treatment under
Section 1059 of the Code.

  Backup Withholding. Certain holders of the Exchange Discount Notes may be subject to backup withholding at the rate of 31% with respect to interest (including OID) and cash received in certain circumstances upon the disposition of an Exchange Discount Note. Generally, backup withholding will apply if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's United States federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

  This section discusses special rules applicable to a holder of Exchange Discount Notes that is a Non-U.S. Holder. For purposes of this discussion, a "Non-U.S. Holder" is a holder that is not a U.S. Holder and is not subject to U.S. federal income tax on a net basis on income with respect to an Exchange Discount Note because such income is effectively connected with the conduct of a U.S. trade or business.

  Interest, OID and Dividends. In general, payments of interest received or of OID accrued by any Non-U.S. Holder will not be subject to a United States federal withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code,
(iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and
(iv) either (x) the beneficial owner of the Exchange Discount Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a U.S. Holder on IRS Form W-8 (or suitable substitute form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business (a "financial institution") holds the Exchange Discount Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Exchange Discount Note or a qualifying intermediary and furnishes the payor a copy thereof. If the Non-U.S. Holder does not satisfy the above requirements, such holder will be subject to United States federal withholding tax unless the holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder or such holder's agent provides a properly executed Form 1001 (or successor form) in the name of the beneficial owner claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax rate at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Under applicable authorities, the Exchange Discount Notes should be treated as indebtedness of the Company for U.S. federal income tax purposes. However, if the Exchange Discount Notes were treated as equity, the amount treated as a distribution on the Exchange Discount Notes would be subject to United States federal income taxation at a rate of 30% on the gross amount of the dividend (unless reduced by an applicable income tax treaty), which tax generally is collected by withholding at a source. Under current United States Treasury regulations, a Non-U.S. Holder is required to satisfy certain certification and other requirements in order to claim the benefit of a reduced rate of withholding under an applicable income tax treaty. As described above, the Company intends to treat the Exchange Discount Notes as debt for U.S. federal income tax purposes.

  Gain on Disposition of Exchange Discount Notes. A Non-U.S. Holder generally will not be subject to United States federal withholding tax with respect to gain recognized on disposition of the Exchange Discount Notes unless (i) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; (ii) the Non-U.S. Holder is an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period (or former long-term permanent resident of the United States who relinquished residency on or after February 6, 1995) whose loss of citizenship or residency had as one of its principal purposes the avoidance of United States tax; or (iii) in the case of gain representing accrued OID, such OID, on the Exchange Discount Note does not qualify for any of the exemptions described in the first paragraph under "--Interest, OID and Dividends." If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) or (iii) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

  Information Reporting and Backup Withholding. Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or a paying agent to Non-U.S. Holders if the certification described under "Interest, OID and Dividends" is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. The Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

  If any payments of principal and interest are made to the beneficial owner of an Exchange Discount Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury Department regulations) pays the proceeds of the sale of an Exchange Discount Note to the seller thereof, backup withholding and information reporting will not apply (absent actual knowledge that the payee is a U.S. person). Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder), or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund of or a credit against such holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

  The IRS released Treasury regulations on October 6, 1997 that revise the procedures for withholding tax, and the associated backup withholding and information reporting rules described above for payments of interest (including accrued OID) and gross proceeds made after December 31, 1998. The regulations modify the requirements imposed on a Non-U.S. Holder or certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exemption from withholding and backup withholding. In particular, the regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their tax advisors to determine how the regulations will affect their particular circumstances.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Discount Notes received in exchange for Original Discount Notes where such Original Discount Notes were acquired as a result of market-making activities or other trading activities. Details Capital has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until      , 1998, all dealers effecting transactions in the
Exchange Discount Notes may be required to deliver a prospectus.

  Details Capital will not receive any proceeds from any sales of the Exchange Discount Notes by Participating Broker-Dealers. Exchange Discount Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Discount Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Discount Notes. Any Participating Broker-Dealer that resells the Exchange Discount Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Discount Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Discount Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date Details Capital will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Details Capital has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Discount Notes) other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Discount Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Discount Notes offered hereby will be passed upon for the Company by its counsel, Ropes & Gray, One International Place, Boston, Massachusetts and its special California counsel, Stradling Yocca Carlson & Rauth, a Professional Corporation, 660 Newport Center Drive, Newport Beach, California.

                                    EXPERTS

  The consolidated financial statements of Details Holdings Corp., formerly Details, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Colorado Springs Circuits, Inc. as of April 1, 1997 and 1996 and for the years then ended, included in this Prospectus have been audited by Stockman Kast Ryan & Scruggs, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The statements of income and retained earnings and of cash flows of Colorado Springs Circuits, Inc. for the year ended March 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

  On December 16, 1997, the Company notified McGladrey & Pullen, LLP that they would be dismissed as independent accountants of the Company effective December 31, 1997. On January 1, 1998, the Company notified Price Waterhouse LLP that it would be engaged as the Company's new principal independent accountant to audit the Company's financial statements. The Company and its Board of Directors selected Price Waterhouse LLP based primarily on the fact that Price Waterhouse LLP typically serves as independent accountant for portfolio companies of certain of Holdings' shareholders. The Company's former accountants, McGladrey & Pullen, LLP, were considered for the engagement but were not selected.

  In connection with the audits of the two fiscal years ended December 31, 1996, there were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in their opinion to the subject matter of the disagreement. The audit report of McGladrey & Pullen, LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 1996 and 1995, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. A letter from McGladrey & Pullen, LLP to that effect is attached as Exhibit 16.1 to the Registration Statement of which this Prospectus is a part.

                         INDEX TO FINANCIAL STATEMENTS

DETAILS HOLDINGS CORP., FORMERLY DETAILS, INC. AND SUBSIDIARIES
Independent Auditor's Report..............................................   F-3
Consolidated Balance Sheets as of December 31, 1996 and 1995 and as of
 September 30, 1997 (unaudited)...........................................   F-4
Consolidated Statements of Income for the Years Ended December 31, 1996,
 1995 and 1994 and for the Nine Months Ended September 30, 1997 and 1996
 (unaudited)..............................................................   F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1996, 1995 and 1994 and for the Nine Months Ended
 September 30, 1997 (unaudited)...........................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1995 and 1994 and the Nine Months Ended September 30, 1997 and 1996
 (unaudited)..............................................................   F-8
Notes to Consolidated Financial Statements................................   F-9
COLORADO SPRINGS CIRCUITS, INC.
Independent Auditors' Reports.............................................  F-19
Balance Sheets as of April 1, 1997 and 1996...............................  F-21
Statements of Income and Retained Earnings for the Years Ended April 1,
 1997 and 1996 and March 31, 1995.........................................  F-22
Statements of Cash Flows for the Years Ended April 1, 1997 and 1996 and
 March 31, 1995...........................................................  F-23
Notes to Financial Statements.............................................  F-24
Interim Balance Sheet as of September 29, 1997 (unaudited)................  F-29
Interim Statements of Income and Retained Earnings for the Six Months
 Ended September 29, 1997 and September 30, 1996 (unaudited)..............  F-30
Interim Statements of Cash Flows for the Six Months Ended September 29,
 1997 and September 30, 1996 (unaudited)..................................  F-31
Notes to Interim Financial Statements (unaudited).........................  F-32

                      [This page intentionally left blank]

                         INDEPENDENT AUDITOR'S REPORT

To the Board of DirectorsDetails Holdings Corp., formerly Details, Inc.Anaheim, California

  We have audited the accompanying consolidated balance sheets of Details Holdings Corp., formerly Details, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Details Holdings Corp., formerly Details, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

McGladrey & Pullen, LLP

Anaheim, California
February 14, 1997

        DETAILS HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                        -------------------------  SEPTEMBER 30,
                                           1995         1996           1997
                                        ----------- -------------  -------------
                                                                    (UNAUDITED)
            ASSETS (NOTE 4)
 Current Assets
   Cash (Note 7)......................  $   472,200 $     168,900  $     942,300
   Trade receivables, less allowance
    for doubtful accounts 1995
    $330,000; 1996 $300,000; 1997
    $400,000 (Note 7).................    6,921,600     9,511,000     10,148,100
   Inventories (Note 2)...............      874,900     1,237,800      2,413,700
   Prepaid expenses...................       48,500       217,000        196,600
   Prepaid income taxes...............          --        648,000        160,300
   Deferred income taxes (Note 5).....          --        690,000        690,000
                                        ----------- -------------  -------------
     Total current assets.............    8,317,200    12,472,700     14,551,000
                                        ----------- -------------  -------------
 Property and Equipment, net (Note 3).    4,701,800    12,846,900     14,931,000
                                        ----------- -------------  -------------
 Unamortized Debt Issue Costs, net....          --      2,057,500      1,542,300
 Other Assets.........................       62,200       125,400        661,500
                                        ----------- -------------  -------------
                                             62,200     2,182,900      2,203,800
                                        ----------- -------------  -------------
                                        $13,081,200 $  27,502,500  $  31,685,800
                                        =========== =============  =============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
 Current Liabilities
   Current maturities of long-term
    debt (Note 4).....................  $ 1,981,900 $   9,500,000  $  10,625,000
   Current maturities of capital
    leases with stockholder (Note 4)..          --        410,900        364,700
   Accounts payable...................    3,280,200     3,560,600      3,505,500
   Accrued commissions................      504,900       587,100      1,002,800
   Other accrued expenses.............      729,600     1,799,500      1,858,400
   Accrued bonus payable..............          --            --       2,958,500
   Dividends payable..................    4,084,500       128,200        128,200
                                        ----------- -------------  -------------
     Total current liabilities........   10,581,100    15,986,300     20,443,100
                                        ----------- -------------  -------------
 Long-Term Debt (Note 4)..............          --     78,350,300     70,229,200
 Capital Leases with stockholder (Note
  4)..................................          --      5,839,700      6,191,200
                                        ----------- -------------  -------------
     Total liabilities (Note 6).......   10,581,100   100,176,300     96,863,500
                                        ----------- -------------  -------------
 Commitments and Contingencies (Notes
  4, 6 and 10)
 Temporary Stockholders' Equity (Note
  6)
   Redeemable common stock, 1996 6,959
    shares; 1997 6,873 shares.........          --     38,906,000     77,000,000
   Redeemable common stock warrants...          --      3,200,000      6,350,000
                                        ----------- -------------  -------------
     Total temporary stockholders'
      equity..........................          --     42,106,000     83,350,000
                                        ----------- -------------  -------------
 Other Stockholders' Equity (Deficit)
  (Notes 4 and 6)
   Common stock, no par value,
    authorized 100,000 shares, issued
    and outstanding 1995 15,300
    shares; 1996 and 1997 2,758
    shares............................       15,300     5,300,500      5,300,500
   Convertible preferred stock, no par
    value, authorized 1995 none; 1996
    and 1997 100,000 shares, issued
    and outstanding 1996 and 1997
    6,601 shares......................          --     13,531,900     13,531,900
   Additional paid-in-capital.........          --            --       2,922,000
   Retained earnings (deficit)........    2,484,800  (133,612,200)  (170,282,100)
                                        ----------- -------------  -------------
     Total other stockholders' equity
      (deficit).......................    2,500,100  (114,779,800)  (148,527,700)
                                        ----------- -------------  -------------
                                        $13,081,200 $  27,502,500  $  31,685,800
                                        =========== =============  =============

                See Notes to Consolidated Financial Statements.

        DETAILS HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ------------------------
                             1994         1995         1996         1996         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
Net Sales (Note 7)......  $44,085,800  $59,370,200  $67,515,000  $49,086,000  $55,420,800
Cost of Goods Sold,
 including rent paid to
 stockholders 1994
 $452,200; 1995 $558,700
 (Note 4)...............   20,415,100   25,156,400   30,504,800   21,899,100   27,018,700
                          -----------  -----------  -----------  -----------  -----------
    Gross profit........   23,670,700   34,213,800   37,010,200   27,186,900   28,402,100
Operating Expenses (Note
 4)
  Compensation to CEO...      411,900      417,900    1,055,100      836,000      811,000
  General and
   administration
   including rent paid
   to stockholder 1994
   $85,200; 1995
   $63,500..............    1,384,600    1,789,700    1,929,000    1,377,500    1,624,800
  Sales and marketing...    3,542,700    5,292,800    5,989,800    4,502,900    5,337,700
  Stock compensation and
   related bonuses......          --           --           --           --     5,283,000
                          -----------  -----------  -----------  -----------  -----------
    Operating income....   18,331,500   26,713,400   28,036,300   20,470,500   15,345,600
Interest Income
 (Expense)
  Interest income.......       13,100       41,800      102,300       71,100       55,500
  Interest expense,
   including interest
   paid to stockholder
   of $774,000 for 1996
   year.................     (180,900)    (370,600)  (9,517,800)  (6,973,600)  (7,427,000)
                          -----------  -----------  -----------  -----------  -----------
    Income before income
     taxes..............   18,163,700   26,384,600   18,620,800   13,568,000    7,974,100
Income Tax Expense (Note
 5).....................      272,400      396,000    6,265,000    4,270,000    3,400,000
                          -----------  -----------  -----------  -----------  -----------
    Net income..........   17,891,300   25,988,600   12,355,800    9,298,000    4,574,100
                          ===========  ===========  ===========  ===========  ===========
Pro forma income tax
 adjustment
 (Note 4)...............    7,175,000   10,425,000    1,295,000    1,295,000
                          -----------  -----------  -----------  -----------
Pro forma net income
 (Note 5)...............  $10,716,300  $15,563,600  $11,060,800  $ 8,003,000
                          ===========  ===========  ===========  ===========


                See Notes to Consolidated Financial Statements.

        DETAILS HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                               CONVERTIBLE
                                          COMMON STOCK       PREFERRED STOCK
                                        ------------------  -------------------
                                        SHARES    AMOUNT    SHARES    AMOUNT
                                        ------  ----------  ------  -----------
Balance, December 31, 1993............. 15,300  $   15,300    --    $       --
  Net income...........................    --          --     --            --
  Dividends declared...................    --          --     --            --
                                        ------  ----------  -----   -----------
Balance, December 31, 1994............. 15,300      15,300    --            --
  Net income...........................    --          --     --            --
  Dividends declared...................    --          --     --            --
                                        ------  ----------  -----   -----------
Balance, December 31, 1995............. 15,300      15,300    --            --
  Retirement of common stock (Note 6).. (8,162)     (8,200)   --            --
  Transfer common stock subject to put
   option (Note 6)..................... (6,959)     (7,000)   --            --
  Issuance of common stock (Note 6)....  2,509   5,147,900    --            --
  Issuance of preferred stock (Note 6).    --          --   6,671    13,684,400
  Transfer of preferred stock to common
   stock...............................     70     152,500    (70)     (152,500)
  Issuance of redeemable common stock
   warrants (Note 6)...................    --          --     --            --
  Net income...........................    --          --     --            --
  Accretion of temporary stockholders'
   equity to estimated fair value (Note
   6)..................................    --          --     --            --
  Dividends declared...................    --          --     --            --
                                        ------  ----------  -----   -----------
Balance, December 31, 1996.............  2,758   5,300,500  6,601    13,531,900
  Net income (unaudited)...............    --          --     --            --
  Accretion of temporary stockholders'
   equity to estimated fair value
   (unaudited) (Note 6)................    --          --     --            --
  Stock compensation expense
   (unaudited) (Note 6)................    --          --     --            --
                                        ------  ----------  -----   -----------
Balance, September 30, 1997
 (unaudited)...........................  2,758  $5,300,500  6,601   $13,531,900
                                        ======  ==========  =====   ===========

                See Notes to Consolidated Financial Statements.

        DETAILS HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                            TEMPORARY STOCKHOLDERS' EQUITY
                                          ----------------------------------
ADDITIONAL    RETAINED                    REDEEMABLE    COMMON
 PAID-IN-     EARNINGS                      COMMON      STOCK
 CAPITAL      (DEFICIT)        TOTAL         STOCK     WARRANTS     TOTAL
----------  -------------  -------------  ----------- ---------- -----------
$      --   $   2,790,700  $   2,806,000  $       --  $      --  $       --
       --      17,891,300     17,891,300          --         --          --
       --     (17,891,300)   (17,891,300)         --         --          --
----------  -------------  -------------  ----------- ---------- -----------
       --       2,790,700      2,806,000          --         --          --
       --      25,988,600     25,988,600          --         --          --
       --     (26,294,500)   (26,294,500)         --         --          --
----------  -------------  -------------  ----------- ---------- -----------
       --       2,484,800      2,500,100          --         --          --
       --    (104,991,800)  (105,000,000)         --         --          --
       --     (14,967,000)   (14,974,000)  14,974,000        --   14,974,000
       --             --       5,147,900          --         --          --
       --             --      13,684,400          --         --          --
       --             --             --           --         --          --
       --             --             --           --   1,300,000   1,300,000
       --      12,355,800     12,355,800          --         --          --
       --     (25,832,000)   (25,832,000)  23,932,000  1,900,000  25,832,000
       --      (2,662,000)    (2,662,000)         --         --          --
----------  -------------  -------------  ----------- ---------- -----------
       --    (133,612,200)  (114,779,800)  38,906,000  3,200,000  42,106,000
       --       4,574,100      4,574,100          --         --          --
       --     (41,244,000)   (41,244,000)  38,094,000  3,150,000  41,244,000
 2,922,000            --       2,922,000          --         --          --
----------  -------------  -------------  ----------- ---------- -----------
$2,922,000  $(170,282,100) $(148,527,700) $77,000,000 $6,350,000 $83,350,000
==========  =============  =============  =========== ========== ===========




                See Notes to Consolidated Financial Statements.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              NINE MONTHS
                                    YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                            -----------------------------------------  --------------------------
                                1994          1995          1996           1996          1997
                            ------------  ------------  -------------  -------------  -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating
 Activities
 Net income................ $ 17,891,300  $ 25,988,600  $  12,355,800  $   9,298,000  $ 4,574,100
 Adjustments to reconcile
  net income to net cash
  provided by
  operating activities:
  Depreciation.............      881,800     1,054,200      2,047,100      1,494,500    1,828,800
  Amortization.............          --            --         844,800        619,500      644,100
  Stock compensation
   expense.................          --            --             --             --     2,922,000
  Deferred taxes...........          --            --        (690,000)      (297,000)         --
  Bad debt expense
   (recovery)..............      164,200       (21,400)       (27,100)       (27,100)      95,300
  Change in assets and
   liabilities:
   (Increase) decrease in:
    Receivables............     (837,000)   (1,975,200)    (2,562,300)    (1,327,000)    (732,400)
    Inventories............     (142,400)     (421,000)      (362,900)      (519,000)  (1,175,900)
    Prepaid expenses and
     other assets..........      (46,500)       28,900       (879,700)      (221,600)     (28,000)
   Increase (decrease) in:
    Accounts payable.......      259,200     1,747,000        280,400       (309,600)     (55,100)
    Accrued expenses.......      (76,400)     (259,900)     1,152,100      2,171,400    3,433,100
                            ------------  ------------  -------------  -------------  -----------
     Net cash provided by
      operating activities.   18,094,200    26,141,200     12,158,200     10,882,100   11,506,000
                            ------------  ------------  -------------  -------------  -----------
Cash Flows from Investing
 Activities
 Proceeds from sale of
  equipment................          --            --          89,600          7,800          --
 Purchase of equipment.....     (844,100)   (2,945,900)    (3,666,400)    (2,719,900)  (3,266,600)
                            ------------  ------------  -------------  -------------  -----------
     Net cash (used in)
      investing activities.     (844,100)   (2,945,900)    (3,576,800)    (2,712,100)  (3,266,600)
                            ------------  ------------  -------------  -------------  -----------
Cash Flows from Financing
 Activities
 Principal payments on
  notes payable............   (1,716,300)     (752,200)    (7,982,000)    (5,982,000)  (7,125,000)
 Principal payments on
  stockholder loan.........   (1,000,000)          --             --             --           --
 Borrowings on notes
  payable..................      585,800     1,418,600     95,000,000     95,000,000          --
 Principal payments on
  capital lease
  to stockholder...........          --            --        (364,700)      (266,400)    (341,000)
 Cash dividends paid on
  common stock.............  (13,025,800)  (27,075,500)    (6,618,300)    (6,618,300)         --
 Proceeds from the issuance
  of common and preferred
  stock....................          --            --      20,000,000     20,000,000          --
 Stock issuance costs......          --            --      (1,167,700)    (1,167,700)         --
 Debt issue costs incurred.          --            --      (2,752,000)    (2,752,000)         --
 Retirement of common
  stock....................          --            --    (105,000,000)  (105,000,000)         --
                            ------------  ------------  -------------  -------------  -----------
     Net cash (used in)
      financing activities.  (15,156,300)  (26,409,100)    (8,884,700)    (6,786,400)  (7,466,000)
                            ------------  ------------  -------------  -------------  -----------
     Net increase
      (decrease) in cash...    2,093,800    (3,213,800)      (303,300)     1,383,600      773,400
Cash
 Beginning.................    1,592,200     3,686,000        472,200        472,200      168,900
                            ------------  ------------  -------------  -------------  -----------
 Ending.................... $  3,686,000  $    472,200  $     168,900  $   1,855,800  $   942,300
                            ============  ============  =============  =============  ===========

                See Notes to Consolidated Financial Statements.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of business:

  The Company manufactures and sells printed circuit boards (PCB) to the electronics industry throughout the United States on credit terms that the Company establishes for individual customers. A majority of the Company's sales are for the time critical segment (quick turn) of the PCB industry. Quick turn PCB's are manufactured within 10 days.

  Subsequent to the Recapitalization discussed in Note 10, the Company changed its name to Details Holdings Corp. and incorporated Details, Inc. as a wholly-owned subsidiary and contributed substantially all of its assets, subject to certain liabilities to Details, Inc.

 Environmental matters:

  The Company's operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all PCB manufacturers because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future new or more stringent requirements could be imposed. Management believes it has complied with all applicable environmental laws and regulations. There have been no claims asserted nor is management aware of any unasserted claims for environmental matters.

 Interim financial information:

  The financial information presented as of and for the periods ending September 30, 1996 and 1997 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for the periods indicated have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to financial statements related to the interim information is also unaudited.

 A summary of the Company's significant accounting policies is as follows:

  Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation:

  In December 1996, the Company incorporated Details Europe Limited in the United Kingdom and a foreign sales corporation. These subsidiaries had no transactions during 1996.

  Inventories:

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

  Property and equipment:

  Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using both the straight-line and declining balance methods. For leasehold improvements, depreciation is provided over the shorter of the estimated useful lives of the assets or the lease term. Amortization of capitalized lease payments are included with depreciation expense.

  Unamortized debt issue costs:

  Unamortized debt issue costs represent the portion of costs incurred in connection with Company financing. These costs are being amortized over the term of the credit agreement using the interest method. Accumulated amortization as of December 31, 1996 was $692,500.

  Temporary Stockholders' equity:

  The Company has common stock and warrants to purchase common stock outstanding which contain the right for the holder to put the instrument back to the Company for cash. The Company records the fair value of these instruments as temporary stockholders' equity with a corresponding charge to accumulated deficit for any changes in the fair value of these instruments. The fair value at January 31, 1996 was estimated at $2,179 per share, which was the price per share paid by the outside investors upon the sale of stock by the Company. The fair value at September 30, 1997 was estimated at $11,200 per share which approximates the price which was agreed to be paid to redeem the temporary equity in connection with the Recapitalization as discussed in
Note 10. The fair value for all periods is estimated by management and the board of directors.

  Employee stock options:

  The fair value of employee stock options has been estimated by management and the board of directors. In estimating the fair value of stock options, management considered both the $2,179 per share price of shares sold to outside investors on January 31, 1996 and the fact that the employee stock options did not represent a controlling interest in the Company.

  Revenue recognition:

  The Company recognizes revenue from the sale of its products upon delivery of its products to its customers. The Company provides a normal warranty on its products and accrues an estimated amount for this expense at the time of the sale.

  Income taxes:

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Fair value of financial instruments:

  The methods and assumptions used to estimate the fair value of the following classes of financial instruments were as follows:

    Debt--For fixed-rate instruments with a maturity in excess of one year, the fair value of the debt is estimated using discounted cash flow analysis based on the Company's current

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES incremental borrowing rates for similar types of borrowing arrangements. The carrying value of these fixed rate instruments approximates their fair value. For variable-rate instruments, the carrying amount approximates fair value.

    Interest rate cap agreement--The carrying amount approximates the fair value based on the fair value of instruments with similar remaining terms.

NOTE 2. INVENTORIES

  Inventories as of December 31, 1995 and 1996 and September 30, 1997 consist of the following:

                                                                   SEPTEMBER 30,
                                                 1995      1996        1997
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
   Raw materials.............................. $498,300 $  800,000  $  985,000
   Work-in-process............................  376,600    437,800   1,428,700
                                               -------- ----------  ----------
                                               $874,900 $1,237,800  $2,413,700
                                               ======== ==========  ==========

NOTE 3. PROPERTY AND EQUIPMENT

  The components of property and equipment at December 31, 1996 and 1995 are as follows:

                                                           1995        1996
                                                        ----------- -----------
   Buildings and leasehold improvements................ $ 1,003,700 $ 5,845,600
   Machinery and equipment.............................   7,733,200  12,053,500
   Office furniture and equipment......................   1,487,100   2,136,600
   Waste treatment system..............................     262,100     288,700
   Vehicles............................................     384,400     378,600
                                                        ----------- -----------
                                                         10,870,500  20,703,000
   Less accumulated depreciation.......................   6,168,700   7,856,100
                                                        ----------- -----------
                                                        $ 4,701,800 $12,846,900
                                                        =========== ===========

  Buildings and leasehold improvements include buildings under a capitalized lease of approximately $4,496,500 with related accumulated depreciation of $449,600 at December 31, 1996. Machinery and equipment include a capitalized lease of $2,118,900 with related accumulated depreciation of $211,900 at December 31, 1996.

NOTE 4. LONG-TERM DEBT

  Long-term debt at December 31, 1996 consists of the following:

   Term A senior debt(A)...............$53,000,000.
   Term B senior debt(A)..............  21,000,000
   Subordinated debt, net of
    discount(B).......................  13,850,300
   Capital leases(C)..................   6,250,600
                                       -----------
                                        94,100,900
   Less current maturities............   9,910,900
                                       -----------
                                       $84,190,000
                                       ===========

       DETAILS, HOLDING CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

--------
(A) The Term A senior debt requires quarterly principal payments at increasing amounts (ranging from $2,375,000 to $5,000,000) plus interest through December 2000. The Term B senior debt requires quarterly interest only payments with the principal due in January 2002. All interest is calculated based upon LIBOR (5.53% at December 31, 1996) plus 3% or the prime rate (8.25% at December 31, 1996) plus 1.75% at the Company's option. The loans also contain a mandatory prepayment provision which requires 100% of the cash proceeds upon the sale of stock or certain asset sales and recoveries; and 75% of the "Excess Cash Flow Payment Periods", as defined, through December 1997 and 50% thereafter. Included in the credit facility with the Term A and B senior debt, is a $7,500,000 revolving note available to the Company. The revolving note bears interest at similar rates to the Term notes as discussed above and is due and payable in January 2002. At December 31, 1996 there is no balance outstanding on this revolving note.

(B) The subordinated debt requires monthly interest payments at 12%. Principal is due in two installments of $7,500,000 in February 2003 and 2004. The debt is subordinate to the senior debt discussed above. In the event the Company prepays the principal amount of this debt prior to maturity, the Company is subject to a prepayment penalty ranging from 5% in year 1 to 0% after year five. This prepayment penalty is reduced by 50% upon an Initial Public Offering (IPO) and is eliminated upon the attainment of a certain internal rate of return by the note holder. The subordinated debt holders also received warrants to purchase 706.3 shares of the Company's common stock for a nominal price. Management determined the fair value of the warrants and allocated the proceeds to the subordinated debt and the warrants issued based upon their relative fair value. The resulting discount is being amortized over the life of the note using the interest method (Note 6).

  Both the senior and the subordinated debt are secured by substantially all assets of the Company, contain certain debt covenants which the Company is required to meet and include restrictions on the payment of dividends.

(C) On January 1, 1996, the Company and its major stockholder renegotiated the two existing operating leases for its facilities and certain equipment. The terms of the new leases require monthly payments totaling approximately $95,000 over the ten-year term of the leases. The leases contain an option for the Company to renew the leases for an additional ten years at the end of the initial term. The leases also contain an option for the Company to purchase the buildings and the machinery at its fair value at the end of the initial term and at the end of the second term. The building lease requires the Company to pay maintenance, insurance and taxes and contains a provision to adjust the lease rate for increases in the Consumer Price Index rate. These leases have been accounted for as capital leases with an implicit interest rate of 12%. Rent expense for 1994 and 1995 was $541,400 and $622,200, respectively under the previous operating leases.

 Floating-rate hedge:

  The Company has entered into interest rate cap and interest rate floor agreements having notional principal amounts of $40 million to reduce the impact of changes in interest rates on its floating-rate debt. This agreement effectively limits the Company's interest rate exposure on $40 million of floating-rate debt should the three-month LIBOR rate exceed 8.5% or fall below 4.7% through April 1998, the term of the agreement. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

  Aggregate maturities of long-term debt are as follows:

                                        CAPITAL LEASE
                            -------------------------------------
                                                       PRESENT
                               TOTAL        LESS     VALUE OF NET
                              MINIMUM      AMOUNT      MINIMUM       OTHER
         YEAR ENDING           LEASE    REPRESENTING    LEASE      LONG-TERM
         DECEMBER 31,        PAYMENTS     INTEREST     PAYMENTS      DEBT        TOTAL
         ------------       ----------- ------------ ------------ ----------- -----------
   1997.................... $ 1,138,900  $  728,000   $  410,900  $ 9,500,000 $ 9,910,900
   1998....................   1,138,900     675,800      463,100   11,000,000  11,463,100
   1999....................   1,138,900     617,100      521,800   12,500,000  13,021,800
   2000....................   1,138,900     550,900      588,000   20,000,000  20,588,000
   2001....................   1,138,900     476,300      662,600          --      662,600
   Thereafter..............   4,555,800     951,600    3,604,200   36,000,000  39,604,200
                            -----------  ----------   ----------  ----------- -----------
                            $10,250,300  $3,999,700   $6,250,600  $89,000,000  95,250,600
                            ===========  ==========   ==========  ===========
   Less discount on subordinated debt........................................   1,149,700
                                                                              -----------
                                                                              $94,100,900
                                                                              ===========

NOTE 5. INCOME TAX MATTERS AND CHANGE IN TAX STATUS

  For the year ended December 31, 1995 and prior years, the Company, with the consent of its stockholder, elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholder separately accounts for his pro rata share of the Company's income, deductions, losses and credits. An additional state income tax is imposed at a 1.5% rate. The Company's stockholder terminated this election effective on February 1, 1996. The Company has presented pro forma net income as if the Company had been a taxable entity.

  As a result of this termination, the Company recorded a net deferred tax asset of $297,000 on February 1, 1996 by a credit against income tax expense, for temporary differences between the financial reporting and the income tax basis of assets and liabilities.

  Current deferred tax assets consist of the following components as of December 31, 1996:

   Receivables........................................................ $120,000
   Other..............................................................   91,000
   California Franchise tax...........................................  479,000
                                                                       --------
                                                                       $690,000
                                                                       ========

  The provision for income taxes charged to income consists of the following:

                                                     1994     1995      1996
                                                   -------- -------- ----------
   Current income tax expense..................... $272,400 $396,000 $6,955,000
   Deferred income tax (benefit)..................      --       --    (690,000)
                                                   -------- -------- ----------
                                                   $272,400 $396,000 $6,265,000
                                                   ======== ======== ==========

  The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to income before income taxes due to the following:

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

                                            1994         1995         1996
                                         -----------  -----------  ----------
   Computed "expected" tax expense...... $ 6,357,000  $ 9,235,000  $6,517,000
   Increase (decrease) in income taxes
    resulting from:
     State taxes, net of credits........     272,400      396,000     981,000
     Effect of change in tax status.....         --           --     (297,000)
     Income not subject to federal
      corporate tax.....................  (6,357,000)  (9,235,000)   (996,000)
     Other..............................         --           --       60,000
                                         -----------  -----------  ----------
                                         $   272,400  $   396,000  $6,265,000
                                         ===========  ===========  ==========

NOTE 6. STOCKHOLDERS' EQUITY

  In January 1996, the Company declared a dividend of $2,662,000 payable to its sole stockholder. On January 31, 1996, the Company redeemed 8,162 shares of its common stock from this stockholder for $105 million. The Company funded this redemption through the issuance of $95 million of debt and the sale of stock. In addition, the Company granted this stockholder the right to put back to the Company, for cash, his remaining 6,959 shares of stock at its fair value upon the earlier of January 2002 or 90 days after the full payment of the Senior Debt (Note 4). The put expires upon a qualified public offering, as defined. The Company also granted this stockholder certain antidilution rights in connection with his remaining shares of stock. The stockholder agreed to forfeit to the Company .64 shares of common stock for each share of the common stock warrants and Tranche I options which are canceled (up to a maximum of 1,018 shares). During the period ended September 30, 1997, 86 shares were forfeited (unaudited). Due to the existence of the put option, the estimated fair value of these shares have been classified as temporary stockholders' equity.

  On January 31, 1996, the Company issued 6,671 shares of convertible preferred stock for $14,533,338. In addition, the Company issued 2,509 shares of common stock for $5,466,662. In connection with these issuances, the Company incurred costs of $1,167,700. These costs have been applied against the proceeds from the sale of stock.

  In order to accomplish the sale of stock, the Company amended its articles of incorporation to authorize the Company to issue up to 100,000 shares of convertible preferred stock. The preferred stock is convertible into an equal number of common shares of stock at the option of the holders. The holders of the convertible preferred stock cast two votes for each share of stock held; share equally with common stockholders as to dividends and have a preference in the event of liquidation. Upon the occurrence of an Initial Public Offering, the preferred stock will automatically convert to common stock.

 Common stock warrants:

  In connection with the issuance of $15 million of subordinated debt (Note
4), the Company issued warrants to acquire 706.3 shares of common stock at a nominal price. Management estimated the value of these warrants at $1,300,000 at the time of issuance. The warrants contain certain antidilution provisions and are exercisable through 2004. After five years, the warrant holders may require the Company to repurchase the warrants or the stock purchased with the warrants for fair value. The warrants also contain a "clawback" provision which requires the holders of the warrants to surrender up to 282 of the warrants upon the attainment of certain earnings targets by the Company in 1996 and 1997. The Company met the earnings target in 1996 and anticipates that 141 of the warrants will be canceled. Due to the put provisions in the warrants, the Company adjusts the recorded amount of the warrants to their estimated fair value by a charge or credit to retained earnings. At December 31, 1996, management estimated the fair value of the remaining 565.3 warrants at $3,200,000. Due to the existence of the put option, the estimated fair value of these warrants has been classified as temporary stockholders' equity.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

 Stock options:

  On February 1, 1996, the Company granted stock options to various employees under two programs. All options expire 10 years after the date they are granted and contain a provision which requires the option holder to return the option or the related stock purchased under the option to the Company at no gain or a reduced gain should their employment with the Company be terminated prior to five years from the date of grant. The options with senior management include a provision which requires the Company to pay the optionee a bonus in an amount sufficient to cover taxes that the optionee will incur upon exercise of the option.

  Senior management was granted options to purchase a total of 1,809 shares of common stock at an exercise price of $2,179 per share. Options to purchase 880 shares of common stock (Tranche I) vest at the rate of 176 shares per year through 2000 upon the attainment of certain annual earnings targets. If the earnings target for a specific year is not met, the options related to that year are canceled. Any future unearned options will become 100% vested upon the sale of the Company or an initial public offering of the Company's stock. During 1996, the Company met the 1996 earnings target and 176 common stock options vested on May 1, 1997.

  The remaining options to purchase 929 shares of common stock (Tranche II) vest 185 shares in 1996 and 186 shares in 1997 through 2000 upon the attainment of certain annual or cumulative earnings targets which are higher than the targets discussed above. Any future unearned options become 100% vested upon the sale of the Company. Tranche II option to purchase 106 shares of common stock were transferred to middle management. During 1996, the Company did not meet the earnings target for the Tranche II options and no options were vested. Further, the Company does not believe that it is likely that the Tranche II earnings targets will be met in the future.

  The Company also issued to middle management options to purchase 247 shares of common stock (including the 106 shares discussed above) at an exercise price of $2,179 per share. The options vest based on the discretion of the Compensation Committee. No options have been exercised.

  The Company accounts for these stock options using APB Opinion No. 25 and related interpretations. All stock options are accounted for as a variable awards. Accordingly, the difference between the exercise price and the estimated market price of the stock is recorded as compensation when the number of shares is known. Although there is no established market for the Company's stock, management estimated that the exercise price was at or above the estimated market price for the common stock of the Company for the options earned in 1996, and no compensation expense was recorded. However, options which are earned in the future may result in a charge to earnings. Had compensation cost for the stock options been determined based on the grant date fair values as required by FASB Statement No. 123, there would have been the following effect on the Company's reported net income for the year ended December 31, 1996:

     As reported.................................................... $12,355,800
                                                                     ===========
     Pro forma...................................................... $12,355,800
                                                                     ===========

  Fair value was estimated using the minimum-value method, a risk-free interest rate of 7.1% and an expected life of five years. No dividends were assumed to be declared. Although there is no established market for the Company's common stock, management believes the exercise price of the options was at or above the fair value of the Company's stock on the grant date. The weighted average value per option (computed using the minimum value method) of the stock options granted in 1996 was $-0-.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

NOTE 7. CONCENTRATIONS

 Major customers:

  The Company had sales to the following customers that individually accounted for more than 10% of the Company's total revenue. Revenue from these customers and accounts receivable as of December 31, 1996 and 1995 are as follows:

                                    NET REVENUE             ACCOUNTS RECEIVABLE
                        ----------------------------------- -------------------
                           1994        1995        1996       1995      1996
                        ----------- ----------- ----------- --------- ---------
   Customer A.......... $12,573,156 $11,484,195 $ 5,889,401 $ 879,238 $ 528,927
   Customer B..........   4,737,816   4,939,054  10,709,947   989,091   931,130

--------
* Under 10% of sales

 Cash concentration:

  The Company has approximately $1,003,500 at December 31, 1996 invested with one fund.

NOTE 8. EMPLOYEE BENEFIT PLAN

  The Company has adopted a 401(k) plan subsequent to year end which is effective January 1997. All employees of the Company over the age of 21 and having at least one year of service, are eligible to participate in the plan. The eligible employees may contribute 1% to 15% of their annual compensation and there is currently no matching contribution required to be made by the Company. At the discretion of the board of directors, they may elect to make a nonelective contribution which vests at various rates depending on the years of service until after six years when an employee would be 100% vested.

NOTE 9. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                     DECEMBER 31,              SEPTEMBER 30,
                             ---------------------------- -----------------------
                               1994     1995      1996       1996        1997
                             -------- -------- ---------- ----------- -----------
                                                          (UNAUDITED) (UNAUDITED)
   Cash payments for:
     Income taxes..........  $    --  $632,523 $7,638,914 $6,036,800  $7,437,600
                             ======== ======== ========== ==========  ==========
     Interest..............  $112,800 $401,500 $7,774,034 $3,732,900  $2,912,300
                             ======== ======== ========== ==========  ==========
   Supplemental Schedule of
    Investing and Financing
    Activities, capital
    leases incurred for
    acquisition of property
    and equipment..........  $    --  $    --  $6,615,400 $6,615,400  $  646,300
                             ======== ======== ========== ==========  ==========

NOTE 10. SUBSEQUENT EVENTS (UNAUDITED)

  On or about October 4, 1997, Holdings and Holdings' stockholders entered into a recapitalization agreement (as amended to date, the "Recapitalization Agreement") with DI Acquisition Corp. ("DIA") which provided for the recapitalization (the "Recapitalization") by means of a merger (the "Merger") of DIA with and into Holdings. DIA had no operations and was formed solely for the purpose of effecting the Recapitalization.

       DETAILS, HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

  Prior to the Recapitalization, Holdings accelerated the vesting of all outstanding options (totalling 1,950 shares) to purchase shares of its common stock (the "Old Common") making all such options immediately exercisable. Certain members of management then exercised options to purchase 1,374.4 shares of Old Common.

  Immediately prior to the Recapitalization, DIA was capitalized with a $62.4 million equity investment, summarized as follows: (i) investment funds associated with Bain Capital, Inc. (the "Bain Capital Funds") purchased 925,775.9 shares of DIA's class A common stock ("DIA Class A") and 114,421.7 shares of DIA's class L common stock ("DIA Class L"); (ii) an affiliate of Chase Manhattan Capital, L.P. ("CMC") purchased 224,120.0 shares of DIA Class A and 27,700.2 shares of DIA Class L; and (iii) certain other investors (the "Other Investors") purchased an aggregate of 98,000.0 shares of DIA Class A and 12,112.4 shares of DIA Class L Common. The purchase paid for each share of DIA Class A and DIA Class L was $5.00 and $364.09, respectively (the Class A and L Issuance Price).

  On October 28, 1997, the Recapitalization was consummated. In connection with the Recapitalization:

    (i) new classes of Holdings' common stock were created: Class A Common Stock (the "Class A Common") and Class L Common Stock (the "Class L Common");

    (ii) DIA Merged with and into Holdings, with Holdings surviving the merger.

    (iii) each share of DIA Class A was converted into the right to receive one share of Class A Common and each share of DIA Class L was converted into the right to receive one share of Class L Common;

    (iv) the value of each share of Old Common was established at approximately $11,810 per share (which includes the right to contingent payments of up to approximately $502 per share which right was retained by all holders of Old Common and options to purchase Old Common);

    (v) the holders of 16,295.6 shares of Old Common and Old Common equivalents received approximately $184.3 million in cash, based on a valuation of approximately $11,308 per share (the Per Share Merger Consideration).

    (vi) management retained 1,005.7 shares of Old Common, and options to purchase 513.6 shares of Old Common; based upon the Per Share Merger Consideration and the Class A and L Issuance Price, management's retained shares and options were converted into 227,445.9 shares of Class A Common and 28,111.3 shares of Class L Common and options to purchase 116,158.0 shares of Class A Common and 14,356.6 shares of Class L Common (collectively, the "Management Rollover Equity");

    (vii) CMC retained 685.4 shares of Old Common, and another stockholder retained 247.1 shares of Old Common; based upon the Per Share Merger Consideration and the Class A and L Issuance Price, CMC's retained shares were converted into 155,000.0 shares of Class A Common and 19,157.3 shares of Class L Common and the other stockholder's retained shares were converted into 55,880.0 shares of Class A Common and 6,906.5 shares of Class L Common (collectively, the "Existing Owner Rollover"); and

    (viii) certain members of management received; (i) an aggregate of 10,374.5 shares of Class A Common as compensation for services rendered to Holdings and its subsidiaries at a valuation of $5.00 per share of Class A Common; and (ii) options to purchase an aggregate of 112,508.1 shares of restricted Class A Common at a price of $5.00 per share granted under the 1997 Stock

       DETAILS HOLDINGS CORP., FORMERLY DETAILS, INC., AND SUBSIDIARIES

  Option Plan, and options to acquire 112,508.1 shares of Class A Common at an exercise price of $61.17 per share granted under the 1997 Stock Option Plan.

  After giving effect to the Recapitalization and related transactions, the Bain Capital Funds owned approximately 46.0% of the fully diluted equity of Holdings, CMC and its affiliates owned approximately 18.8% of the fully diluted equity of Holdings, the other Existing Owner Rollover stockholder owned approximately 2.8% of the fully diluted equity of Holdings, the Other Investors owned approximately 4.9% of the fully diluted equity of Holdings, and members of management owned (or had options to acquire) approximately 27.5% of the fully diluted equity of Holdings.

  Financing for the Recapitalization consisted of a $62.4 million equity investment and debt financing totalling $231.4 million.

  The effect of the above Recapitalization and related transaction increased stockholders' (deficit) to approximately $196.2 million and resulted in charges to earnings of $23 million, net of estimated income tax of $16 million, in the fourth quarter of 1997 related to accelerated vesting of stock options under variable awards and related cash bonuses, write-off of deferred financing fees, amortization of remaining debt discount on existing debt and other fees and expenses related to the Recapitalization. Because the merger has been accounted for as a recapitalization, the historical basis of the Company's assets and liabilities was not affected.

NTI ACQUISITION

  On December 22, 1997, Details, Inc. acquired all of the outstanding shares of common stock of Colorado Springs Circuits, Inc., a Colorado corporation and a subsidiary of NTI d/b/a/ NTI ("NTI"), for approximately $38.5 million. The purchase price includes the assumption of approximately $7.4 million of NTI's debt without giving effect to the final purchase price adjustment. The acquisition was funded in part through the issuance of additional equity interests in Holdings in the aggregate amount of $10.2 million to certain existing investors in Holdings as well as three new investors, including an existing investor in NTI. The remainder of the purchase price was funded with cash from Holdings and a $25 million term loan borrowing under Details, Inc. Term Loan Facilities.

  The NTI Acquisition has been accounted for under the purchase method of accounting. As an a result, the total acquisition cost has been allocated to the estimated fair value of tangible and intangible assets acquired and liabilities assumed. Based upon management's preliminary estimate of the fair value of the assets acquired and liabilities assumed, Details, Inc. has recorded approximately $26 million in goodwill, which will be amortized over a period of twenty-five years.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Colorado Springs Circuits, Inc.

  We have audited the accompanying balance sheets of Colorado Springs Circuits, Inc. as of April 1, 1997 and 1996, and the statements of income and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Colorado Springs Circuits, Inc. as of April 1, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Stockman Kast Ryan & Scruggs, P.C.

Colorado Springs, Colorado
May 9, 1997 (December 22, 1997 as to the matter discussed in Note 10 to the financial statements)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Colorado Springs Circuits, Inc.
Colorado Springs, Colorado

  We have audited the accompanying statements of income and retained earnings and of cash flows of Colorado Springs Circuits, Inc. for the year ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the results of Colorado Springs Circuits, Inc.'s operations and its cash flows for the year ended March 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Colorado Springs, Colorado
June 2, 1995

                        COLORADO SPRINGS CIRCUITS, INC.

                                 BALANCE SHEETS

                             APRIL 1, 1997 AND 1996

                                                          1997         1996
                                                      ------------ ------------
                       ASSETS
Current Assets
  Cash and cash equivalents (Note 4)................. $    431,732 $    982,207
  Trade receivables, less allowance for doubtful
   accounts of $82,000 and $114,000 for 1997 and
   1996, respectively (Note 4).......................    4,232,025    3,499,828
  Inventories (Notes 2 and 4)........................    2,033,933    2,118,770
  Deferred income taxes (Note 6).....................      109,000      151,000
  Prepaid expenses and other current assets..........      311,711       65,793
                                                      ------------ ------------
    Total current assets.............................    7,118,401    6,817,598
Property and Equipment--Net (Notes 3 and 4)..........    9,725,642    5,425,327
Deferred Income Taxes (Note 6).......................      243,000      109,000
Other Assets.........................................       20,165      227,104
                                                      ------------ ------------
    Total............................................ $ 17,107,208 $ 12,579,029
                                                      ============ ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable................................... $  2,441,608 $  1,644,866
  Accrued payroll....................................      256,798      418,451
  Income taxes payable (Note 6)......................       40,144      539,000
  Other accrued liabilities..........................      449,417      596,428
  Current portion of note payable to bank (Note 4)...    1,240,000      125,926
  Current portion of note payable to NTI (Note 4)....      420,000      420,000
  Borrowings under bank line of credit (Note 4)......                   500,000
                                                      ------------ ------------
    Total current liabilities........................    4,847,967    4,244,671
                                                      ------------ ------------
Long-Term Debt (Note 4)
  Note payable to bank...............................    4,443,333    1,003,240
  Note payable to NTI................................    2,914,967    3,334,967
                                                      ------------ ------------
    Total long-term debt.............................    7,358,300    4,338,207
                                                      ------------ ------------
Deferred Income Taxes (Note 6).......................      556,000      406,000
                                                      ------------ ------------
Commitments (Note 5)
Stockholders' Equity
  Common stock:
   Class A--no par value, 3,000,000 shares autho-
    rized, 1,000,000 shares issued and outstanding...      539,829      539,829
   Class B--no par value, 2,000,000 shares autho-
    rized, no shares outstanding
   Retained earnings.................................    3,805,112    3,050,322
                                                      ------------ ------------
    Total stockholders' equity.......................    4,344,941    3,590,151
                                                      ------------ ------------
    Total............................................ $ 17,107,208 $ 12,579,029
                                                      ============ ============

                       See notes to financial statements.

                        COLORADO SPRINGS CIRCUITS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

         FOR THE YEARS ENDED APRIL 1, 1997 AND 1996 AND MARCH 31, 1995

                                            1997         1996         1995
                                         -----------  -----------  -----------
Net Sales............................... $26,984,726  $28,082,524  $21,943,818
Cost of Goods Sold (Note 5).............  23,100,569   23,057,183   17,710,399
                                         -----------  -----------  -----------
    Gross Margin........................   3,884,157    5,025,341    4,233,419
                                         -----------  -----------  -----------
Operating Expenses
  Sales and marketing...................   1,224,524    1,385,196    1,140,270
  General and administrative (Note 5)...   1,076,603    1,106,688    1,221,644
                                         -----------  -----------  -----------
    Total operating expenses............   2,301,127    2,491,884    2,361,914
                                         -----------  -----------  -----------
Income from Operations..................   1,583,030    2,533,457    1,871,505
                                         -----------  -----------  -----------
Other Income (Expense)
  Interest expense (Note 4).............    (617,668)    (595,612)    (492,340)
  Gain on sale of equipment.............      29,572      100,025
                                         -----------  -----------  -----------
    Other income (expense)--net.........    (588,096)    (495,587)    (492,340)
                                         -----------  -----------  -----------
Income Before Income Tax Provision......     994,934    2,037,870    1,379,165
Income Tax Provision (Note 6)...........     240,144      772,470      368,815
                                         -----------  -----------  -----------
    Net Income..........................     754,790    1,265,400    1,010,350
Retained Earnings, Beginning of year....   3,050,322    1,784,922      774,572
                                         -----------  -----------  -----------
Retained Earnings, End of year.......... $ 3,805,112  $ 3,050,322  $ 1,784,922
                                         ===========  ===========  ===========
Net Income Per Common Share............. $      0.75  $      1.27  $      1.01
                                         ===========  ===========  ===========
Weighted Average Common Shares
 Outstanding............................   1,000,000    1,000,000    1,000,000
                                         ===========  ===========  ===========


                       See notes to financial statements.

                        COLORADO SPRINGS CIRCUITS, INC.

                            STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED APRIL 1, 1997 AND 1996 AND MARCH 31, 1995

                                             1997         1996        1995
                                          -----------  ----------  -----------
Operating Activities
  Net income............................. $   754,790  $1,265,400  $ 1,010,350
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization........   2,023,461   1,910,479    1,716,845
    Gain on sale of equipment............     (29,572)   (100,025)      (2,500)
    Deferred income taxes................      58,000     (27,000)     (90,000)
    Changes in operating assets and
     liabilities:
      Accounts receivable................    (732,197)   (712,438)    (489,207)
      Inventories........................      84,837     187,167   (1,123,151)
      Prepaid expenses and other current
       assets............................    (245,918)      1,244        1,845
      Other assets.......................     206,939    (218,804)      32,043
      Accounts payable and accrued
       liabilities.......................     488,078    (405,934)   1,473,807
      Income taxes payable...............    (498,856)     80,000      249,000
                                          -----------  ----------  -----------
        Net cash provided by operating
         activities......................   2,109,562   1,980,089    2,779,032
                                          -----------  ----------  -----------
Investing Activities
  Purchases of property and equipment....  (6,341,156)   (931,701)  (3,048,546)
  Proceeds from sales of equipment.......      46,952     100,025        2,500
                                          -----------  ----------  -----------
        Net cash used in investing
         activities......................  (6,294,204)   (831,676)  (3,046,046)
                                          -----------  ----------  -----------
Financing Activities
  Net repayments under line of credit....    (500,000)   (100,770)    (399,230)
  Repayment of note to bank..............  (1,645,833)   (416,667)    (354,167)
  Repayment of note to NTI...............    (420,000)   (420,000)    (280,000)
  Proceeds from issuance of note to bank.   6,200,000     400,000    1,250,000
                                          -----------  ----------  -----------
        Net cash provided by (used in)
         financing activities............   3,634,167    (537,437)     216,603
                                          -----------  ----------  -----------
Net Increase (Decrease) in Cash and Cash
 Equivalents.............................    (550,475)    610,976      (50,411)
Cash and Cash Equivalents, Beginning of
 year....................................     982,207     371,231      421,642
                                          -----------  ----------  -----------
Cash and Cash Equivalents, End of year... $   431,732  $  982,207  $   371,231
                                          ===========  ==========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest (Note 4)........ $   654,566  $  577,919  $   479,876
  Cash paid for income taxes.............     681,000     719,470      209,815

                       See notes to financial statements.

                        COLORADO SPRINGS CIRCUITS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--Colorado Springs Circuits, Inc. (the "Company"), a Colorado corporation, manufactures printed circuit boards (PCB) primarily for computer, electronics, medical and telecommunications industries. NTI, a California corporation, owns 79.9% of the Class A voting common stock of the Company. Two trusts, which are also the stockholders of NTI, each own 0.1% of the Company's stock. The remaining 19.9% of the Company's stock is owned by the president of the Company. The Company uses the name NTI in conducting its business and is commonly referred to as NTI.

  Fiscal Year--The Company's fiscal year end is determined by the Board of Directors based on the Company's production periods.

  Revenue Recognition--Sales are recognized by the Company when the products are shipped.

  Inventories--The Company's inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Property and Equipment--Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of five years. Leasehold improvements are amortized over the term of the related lease agreements. The Company reviews its long-lived assets annually to determine potential impairment. In performing the review, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized.

  Income Taxes--Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities using current tax rates. Changes in tax rates are recognized in the period of the enactment date.

  Net Income Per Common Share--Net income per common share is based upon the net income and weighted average common shares outstanding for each year. The adoption of Statement of Financial Accounting Standards No. 128 for fiscal year 1998 will not have an impact on the Company's net income per common share.

  Statement of Cash Flows--For the purposes of the statement of cash flows, the Company considers all highly liquid investments maturing within three months of acquisition to be cash equivalents.

  Use of Estimates--The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

 Environmental Matters:

  The Company's operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all PCB manufacturers

                        COLORADO SPRINGS CIRCUITS, INC.

because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future new or more stringent requirements could be imposed. Management believes it has complied with all applicable environmental laws and regulations. There have been no claims asserted nor is management aware of any unasserted claims for environmental matters.

2. INVENTORIES

  Inventories at April 1, 1997 and 1996 consist of the following:

                                                              1997       1996
                                                           ---------- ----------
   Raw materials.......................................... $  201,965 $  188,843
   Work in process........................................  1,721,097  1,816,097
   Finished goods.........................................    110,871    113,830
                                                           ---------- ----------
     Total................................................ $2,033,933 $2,118,770
                                                           ========== ==========

3. PROPERTY AND EQUIPMENT

  Property and equipment at April 1, 1997 and 1996 consist of the following:

                                                           1997        1996
                                                        ----------- -----------
   Shop machinery and equipment........................ $16,663,898 $11,670,690
   Leasehold improvements..............................   2,834,666   2,117,722
   Office furniture and equipment......................   1,503,443   1,027,337
   Vehicles............................................      37,525      37,525
                                                        ----------- -----------
     Total.............................................  21,039,532  14,853,274
   Accumulated depreciation and amortization...........  11,313,890   9,427,947
                                                        ----------- -----------
     Property and equipment--net....................... $ 9,725,642 $ 5,425,327
                                                        =========== ===========

4. LONG-TERM DEBT

  The Company has a note payable to a bank with total outstanding principal balances as of April 1, 1997 and 1996 of $5,683,333 and $1,129,166,
respectively, with interest at the bank's prime rate plus 1%. Monthly principal payments of $103,333 plus interest are required on the note until its maturity date of October 15, 2001.

  The Company also has a $2,500,000 revolving bank line of credit under which the Company had outstanding borrowings of $500,000 as of April 1, 1996. No borrowings were outstanding as of April 1, 1997. Borrowings bear interest at the bank's prime rate (8.5% at April 1, 1997) plus 1%. The line of credit matures on June 30, 1997.

  Under the terms of the borrowing agreements, the Company is required to comply with certain restrictive financial covenants relating to the maintenance of certain net worth levels and financial ratios as well as limitations with respect to incurring further indebtedness. Borrowings under the agreements are collateralized by cash and cash equivalents, trade receivables, inventories and property and equipment, and are guaranteed by NTI, its stockholders and the president of the Company.

                        COLORADO SPRINGS CIRCUITS, INC.

  The note payable to NTI is due in monthly installments of $35,000 plus interest through April 30, 1999, at which time all remaining principal and interest is due. The note is subordinated to all outstanding bank borrowings. Interest accrues at the bank's prime rate plus 1%. The Company recorded interest expense related to this note of $330,728, $394,986 and $359,585 for the years ended April 1, 1997 and 1996 and March 31, 1995, respectively.

  Future maturities of principal under the terms of existing debt agreements are as follows as of April 1, 1997:

   Fiscal year ending:
     1998............................................................ $1,660,000
     1999............................................................  1,660,000
     2000............................................................  3,734,967
     2001............................................................  1,240,000
     2002............................................................    723,333
                                                                      ----------
       Total......................................................... $9,018,300
                                                                      ==========

  The carrying values of the Company's debt are considered reasonable estimates of the fair values.

5. COMMITMENTS

  The Company leases certain facilities from the stockholders of NTI and certain equipment from a bank under noncancelable operating leases. Future minimum annual lease payments under these noncancelable operating leases are as follows as of April 1, 1997:

   Fiscal year ending:
     1998............................................................ $  735,084
     1999............................................................    735,084
     2000............................................................    735,084
     2001............................................................    660,324
     2002............................................................    510,804
     Thereafter......................................................  1,149,309
                                                                      ----------
       Total......................................................... $4,525,689
                                                                      ==========

  Total rent expense charged to operations for the years ended April 1, 1997 and 1996 and March 31, 1995 was $724,794, $544,440 and $468,740, respectively, including $500,517, $469,681 and $468,740, respectively, under the lease agreements with the stockholders of NTI. The lease agreements with the stockholders of NTI include renewal options and provide for rent escalations based on increases in the consumer price index. Rent expense is allocated to cost of goods sold and general and administrative expense in the accompanying statements of income and retained earnings.

  In the event that the Company sells substantially all of its assets or merges with another entity whereby the other entity becomes the surviving company, or should the stockholders of the Company sell more than fifty percent of the outstanding shares of the Company to a third party, the Company is committed under agreements to pay bonuses to certain individuals based on percentages of the net consideration received. See Note 10.

6. INCOME TAXES

  For the years ended April 1, 1996 and March 31, 1995, the Company's operations were included in the consolidated federal and state income tax returns of NTI. Under NTI's tax allocation method, a tax provision was allocated to the Company based upon a calculation of income taxes as if the

                        COLORADO SPRINGS CIRCUITS, INC.

Company filed separate income tax returns. As of April 1, 1996, the Company has a liability to NTI of $539,000 for income taxes which have been allocated to the Company. For the year ended April 1, 1997, due to a change in ownership of the Company's common stock, the Company has filed federal and state income tax returns separate from NTI and has recorded income taxes payable of $40,144 to the applicable taxing authorities.

  The tax effects of temporary differences that give rise to significant portions of deferred taxes at April 1, 1997 and 1996 are as follows:

                                                            1997       1996
                                                          ---------  ---------
   Deferred income tax assets:
     Income tax credit carryforwards..................... $ 325,000  $ 169,000
     Allowance for doubtful accounts and various
      non-deductible accrued liabilities.................   109,000    151,000
                                                          ---------  ---------
       Total deferred income tax assets..................   434,000    320,000
     Deferred income tax liabilities--excess tax
      depreciation.......................................  (638,000)  (466,000)
                                                          ---------  ---------
       Net deferred income tax liability................. $(204,000) $(146,000)
                                                          =========  =========

  The deferred income tax assets and liabilities are recorded in the accompanying balance sheets as follows:

                                                             1997       1996
                                                           ---------  ---------
   Deferred income tax assets--current.................... $ 109,000  $ 151,000
   Deferred income tax assets--noncurrent.................   243,000    109,000
   Deferred income tax liabilities--noncurrent............  (556,000)  (406,000)
                                                           ---------  ---------
     Net deferred income tax liability.................... $(204,000) $(146,000)
                                                           =========  =========

  The income tax provision for the years ended April 1, 1997 and 1996 and March 31, 1995 consists of the following:

                                                      1997     1996      1995
                                                    -------- --------  --------
   Current provision............................... $182,144 $799,470  $458,815
   Deferred provision (benefit)....................   58,000  (27,000)  (90,000)
                                                    -------- --------  --------
     Income tax provision--net..................... $240,144 $772,470  $368,815
                                                    ======== ========  ========

  The following summary reconciles income taxes computed at the federal statutory rate with the income tax provision for the years ended April 1, 1997 and 1996 and March 31, 1995:

                                                  1997       1996      1995
                                                ---------  --------  ---------
   Federal income tax expense at statutory
    rate....................................... $ 338,278  $692,876  $ 468,916
   Tax effects of:
     State income taxes, net of federal
      deduction................................    32,833    67,250     45,512
     State tax credits generated...............  (173,074)  (42,974)  (153,984)
     Other.....................................    42,107    55,318      8,371
                                                ---------  --------  ---------
       Income tax provision--net............... $ 240,144  $772,470  $ 368,815
                                                =========  ========  =========

  The Company's state tax credit carryforwards expire from 1998 through 2009.

                        COLORADO SPRINGS CIRCUITS, INC.

7. MAJOR CUSTOMERS

  Sales to the Company's largest customer accounted for approximately 11% of total sales for the year ended April 1, 1997. Sales to the Company's two largest customers accounted for approximately 12% each of total sales for the year ended April 1, 1996 and approximately 13% and 12%, respectively, of total sales for the year ended March 31, 1995.

8. EMPLOYEE BENEFIT PLAN

  The Company has a qualified employee retirement savings plan covering substantially all employees. The plan permits voluntary salary reduction contributions by employees which are matched by the Company subject to limitations as specified in the plan. The Company's matching contributions vest over a period of six years. The Company made contributions to the plan totalling $46,604, $42,716 and $39,706, respectively, for the years ended April 1, 1997 and 1996 and March 31, 1995.

9. CONCENTRATIONS OF CREDIT RISK

  Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of temporary cash investments and trade receivables. Although the Company maintains cash deposits in excess of federal insured limits, such deposits are placed with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to a large number of customers in diverse industries and generally short payment terms. Due to these factors, no additional credit risk beyond amounts provided as an allowance for doubtful accounts is believed to be inherent in the Company's accounts receivable.

10. SUBSEQUENT EVENT

  On December 22, 1997, the Company's stockholders sold all of their Class A voting common stock of the Company to Details, Inc. for a purchase price of approximately $38,500,000. The purchase price includes the assumption of approximately $7.4 million of the Company's debt without giving effect to the final purchase price adjustment. As a result of the sale of the common stock, the Company is committed to pay the bonuses of approximately $3,280,000 to certain individuals as discussed in Note 5. These bonuses were funded by the selling stockholders of the Company and paid on December 22, 1997 in conjunction with the sale.

                        COLORADO SPRINGS CIRCUITS, INC.

                                 BALANCE SHEET

                               SEPTEMBER 29, 1997

                                                                  SEPTEMBER 29,
                                                                      1997
                                                                  -------------
                                                                   (UNAUDITED)
                             ASSETS
Current Assets
  Cash and cash equivalents (Note 4).............................  $ 1,409,334
  Trade receivables, less allowance for doubtful accounts of
   $93,750 and $82,000 at September 29 and April 1, respectively
   (Note 4)......................................................    4,666,794
  Inventories (Notes 2 and 4)....................................    2,172,185
  Deferred income taxes..........................................      186,575
  Prepaid expenses and other current assets......................      353,486
                                                                   -----------
    Total current assets.........................................    8,788,374
Property and Equipment--Net (Notes 3 and 4)......................    9,183,479
Deferred Income Taxes............................................      175,128
Other Assets.....................................................       28,162
                                                                   -----------
    Total........................................................  $18,175,143
                                                                   ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable...............................................  $ 2,055,782
  Accrued payroll................................................      233,721
  Income taxes payable...........................................       33,174
  Other accrued liabilities......................................      607,742
  Current portion of note payable to bank (Note 4)...............    1,240,000
  Current portion of note payable to NTI (Note 4)................      420,000
  Borrowings under bank line of credit (Note 4)..................    1,300,000
                                                                   -----------
    Total current liabilities....................................    5,890,419
                                                                   -----------
Long-Term Debt (Note 4)
  Note payable to bank...........................................    3,823,333
  Note payable to NTI............................................    2,704,967
                                                                   -----------
    Total long-term debt.........................................    6,528,300
                                                                   -----------
Deferred Income Taxes............................................      691,371
                                                                   -----------
Stockholders' Equity
  Common stock:
   Class A--no par value, 3,000,000 shares authorized, 1,000,000
    shares issued and outstanding................................      539,829
   Class B--no par value, 2,000,000 shares authorized, no shares outstanding..................................................
  Retained earnings..............................................    4,525,224
                                                                   -----------
    Total stockholders' equity...................................    5,065,053
                                                                   -----------
    Total........................................................  $18,175,143
                                                                   ===========

                       See notes to financial statements.

                        COLORADO SPRINGS CIRCUITS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

       FOR THE SIX MONTHS ENDED SEPTEMBER 29, 1997 AND SEPTEMBER 30, 1996

                                                     SEPTEMBER 29, SEPTEMBER 30,
                                                         1997          1996
                                                     ------------- -------------
                                                      (UNAUDITED)   (UNAUDITED)
Net Sales...........................................  $15,891,626   $13,685,592
Cost of Goods Sold..................................   13,123,516    11,537,465
                                                      -----------   -----------
Gross Margin........................................    2,768,110     2,148,127
                                                      -----------   -----------
Operating Expenses
  Sales and marketing...............................      775,254       606,823
  General and administrative........................      567,909       542,786
                                                      -----------   -----------
    Total operating expenses........................    1,343,163     1,149,609
                                                      -----------   -----------
Income From Operations..............................    1,424,947       998,518
                                                      -----------   -----------
Other Income (Expense)
  Interest expense (Note 4).........................     (401,739)     (249,873)
  Gain on sale of equipment.........................       11,743        27,608
                                                      -----------   -----------
    Other income (expense)--net.....................     (389,996)     (222,265)
                                                      -----------   -----------
Income Before Income Tax Provision..................    1,034,951       776,253
Income Tax Provision................................      314,839       187,284
                                                      -----------   -----------
Net Income..........................................      720,112       588,969
Retained Earnings, Beginning of period..............    3,805,112     3,050,322
                                                      -----------   -----------
Retained Earnings, End of period....................  $ 4,525,224   $ 3,639,291
                                                      ===========   ===========
Net Income Per Common Share.........................  $      0.72   $      0.59
                                                      ===========   ===========
Weighted Average Common Shares Outstanding..........    1,000,000     1,000,000
                                                      ===========   ===========


                       See notes to financial statements.

                        COLORADO SPRINGS CIRCUITS, INC.

                            STATEMENTS OF CASH FLOWS

       FOR THE SIX MONTHS ENDED SEPTEMBER 29, 1997 AND SEPTEMBER 30, 1996

                                                    SEPTEMBER 29, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
                                                     (UNAUDITED)   (UNAUDITED)
Operating Activities
  Net income.......................................  $  720,112    $   588,969
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization..................     832,423        867,374
    Gain on sale of equipment......................     (11,743)       (27,608)
    Deferred income taxes..........................     125,668        (11,883)
    Changes in operating assets and liabilities:
      Accounts receivable..........................    (434,769)       811,022
      Inventories..................................    (138,252)       282,793
      Prepaid expenses and other current assets....     (41,775)        46,107
      Other assets.................................      (7,997)       223,204
      Accounts payable and accrued liabilities.....    (250,578)       476,169
      Income taxes payable.........................      (6,970)      (481,833)
                                                     ----------    -----------
        Net cash provided by operating activities..     786,119      2,774,314
                                                     ----------    -----------
Investing Activities
  Purchases of property and equipment..............    (296,237)    (4,736,554)
  Proceeds from sales of equipment.................      17,720         33,000
                                                     ----------    -----------
        Net cash used in investing activities......    (278,517)    (4,703,554)
                                                     ----------    -----------
Financing Activities
  Net borrowings (repayments) under line of credit.   1,300,000       (500,000)
  Repayment of note to bank........................    (620,000)       (34,731)
  Repayment of note to NTI.........................    (210,000)      (210,000)
  Proceeds from issuance of note to bank...........                  2,000,000
                                                     ----------    -----------
        Net cash provided by financing activities..     470,000      1,255,269
                                                     ----------    -----------
Net Increase (Decrease) In Cash and Cash
 Equivalents.......................................     977,602       (673,971)
Cash and Cash Equivalents, Beginning of period.....     431,732        982,207
                                                     ----------    -----------
Cash and Cash Equivalents, End of period...........  $1,409,334    $   308,236
                                                     ==========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest...........................  $  406,186    $   276,794
  Cash paid for income taxes.......................     120,000        681,000

                       See notes to financial statements.

                        COLORADO SPRINGS CIRCUITS, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. INTERIM FINANCIAL STATEMENTS

  The financial statements of Colorado Springs Circuits, Inc. (the Company) for the six months ended September 29, 1997 and September 30, 1996 are unaudited. In management's opinion, the financial statements reflect all adjustments necessary for a fair presentation of the results for these periods, all adjustments being of a normal and recurring nature. The Company's interim financial statements may not be indicative of the Company's operations for the related fiscal years. The interim financial statements should be read in conjunction with the financial statements and the notes thereto for the years ended April 1, 1997 and 1996 and March 31, 1995. The Company uses the name NTI in conducting its business and is commonly referred to as NTI.

2. INVENTORIES

  Inventories at September 29, 1997 consist of the following:

                                                                   SEPTEMBER 29,
                                                                       1997
                                                                   -------------
   Raw materials..................................................  $  243,376
   Work in process................................................   1,884,368
   Finished goods.................................................      44,441
                                                                    ----------
     Total........................................................  $2,172,185
                                                                    ==========

3. PROPERTY AND EQUIPMENT

  Property and equipment at September 29, 1997 consist of the following:

                                                                   SEPTEMBER 29,
                                                                       1997
                                                                   -------------
   Shop machinery and equipment...................................  $16,406,934
   Leasehold improvements.........................................    2,857,287
   Office furniture and equipment.................................    1,476,513
   Vehicles.......................................................       37,525
                                                                    -----------
     Total........................................................   20,778,259
   Accumulated depreciation and amortization......................   11,594,780
                                                                    -----------
     Property and equipment--net..................................  $ 9,183,479
                                                                    ===========

  Effective April 2, 1997, the Company changed the estimated useful lives of shop machinery and equipment from five years to seven years. This change had the effect of increasing net income for the six months ended September 29, 1997 by approximately $300,000 ($0.30 per common share).

4. LONG-TERM DEBT

  The Company has a note payable to a bank with a total outstanding principal balance as of September 29, 1997 of $5,063,333 with interest at the bank's prime rate plus 1%. Monthly principal payments of $103,333 plus interest are required on the note until its maturity date of October 15, 2001.

  The Company also has a $2,500,000 revolving bank line of credit under which the Company had outstanding borrowings of $1,300,000 as of September 29, 1997. Borrowings bear interest at the bank's prime rate (8.5% at September 29, 1997) plus 1%. The line of credit matures on June 30, 1998.

                        COLORADO SPRINGS CIRCUITS, INC.

  The note payable to NTI, which owns 79.9% of the Company's outstanding common stock, is due in monthly installments of $35,000 plus interest through April 30, 1999, at which time all remaining principal and interest is due. The note is subordinated to all outstanding bank borrowings. Interest accrues at the bank's prime rate plus 1%. The Company recorded interest expense related to this note of $150,034 and $169,796 for the six months ended September 29, 1997 and September 30, 1996, respectively.

  Under the terms of the borrowing agreements, the Company is required to comply with certain restrictive financial covenants relating to the maintenance of certain net worth levels and financial ratios as well as limitations with respect to incurring further indebtedness. Borrowings under the agreements are collateralized by cash and cash equivalents, trade receivables, inventories and property and equipment, and are guaranteed by NTI, its stockholders and the president of the Company.

5. SUBSEQUENT EVENT

  On December 22, 1997, the Company's stockholders sold all of their shares of Class A voting common stock of the Company to Details, Inc. for a purchase price of approximately $38,500,000. The purchase price includes the assumption of approximately $7.4 million of the Company's debt without giving effect to the final purchase price adjustment. As a result of the sale of the common stock, the Company is committed to pay bonuses of approximately $3,280,000 to certain individuals. These bonuses were funded by the selling stockholders of the Company and paid on December 22, 1997 in conjunction with the sale.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

-------------------------------------------------------------------------------
TABLE OF CONTENTS

Summary....................................................................   1
Risk Factors...............................................................  17
Use of Proceeds............................................................  24
Capitalization.............................................................  24
Unaudited Pro Forma Financial Data.........................................  25
Selected Historical Consolidated Financial Data............................  38
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  39
The Industry...............................................................  45
Business...................................................................  47
Management.................................................................  54
Principal Stockholders.....................................................  61
Certain Relationships and Related Transactions.............................  63
Description of Other Indebtedness..........................................  65
Description of Exchange Discount Notes.....................................  68
The Exchange Offer.........................................................  94
Certain Federal Income Tax Consequences.................................... 104
Plan of Distribution....................................................... 109
Legal Matters.............................................................. 109
Experts.................................................................... 109
Change in Accountants...................................................... 110
Index to Financial Statements.............................................. F-1

UNTIL      , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                             DETAILS CAPITAL CORP.

                                EXCHANGE OFFER

                                 $110,000,000
                SERIES B 12 1/2% SENIOR DISCOUNT NOTES DUE 2007


                          --------------------------

                                     LOGO

                          --------------------------

                               ----------------

                                  PROSPECTUS

                               ----------------

                                       , 1998

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) any improper transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for unlawful distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

  Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and By-laws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS


    EXHIBIT
    NUMBER                              DESCRIPTION
    -------                             -----------
      3.1*  Details Capital Corp. Articles of Incorporation
      3.2*  Details Capital Corp. By-laws.
      4.1*  Indenture dated as of November 18, 1997
      4.2*  Form of Supplemental Indenture
      4.3*  Exchange and Registration Rights Agreement dated as of November 18,
            1997.
      5.1*  Opinion of Ropes & Gray re: legality.
      5.2*  Opinion of Stradling Yocca Carlson & Rauth re: legality.

    EXHIBIT
    NUMBER                              DESCRIPTION
    -------                             -----------
    10.1*   Credit Agreement dated as of October 28, 1997.
    10.2*   Amended and Restated Recapitalization Agreement dated as of October
            4, 1997.+
    10.3*   Stockholders Agreement dated as of October 28, 1997.
    10.4*   Real Property Master Lease Agreement dated as of January 1, 1996.
    10.5*   Personal Property Master Lease Agreement dated as of January 1,
            1996.
    10.6*   Management Agreement dated October 28, 1997.
    10.7*   1997 Details, Inc. Equity Incentive Plan.
    10.8*   1996 Employee Stock Option Plan dated December 31, 1996.
    10.9*   1996 Performance Stock Option Plan dated January 31, 1996.
    10.10*  McMaster Employment Agreement dated September 1, 1995, as amended
            October 28, 1997.
    10.11*  Gisch Employment Agreement dated September 19, 1995, as amended
            October 28, 1997.
    10.12*  Muse Employment Agreement dated September 1, 1995, as amended
            October 28, 1997.
    10.13*  Wright Employment Agreement dated September 1, 1995, as amended
            October 28, 1997.
    10.14*  NTI Stock Purchase Agreement dated December 19, 1997.+
    10.15*  Marcelli Employment Agreement dated December 19, 1997.
    10.16*  NTI Real Property Lease Agreement dated as of June 15, 1994.
    10.17*  NTI Real Property Lease Agreement dated as of June 15, 1994.
    10.18*  NTI Real Property Lease Agreement dated as of June 15, 1994.
    12.1*   Statement regarding computation of ratio of earnings to fixed charges.
    16.1*   Letter of McGladrey & Pullen LLP re: change of accountant
    23.1    Consent of McGladrey & Pullen LLP.
    23.2*   Consent of Ropes & Gray (included in Exhibit 5.1).
    23.3*   Consent of Stradling Yocca Carlson & Rauth (included in Exhibit
            5.2).
    23.4    Consent of Stockman Kast Ryan & Scruggs, P.C.
    23.5    Consent of Deloitte & Touche LLP.
    24.1*   Powers of Attorney (included on signature page).
    25.1*   Statement of Eligibility on Form T-1 of State Street Bank and Trust
            Company under
            the Indenture.
    27.1*   Financial Data Schedules.
    99.1*   Form of Letter of Transmittal used in connection with the Exchange
            Offer.
    99.2*   Form of Notice of Guaranteed Delivery used in connection with The
            Exchange Offer.
    99.3*   Form of Exchange Agent Agreement.

--------
* Previously filed.
+ The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

  (B) FINANCIAL STATEMENT SCHEDULES

  Not applicable.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

  (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2) That, every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents file subsequent to the effective date of the registration statement through the date of responding to the request.

  (7) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (8) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof;

  (9) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, state of California, on the 6th day of February, 1998.

                                          Details Capital Corp.

                                                   /s/ Bruce D. McMaster
                                          By: _________________________________
                                            NAME: BRUCE D. MCMASTER
                                            TITLE: PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                DATE
              ---------                        -----                ----

        /s/ Bruce D. McMaster          President (principal    February 6, 1998
-------------------------------------   executive officer)
          BRUCE D. MCMASTER

         /s/ Joseph P. Gisch           Vice President and      February 6, 1998
-------------------------------------   Chief Financial
           JOSEPH P. GISCH              Officer (principal
                                        financial and
                                        accounting officer)

                  *                    Vice President and      February 6, 1998
-------------------------------------   Director
           STEPHEN M. ZIDE

                  *                    Director                February 6, 1998
-------------------------------------
            EDWARD CONARD

                  *                    Director                February 6, 1998
-------------------------------------
            PRESCOTT ASHE

                  *                    Director                February 6, 1998
-------------------------------------
         CHRISTOPHER BEHRENS

        /s/ Bruce D. McMaster          Attorney-in-fact        February 6, 1998
*By: ________________________________
          BRUCE D. MCMASTER


                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                           DESCRIPTION                            PAGE
   -------                          -----------                            ----
    3.1*   Details Capital Corp. Articles of Incorporation
    3.2*   Details Capital Corp. By-laws.
    4.1*   Indenture dated as of November 18, 1997
    4.2*   Supplemental Indenture
    4.3*   Exchange and Registration Rights Agreement dated as of
           November 18, 1997.
    5.1*   Opinion of Ropes & Gray re: legality.
    5.2*   Opinion of Stradling Yocca Carlson & Rauth re: legality.
   10.1*   Credit Agreement dated as of October 28, 1997.
   10.2*   Amended and Restated Recapitalization Agreement dated as of
           October 4, 1997.+
   10.3*   Stockholders Agreement dated as of October 28, 1997.
   10.4*   Real Property Master Lease Agreement dated as of January 1,
           1996.
   10.5*   Personal Property Master Lease Agreement dated as of January
           1, 1996.
   10.6*   Management Agreement dated October 28, 1997.
   10.7*   1997 Details, Inc. Equity Incentive Plan.
   10.8*   1996 Employee Stock Option Plan dated December 31, 1996.
   10.9*   1996 Performance Stock Option Plan dated January 31, 1996.
   10.10*  McMaster Employment Agreement dated September 1, 1995, as amended October 28, 1997.
   10.11*  Gisch Employment Agreement dated September 19, 1995, as amended October 28, 1997.
   10.12*  Muse Employment Agreement dated September 1, 1995, as amended
           October 28, 1997.
   10.13*  Wright Employment Agreement dated September 1, 1995, as amended October 28, 1997.
   10.14*  NTI Stock Purchase Agreement dated December 19, 1997.+
   10.15*  Marcelli Employment Agreement dated December 19, 1997.
   10.16*  NTI Real Property Lease Agreement dated as of June 15, 1994.
   10.17*  NTI Real Property Lease Agreement dated as of June 15, 1994.
   10.18*  NTI Real Property Lease Agreement dated as of June 15, 1994.
   12.1*   Statement regarding computation of ratio of earnings to fixed charges.
   16.1*   Letter of McGladrey & Pullen LLP re: change of Accountant
   23.1    Consent of McGladrey & Pullen LLP
   23.2*   Consent of Ropes & Gray (included in Exhibit 5.1).
   23.3*   Consent of Stradling Yocca Carlson & Rauth (included in
           Exhibit 5.2).
   23.4    Consent of Stockman Kast Ryan & Scruggs, P.C.
   23.5    Consent of Deloitte & Touche LLP
   24.1*   Powers of Attorney (included on signature page).
   25.1*   Statement of Eligibility on Form T-1 of State Street Bank and
           Trust Company under the Indenture.
   27.1*   Financial Data Schedules.
   99.1*   Form of Letter of Transmittal used in connection with the
           Exchange Offer.
   99.2*   Form of Notice of Guaranteed Delivery used in connection with
           The Exchange Offer.
   99.3*   Form of Exchange Agent Agreement.

--------
* Previously filed
+ The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.